As filed with the Securities and Exchange Commission on April 6, 2005	Registration No. 333-122338

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WITS BASIN PRECIOUS MINERALS INC.
(Name of small business issuer in its charter)

Minnesota	1040	84-1236619
(State or jurisdiction of	Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number	Identification No.)

80 South 8th Street, Suite 900
Minneapolis, MN 55402
(612) 349-5277
(Address and telephone number of principal executive offices and principal place of business)

Mark D. Dacko
Chief Financial Officer
Wits Basin Precious Minerals Inc.
80 South 8th Street, Suite 900
Minneapolis, MN 55402
Telephone: (612) 349-5277
Facsimile: (612) 395-5276
(Name, address and telephone
number of agent for service)

Copies to:
William M. Mower, Esq.
Christopher J. Melsha, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Telephone: (612) 672-8200
Facsimile: (612) 672-8397

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Pursuant to Rule 429 of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus included in this registration statement also relates to shares of Common Stock previously registered under the Registrant’s registration statement on Form S-2 (File No. 333-110831) for which a registration fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated April 6, 2005

PROSPECTUS

Wits Basin Precious Minerals Inc.

UP TO 68,731,825 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 68,731,825 shares of our common stock, from time to time, by the shareholders identified throughout this prospectus as “selling shareholders.” The shares offered in this prospectus include: 45,451,919 shares of common stock, up to 23,279,906 shares issuable upon the exercise of outstanding warrants and up to 1,100,000 shares of our common stock issuable in lieu of our obligation to make cash principal and interest payments pursuant to an outstanding secured convertible promissory note or upon conversion thereof. We will not receive any proceeds from the sale of these shares by the selling shareholders.

Our common stock is listed on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “WITM.” On April 4, 2005, the last sale price for our common stock as reported on the OTCBB was $0.29.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _______, 2005.

TABLE OF CONTENTS
Prospectus Summary	3

Risk Factors	5

Special Note Regarding Forward-Looking Statements	10

Selected Financial Statements	10

Management’s Discussion and Analysis of Financial Condition and Results of Operations	11

Business	18

Management	35

Security Ownership of Certain Beneficial Owners and Management	38

Certain Relationships and Related Party Transactions	39

Market for Common Equity and Related Shareholder Matters	40

Use of Proceeds	41

Securities Purchase Agreement	41

Selling Shareholders	43

Plan of Distribution	47

Description of Securities	49

Disclosure of Commission Position On Indemnification for Securities Act Liabilities	49

About this Prospectus	50

Where You Can Find More Information	50

Validity of Common Stock	50

Experts	51

Changes In and Disagreements with Accountants	51

Index to Financial Statements	F-1

We have not authorized anyone to provide you with information different or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation would be unlawful. You should not assume that the information in this prospectus, or any amendment or supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus. Accordingly, you are urged to carefully review this prospectus in its entirety.

Our Company

We are a precious and base minerals exploration company. We currently hold interests in four exploration projects located in South Africa, Canada and Colorado. As of April 4, 2005, we do not claim to have any mineral reserves on our properties.

•    FSC Project. In June 2003, we acquired two exploration projects in a transaction with Hawk Precious Minerals USA, Inc., (“Hawk USA”), a wholly owned subsidiary of Toronto-based Hawk Precious Minerals Inc., (“Hawk”). Hawk is an affiliate of ours. In one of these projects, which we refer to as the “FSC Project,” we have acquired a 35 percent equity interest in the company Kwagga Gold (Proprietary) Limited (“Kwagga”) in exchange for a $2,100,000 investment. Kwagga is a wholly owned subsidiary of AfriOre International (Barbados) Ltd., (“AfriOre”). Kwagga holds the exploration rights for the FSC Project, which consists of approximately 184,000 hectares (approximately 454,500 acres) located in the Republic of South Africa adjacent to the major goldfields discovered at the historic Witwatersrand Basin. AfriOre is a precious minerals exploration company with offices in Johannesburg, South Africa and the operator of the FSC Project.

To date, we have invested $2,100,000 in Kwagga, which is being used to fund a 3 to 4 drill hole exploration program on the FSC Project that commenced in October 2003. Once the current exploration activities being conducted on the FSC Project are complete, estimated to take approximately 24 months, AfriOre and Kwagga will deliver to us a report describing the results of these activities. Within 120 days of our receipt of that report, we have the option to increase our ownership position in Kwagga to 50 percent in exchange for a further investment of $1,400,000. If we choose not to make this additional investment, then we would continue to own the shares representing our 35 percent interest, but we would no longer have any rights to increase our participation and would be subject to dilution resulting from any additional investment in Kwagga. Furthermore, should Kwagga fail to complete the entire drill hole program, we could realize a complete loss of the funds advanced to Kwagga.

•     Holdsworth Project. The other exploration project we acquired from Hawk USA, located in the Wawa area near the village of Hawk Junction, Ontario, Canada, we refer to as the “Holdsworth Project.” The Holdsworth Project consists of 19 contiguous patented mining claims covering approximately 304 hectares (approximately 750 acres). The mining claims allow us to conduct exploration and exploitation activities in the near surface oxide zone of the Holdsworth Project. Once we have secured the financing, which we estimate to be approximately $150,000, we plan to conduct pre-exploration activities on the Holdsworth Project. The primary objective of these pre-exploration activities will be to confirm the results of prior exploration activities conducted on or near this property. Until we have the results of the pre-exploration activities, we will not be in a position to determine the scope and cost of further exploration activities, if any, necessary for the Holdsworth Project.

•     McFaulds Lake. In June 2004, we entered into an option agreement to earn a 70 percent interest in five mining claims covering approximately 1,295 hectares (approximately 3,200 acres) in the McFaulds Lake area of the James Bay Lowlands, Attawapiskat Region of northern Ontario currently held under option by Hawk. The area is a site of a new VMS (volcanogenic massive sulphide) base metals project. In December 2004, we entered into an agreement with MacDonald Mines Exploration Ltd., whereby they can earn a 55 percent interest in the McFaulds Lake Project.

•     Bates-Hunter Gold Mine. On January 21, 2005, we acquired purchase rights under a purchase agreement, which provides us with exploration rights of the Bates-Hunter Gold Mine located in Central City, Colorado and the possible future purchase of the assets of the Hunter Gold Mining Corporation, which includes the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment. We will begin our due diligence on the Bates-Hunter Gold Mine, requiring expenditures of approximately $1,150,000. Our rights requires us to be completed with our due diligence by November 30, 2005, at which time, should the historical data prove viable, we may complete the purchase of the assets for a fixed price of $3,000,000.

Our principal office is located at 80 South 8th Street, Suite 900, Minneapolis, Minnesota 55402. Our telephone number is (612) 349-5277 and our Internet address is www.witsbasin.com. Our securities trade on the Over-the-Counter Bulletin Board under the symbol “WITM.”

The Offering

The selling shareholders identified in this prospectus are offering on a resale basis up to 68,731,825 shares of our common stock, which includes 45,451,919 shares of common stock, up to 23,279,906 shares issuable upon the exercise of outstanding warrants and up to 1,100,000 shares of our common stock issuable in lieu of our obligation to make cash principal and interest payments pursuant to an outstanding secured convertible promissory note. For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Common stock offered	68,731,825 shares
Common stock outstanding before the offering(1)	59,451,612 shares
Common stock outstanding after the offering	82,731,518 shares
Common Stock OTCBB symbol	WITM

(1)	Based on the number of shares outstanding as of April 4, 2005, not including (a) 31,879,691 shares issuable upon exercise of certain warrants; (b) 690,000 redeemable warrants issued and outstanding; (c) 5,000,000 shares reserved for issuance under various stock option agreements, including those issued under our stock option plans; or (d) 1,100,000 shares issuable in lieu of our obligation to make cash principal and interest payments pursuant to an outstanding secured convertible promissory note.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS EXTREMELY RISKY. YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT. PRIOR TO MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY REVIEW THIS ENTIRE PROSPECTUS AND CONSIDER THE FOLLOWING RISK FACTORS:

RISKS RELATING TO OUR COMMON STOCK

TRADING OF OUR COMMON STOCK IS LIMITED.

Trading of our common stock is conducted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board, or “OTC Bulletin Board.” This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

BECAUSE IT IS A “PENNY STOCK” IT CAN BE DIFFICULT TO SELL SHARES OF OUR COMMON STOCK.

Our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny stock transactions. Accordingly, you may not always be able to sell our shares of common stock publicly at times and prices that you feel are appropriate.

RISKS RELATING TO OUR FINANCIAL CONDITION

WE CURRENTLY DO NOT HAVE ENOUGH CASH TO FUND OPERATIONS DURING 2005.

As of April 4, 2005, we had only approximately $800,000 of cash and other current assets on hand. Since we do not expect to generate any significant revenue from operations in 2005, we will be required to raise additional capital in financing transactions in order to satisfy our expected cash expenditures. We expect to raise such additional capital by selling shares of our capital stock or by borrowing money. However, such additional capital may not be available to us at acceptable terms or at all. Further, if we sell additional shares of our capital stock, your ownership position in our Company will be subject to dilution. In the event that we are unable to obtain additional capital, we may be forced to reduce our operating expenditures or to cease operations altogether.

WE HAVE NO OPERATING ASSETS.

On March 14, 2003, we completed the sale of our Hosted Solutions Business and on April 30, 2003, we completed the sale of substantially all of the assets of our Accounting Software Business, in which the results of both operations have been reported as discontinued operations, thereby providing no future benefit to our ongoing business plan. Accordingly, we are an exploration stage company and do not anticipate having any revenues from operations until an economic mineral deposit is discovered or unless we complete other acquisitions or joint ventures with business models that produce such revenues. As of April 4, 2005 we have rights in four projects: the FSC Project in South Africa, the Bates-Hunter Mine in Colorado, the McFaulds Lake Project in northern Ontario, and the Holdsworth Property near Wawa, Ontario, Canada. None of these projects may ever produce any significant mineral deposits, however.

WE ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE.

Since becoming an exploration stage company in May 2003 through December 31, 2004, we have incurred an aggregate net loss of $12,888,219. We expect operating losses to continue for the foreseeable future and may never be able to operate profitably.

OUR INDEPENDENT AUDITORS HAVE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We have had net losses for each of the years ended December 31, 2004 and 2003, and we have an accumulated deficit as of December 31, 2004. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, in the view of our independent auditors, these conditions raise substantial doubt about our ability to continue as a going concern. Furthermore, since we do not expect to generate any significant revenues for the foreseeable future, our ability to continue as a going concern depends, in large part, on our ability to raise additional capital through equity or debt financing transactions. If we are unable to raise additional capital, we may be forced to discontinue our business.

THE SOUTH AFRICAN RAND VERSUS THE US DOLLAR.

The majority of all exploration costs that AfriOre deals in, is denominated in the South African Rand, whereas all of our funding has been in the US Dollar. Exchange rates are influenced by global economic trends beyond our control. Since June 30, 2003, the Rand has appreciated against the Dollar by approximately 25 percent. On June 30, 2003, the exchange rates were approximately R7.51 = $1.00. On June 30, 2004, the exchange rates were approximately R6.28 = $1.00. And on December 31, 2004, the exchange rates were approximately R5.65 = $1.00. It is this reduction that has decreased our initial 5 to 7 drill hole program on the FSC to be revised to only a 3 to 4 drill hole program. Furthermore, should the Dollar weaken further in relationship to the Rand, we may sustain additional reductions in the number of drill holes completed with our initial investment.

RISKS RELATING TO OUR BUSINESS

SINCE BECOMING ENGAGED IN THE MINERAL EXPLORATION BUSINESS IN JUNE 2003, WE HAVE RELIED ON AN EXCLUSION FROM THE DEFINITION OF “INVESTMENT COMPANY” IN ORDER TO AVOID BEING SUBJECT TO THE INVESTMENT COMPANY ACT OF 1940. TO THE EXTENT THE NATURE OF OUR BUSINESS CHANGES IN THE FUTURE, WE MAY BECOME SUBJECT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT, WHICH WOULD LIMIT OUR BUSINESS OPERATIONS AND REQUIRE US TO SPEND SIGNIFICANT RESOURCES IN ORDER TO COMPLY WITH SUCH ACT.

The Investment Company Act defines an “investment company,” among other things, as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. Because the value of our interest in the FSC Project has exceeded 40 percent of our unconsolidated assets, excluding cash and government securities, since June 2003, we may meet this threshold definition of “investment company.” However, the Investment Company Act also excludes from this definition any person substantially all of whose business consists of owning or holding oil, gas or other mineral royalties or leases or fractional interests therein, or certificates of interest or participation relating to such mineral royalties or leases. Based on an opinion of counsel, we believe that we satisfy this mineral company exception to the definition of “investment company” for the period from June 26, 2003 through August 29, 2004. If our reliance on the mineral company exclusion from the definition of investment company during this period is misplaced, we may have been in violation of the Investment Company Act, the consequences of which can be significant. For example, investment companies that fail to register under the Investment Company Act are prohibited from conducting business in interstate commerce, which includes selling securities or entering into other contracts in interstate commerce. Section 47(b) of the Investment Company Act provides that a contract made, or whose performance involves, a violation of the act is unenforceable by either party unless a court finds that enforcement would produce a more equitable result than non-enforcement. Similarly, a court may not deny rescission to any party seeking to rescind a contract that violates the Investment Company Act, unless the court finds that denial of rescission would produce more equitable result than granting rescission. Accordingly, for example, certain investors who purchase our securities during any period in which we were required to register as investment company may seek to rescind their subscriptions.

We further believe that we have continued to qualify for the mineral company exclusion from August 30, 2004 through the date of the Annual Report and are not therefore subject to the requirements of the Investment Company Act of 1940. If in the future the nature of our business changes such that the mineral company exception to the threshold definition of investment company is not available to us, we will be required to register as an investment company with the SEC. The ramifications of becoming an investment company, both in terms of the restrictions it would have on our Company and the cost of compliance, would be significant. For example, in addition to expenses related to initially registering as an investment company, the Investment Company Act also imposes various restrictions with regard to our ability to enter into affiliated transactions, the diversification of our assets and our ability to borrow money. If we became subject to the Investment Company Act at some point in the future, our ability to continue pursuing our business plan would be severely limited as it would be significantly more difficult for us to raise additional capital in a manner that would comply with the requirements of the Investment Company Act. To the extent we are unable to raise additional capital, we may be forced to discontinue our operations or sell or otherwise dispose of our mineral assets.

LAWS GOVERNING MINERAL RIGHTS OWNERSHIP HAVE CHANGED IN SOUTH AFRICA.

On May 1, 2004, the South African Mineral and Petroleum Resources Development Act 2002 (the “MPRD Act”) became effective. The principal objectives set out in the MPRD Act are:

•	to recognize the internationally accepted right of the state of South Africa to exercise full and permanent sovereignty over all the mineral and petroleum resources within South Africa;
•	to give effect to the principle of the State’s custodianship of the nation’s mineral and petroleum resources;
•	to promote equitable access to South Africa’s mineral and petroleum resources to all the people of South African and redress the impact of past discrimination;
•
to substantially and meaningfully expand opportunities for historically disadvantaged persons, including women, to enter the mineral and petroleum industry and to benefit from the exploitation of South Africa’s mineral and petroleum resources;

•	to promote economic growth and mineral and petroleum resources development in South Africa;
•	to promote employment and advance the social and economic welfare of all South Africans;
•	to provide security of tenure in respect of prospecting, exploration, mining and production operations;
•
to give effect to Section 24 of the South African Constitution by ensuring that South Africa’s mineral and petroleum resources are developed in an orderly and ecologically sustainable manner while promoting justifiable social and economic development;

•	to follow the principle that mining companies keep and use their mineral rights, with no expropriation and with guaranteed compensation for mineral rights; and
•	to ensure that holders of mining and production rights contribute towards socio-economic development of areas in which they are operating.

Under the MPRD Act, tenure licenses over established operations will be secure for 30 years (and renewable for 30 years thereafter), provided that mining companies obtain new licenses over existing operations within five years of the date of enactment of the Act and fulfill requirements specified in the Broad-Based Socio-Economic Empowerment Charter for the South African mining industry, or the Mining Charter.

The principles contained in the Mining Charter relate to the transfer of 26 percent of South Africa’s mining assets to historically disadvantaged South Africans, or HDSAs, over a 10-year period, as defined in the Mining Charter. Under the Mining Charter, the South African mining industry has committed to securing financing to fund participation of HDSAs in an amount of R$100 billion within the first five years of the Mining Charter’s tenure. The Mining Charter provides for the review of the participation process after five years to determine what further steps, if any, are needed to achieve the 26 percent target participation. The Mining Charter requires programs for black economic empowerment and the promotion of value-added production, such as jewelry making and other gold fabrication, in South Africa. The Mining Charter also sets out targets for broad-based black economic empowerment in the areas of human resources, skill development, employment equality, procurement and beneficiation. In addition, the Mining Charter addresses other socio-economic issues, such as migrant labor, housing and living conditions.

DUE TO LEGISLATION ENACTED IN SOUTH AFRICA, KWAGGA WILL BE REQUIRED TO SELL A SUBSTANTIAL AMOUNT OF ITS STOCK, WHICH WOULD DILUTE OUR EQUITY POSITION IN KWAGGA.

In accordance with the Broad-Based Socio-Economic Empowerment Charter for the South African mining industry, Kwagga will offer up to 28 percent of its capital stock at fair market value to a HDSA investor group. Any investment by such a group will dilute our ownership of Kwagga and, accordingly, the right to receive profits generated from the FSC Project, if any.

WE ARE SUBSTANTIALLY DEPENDENT UPON OUR CHIEF EXECUTIVE OFFICER.

We are substantially dependent on the expertise and industry knowledge of H. Vance White, our chief executive officer. The loss of his services could have an adverse effect on us and we do not currently have key person insurance with respect to Mr. White.

ONE OF OUR OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST WITH REGARD TO CERTAIN TRANSACTIONS THAT WE MAY ENTER.

H. Vance White, who is a director and the chief executive officer of our Company, is both an officer and director of Hawk Precious Minerals Inc., a junior exploration company and the parent company of Hawk USA, and a partner in Brooks & White Associates, an unincorporated Canadian partnership that provides management, financial and investor relations services to junior mineral resource exploration companies. As a result of his positions with other companies that may, from time to time, compete with us, Mr. White may have a conflict of interest to the extent the other companies with which he is affiliated acquire rights in exploration projects that may be suitable for us to acquire.

OUR SUCCESS IN CONNECTION WITH THE FSC PROJECT IS SUBSTANTIALLY DEPENDENT ON THE PROJECT’S OPERATOR.

We are relying heavily on the ability of AfriOre, the FSC Project operator, to make prudent use of all funds in connection with the exploration of the FSC Project. If AfriOre does not use these funds wisely, we may not realize any return on our investment. Further, we are dependent on the financial health and condition of AfriOre. In the event AfriOre became insolvent or otherwise unable to carry out its obligations of exploration, we could lose the entire amount we have invested in exploration of the FSC Project. We also depend on AfriOre to obtain and maintain various governmental licenses and permits necessary to explore and develop the properties. The failure to obtain and maintain such licenses and permits may cause significant delays in exploring and developing the properties, or even may prevent the completion of any of these activities altogether.

THE OPERATORS OF OUR EXPLORATION PROJECTS MAY NOT HAVE ALL NECESSARY TITLE TO THE MINING EXPLORATION RIGHTS.

We expect that Kwagga and AfriOre will have good and proper right, title and interest in and to the respective mining exploration rights they currently own, have optioned or intend to acquire and that they will explore and develop. Such rights may be subject to prior unregistered agreements or interests or undetected claims or interests, which could materially impair our ability to participate in the development of the FSC Project. The failure to comply with all applicable laws and regulations, including failure to pay taxes and to carry out and file assessment work, may invalidate title to portions of the properties where the exploration rights are held.

WE WILL REQUIRE ADDITIONAL FINANCING TO CONTINUE TO FUND OUR CURRENT EXPLORATION PROJECT INTERESTS OR TO ACQUIRE INTERESTS IN OTHER EXPLORATION PROJECTS.

Additional financing will be needed in order to fund beyond the initial 3 to 4 drill hole exploration program currently underway at the FSC Project, to fund exploration of the Holdsworth Project, McFaulds Lake and Bates-Hunter, or to potentially complete further acquisitions or complete other acquisitions or joint ventures with other business models. Our means of acquiring investment capital is limited to private equity and debt transactions. We have no significant sources of currently available funds to engage in additional exploration and development. Without additional capital, we will be unable to fund exploration of our current property interests or acquire interests in other mineral exploration projects that may become available. See “—Risks Relating to Our Financial Condition - We Currently Do Not Have Enough Cash to Fund Operations During 2005.”

OUR PERFORMANCE MAY BE SUBJECT TO FLUCTUATIONS IN GOLD PRICES.

The profitability of a gold exploration project could be significantly affected by changes in the market price of gold. Mine production and the willingness of third parties such as central banks to sell or lease gold affects the supply of gold. Demand for gold can be influenced by economic conditions, attractiveness as an investment vehicle and the relative strength of the US Dollar and local investment currencies. Other factors include the level of interest rates, exchange rates, inflation and political stability. The aggregate effect of these factors is impossible to predict with accuracy. Worldwide production levels also affect gold prices. In addition, the price of gold has on occasion been subject to very rapid short-term changes due to speculative activities. Fluctuations in gold prices may adversely affect the value of any discoveries made at the sites with which we are involved.

THE NATURE OF MINERAL EXPLORATION IS INHERENTLY RISKY.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to the process. Very few properties are ultimately developed into producing mines. Whether a gold deposit will be commercially viable depends on a number of factors, including:

•	financing costs;
•	proximity to infrastructure;
•	the particular attributes of the deposit, such as its size and grade; and
•	governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold and environmental protection.

The outcome of any of these factors may prevent us from receiving an adequate return on invested capital.

MINERAL EXPLORATION IS EXTREMELY COMPETITIVE.

There is a limited supply of desirable mineral properties available for claim staking, lease or other acquisition in the areas where we contemplate participating in exploration activities. We compete with numerous other companies and individuals, including competitors with greater financial, technical and other resources than we possess, in the search for and the acquisition of attractive mineral properties. Our ability to acquire properties in the future will depend not only on our ability to develop our present properties, but also on our ability to select and acquire suitable producing properties or prospects for future mineral exploration. We may not be able to compete successfully with our competitors in acquiring such properties or prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains both historical statements and statements that are forward-looking in nature. Historical statements are based on events that have already happened. Certain of these historical events provide some basis to our management, with which assumptions are made relating to events that are reasonably expected to happen in the future. Management also relies on information and assumptions provided by certain third party operators of our projects as well as assumptions made with the information currently available to predict future events. These future event predictions, or forward-looking statements, include (but are not limited to) statements related to the uncertainty of the quantity or quality of probable ore reserves, the fluctuations in the market price of such reserves, general trends in our operations or financial results, plans, expectations, estimates and beliefs. You can identify forward-looking statements by terminology such as “may,” “could,” “should,” “will,” “anticipate,” “believe,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential” and similar expressions and their variants. These forward-looking statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results and/or financial condition. Readers are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified in the preceding section, among others, may impact forward-looking statements contained in this prospectus.

SELECTED FINANCIAL DATA

The following selected financial data set forth below is only a summary and should be read in conjunction with the financial statements and related notes for the year ended December 31, 2004, which is attached to this prospectus beginning at page F-1, as well as the discussions under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that follows. The statement of operations and balance sheet data for and as of the year ended December 31, 2004 is derived from our consolidated financial statements, which have been audited by Carver Moquist & O’Connor, LLC, independent registered public accountants. The statement of operations and balance sheet data for and as of the year ended December 31, 2003 is derived from our consolidated financial statements, which have been audited by Virchow, Krause & Company, LLP, independent registered public accountants.

STATEMENT OF OPERATIONS DATA:
(in thousands, except per share information)

	Years Ended December 31,
	2004	Restated 2003	May 1, 2003 (inception) to Dec. 31, 2004
Revenue	$—	$—	$—

Loss from operations	(6062)	(6,877)	(12,860)
Other income (expense)	(295)	270	(49)
Loss from continuing operations	(6,357)	(6,607)	(12,909)
Gain (loss) from discontinued operations	21	(297)	21
Net loss	$(6,336)	$(6,904)	$(12,888)
Basic and diluted net loss
Per common share:
Continuing operations	$(0.19)	$(0.43)	$(0.49)
Discontinued operations	$—	$(0.02)	$—
Net loss	$(0.19)	$(0.45)	$(0.49)

Basic and diluted weighted average
common shares outstanding	33,633	15,361	26,175

BALANCE SHEET DATE:
(in thousands)

	At December 31,
	2004	Restated 2003
Cash and equivalents	$1,489	$364
Participation Mining Rights, net	$840	$1,548
Total assets	$2,410	$2,525
Liabilities of discontinued operations	$—	$35
Total liabilities	$1,137	$137
Shareholders’ equity	$1,233	$2,388
Common shares outstanding	42,602	30,297

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto as of and for the year ended December 31, 2004, which is included in this prospectus beginning at page F-1. We further inform you to read the other documents that we file with the Securities and Exchange Commission after the date of this prospectus for information about subsequent developments involving us.

OVERVIEW

We are a precious and base minerals exploration company based in Minneapolis, Minnesota. We currently have interests in mineral exploration projects in South Africa, Canada and Colorado. We hold interests in two gold exploration projects that we acquired in a transaction completed on June 26, 2003 from Hawk Precious Minerals USA Inc., (“Hawk USA”), a wholly owned subsidiary of Toronto-based Hawk Precious Minerals Inc., (“Hawk”). Hawk is an affiliate of ours. In one of these projects, which we commonly refer to as the “FSC Project,” we acquired a 35 percent equity interest in the company Kwagga Gold (Proprietary) Limited (“Kwagga”) in exchange for a $2,100,000 investment. Kwagga is a wholly owned subsidiary of AfriOre International (Barbados) Ltd., (“AfriOre”). Kwagga holds the exploration rights for the FSC Project. The FSC Project consists of approximately 184,000 hectares (approximately 454,500 acres) located in the Republic of South Africa adjacent to the major goldfields discovered at the historic Witwatersrand Basin. AfriOre is a precious minerals exploration company with offices in Johannesburg, South Africa and the operator of the FSC Project. The other exploration project we acquired from Hawk USA, located in the Wawa area near the village of Hawk Junction, Ontario, Canada, we refer to as the “Holdsworth Project.” The Holdsworth Project consists of 19 contiguous, patented mining claims covering approximately 304 hectares (approximately 750 acres). The mining claims allow us to conduct exploration and exploitation activities in the near surface oxide zone of the Holdsworth Project. Once we have secured the financing, which we estimate to be approximately $150,000, we plan to conduct pre-exploration activities on the Holdsworth Project. Any pre-exploration activities will be expensed as incurred.

In February 2004, we purchased substantially all of the outstanding stock of Brazmin, Ltda. (“Brazmin”) a limited liability company formed under the laws of Brazil from Argyle Securities Limited. Upon further analysis of Brazil’s business policies, further review of the history of discoveries made within the region of the Brazmin properties and our ability to furnish capital on the required schedule, we re-evaluated the rewards that Brazmin offered. We concluded that Brazmin was not a proper fit to our long-term goals and arranged with Argyle to terminate the original purchase agreement. On August 3, 2004, we executed a termination agreement, thereby selling Brazmin back to Argyle.

In June 2004, we entered into an option agreement to earn a 70 percent interest in five mining claims covering approximately 1,295 hectares (approximately 3,200 acres) in the McFaulds Lake area of the James Bay Lowlands, Attawapiskat Region of northern Ontario currently held under option by Hawk. The area is a site of a new VMS (volcanogenic massive sulphide) base metals project. In December 2004, we entered into an agreement with MacDonald Mines Exploration Ltd., whereby they can earn a 55 percent interest in the McFaulds Lake Project.

On January 21, 2005, we closed on an assignment of a purchase agreement (the “Purchase Agreement”) by and among us, Hunter Gold Mining Corporation (a corporation incorporated under the laws of British Columbia, Canada) and its wholly owned subsidiary Hunter Gold Mining, Inc. (a corporation incorporated under the laws of Colorado) (collectively “Hunter Corporation”) and Ken Swaisland (“Swaisland”) a resident of British Columbia, Canada. Swaisland has sold us his rights under the Purchase Agreement to purchase the assets of the Hunter Corporation. The Hunter Corporation owns a 100% interest in the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado.

We will begin our due diligence on the Bates-Hunter Gold Mine, requiring expenditures of approximately $1,150,000. Under the Purchase Agreement we are required to have completed with our due diligence by November 30, 2005, at which time, should the historical data prove viable, we may complete the purchase of the assets held of the Hunter Corporation for a fixed price of $3,000,000. The assets under the Purchase Agreement consist of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment.

We have until November 30, 2005 to complete the transactions contemplated by the Purchase Agreement with the payment of $3,000,000 to Hunter Corporation. In addition to the $3,000,000 purchase price, we will issue the following additional compensation: (i) we will issue a warrant to Swaisland to purchase 1,000,000 shares of our common stock at a price per share equal to the 10-day closing average sale price of our common stock; (ii) Swaisland will retain a two percent net smelter return royalty on all future production from the Bates-Hunter Gold Mine; and (iii) Goldrush Casino and Mining Corporation will retain a one percent net smelter return royalty (up to a maximum payment of $1,500,000). Furthermore, if the $3,000,000 payment has not been made by November 30, 2005 and Hunter Corporation has not otherwise granted an extension for payment, the Purchase Agreement will become null and void and neither party shall have any further rights or obligations thereunder.

We will expense all expenditures related to the Bates-Hunter Gold Mine as incurred until the November 30, 2005 purchase date. Should we consummate the Purchase Agreement, we would re-evaluate our position if capitalization of any future expenditures would be allowable for financial reporting purposes.

In the future, we will continue to seek new areas for exploration and the rights that would allow us to be either owners or participants.

Until March 14, 2003, we provided industry-specific solutions for managing, sharing and collaborating on business information on the Internet though our Hosted Solutions Business and until April 30, 2003, we provided accounting software through our Accounting Software Business. We sold substantially all of the assets relating to our Hosted Solutions Business and Accounting Software Business as of such dates. As a result of the sale of the Hosted Solutions Business and the Accounting Software Business, we became an exploratory stage company effective May 1, 2003.

Our principal office is located at 80 South 8th Street, Suite 900, Minneapolis, Minnesota 55402. Our telephone number is (612) 349-5277 and our Internet address is www.witsbasin.com.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003.

Revenues

We had no revenues from continuing operations for the years December 31, 2004 and 2003. Furthermore, we do not anticipate having any future revenues until an economic mineral deposit is discovered or unless we make further acquisitions or complete other mergers or joint ventures with business models that produce such results.

Operating Expenses

General and administrative expenses were $1,764,773 for 2004 as compared to $1,452,416 for 2003. After we completed the sale of our Hosted Solutions and Accounting Software Businesses, we became an exploratory stage company effective May 1, 2003, and all prior operating expenses associated with these two business models are included in discontinued operations. Of the $1,764,773 recorded for 2004, approximately $670,000 relates to marketing services, consulting fees and shareowner services; approximately $500,000 relates to the legal fees we incurred for litigation with a former CEO. Of the $1,452,416 recorded for 2003, approximately $694,000 relates to consulting fees for warrants and common stock issued for consulting services and approximately $275,000 for legal and marketing services. We anticipate that our operating expenses will begin to increase over the next fiscal year due to our plans for exploration at the Bates-Hunter Project in Colorado, which was acquired in January 2005.

Exploration expenses relate to: (i) the issuance of stock for acquiring mining rights, (ii) expenditures being reported on the work-in-process from the project operator, AfriOre, at the FSC Project site, (iii) expenses related to the Brazmin properties, including landowner payments, geological expenses and consulting fees, (iv) McFaulds Lake and (v) the due diligence required to secure rights for the Colorado Bates-Hunter project. We anticipate the rate of spending for fiscal 2005 exploration expenses should increase based on the Bates-Hunter project and should AfriOre accelerate drilling at the FSC.

Components of exploration expenses are as follows:

	Years Ended December 31,		May 1, 2003 (inception) to December 31,
	2004	2003	2004
Expenditures reported by Kwagga/AfriOre	$865,340	$500,000	$1,365,340
Expenditures related to Brazmin	195,572	—	195,572
Expenditures related to McFaulds Lake	24,251	—	24,251
Expenditures related to Bates-Hunter	70,379	—	70,379
Issuance of shares to Hawk USA (1)	—	2,491,290	2,491,290
Issuance of shares to Hawk USA (2)	—	2,350,000	2,350,000
	$1,155,542	$5,341,290	$6,496,832

(1) We issued 3,750,000 shares of common stock for participation mining rights, valued at $2,737,500 (based on the closing sale price, $0.73 per share, of our common stock on June 26, 2003, as listed on the OTCBB, which represented an issuance of 28.2 percent of our total issued and outstanding common stock) and recorded the excess over the historical cost, $246,210, of the contributions made by Hawk USA.

(2) On November 7, 2003, we exercised our option with Hawk USA to acquire Hawk USA’s entire 50 percent equity interest in Active Hawk Minerals, LLC in exchange for issuing to Hawk USA an additional 2,500,000 shares of our common stock. The common stock was valued at $2,350,000, based on the closing sale price, $0.94 per share, of our common stock on November 7, 2003 as listed on the OTCBB, which represented an issuance of 9.0 percent of our total issued and outstanding common stock of 27,797,181 shares. As of November 7, 2003, Active Hawk Minerals, LLC is our wholly owned subsidiary.

Amortization for 2004 was $247,087 as compared to $81,143 for 2003. We began amortization of the FSC Project in July 2003, over a 24-month period on a straight-line basis. This is based on the premise that the initial 5 to 7 drill hole (subsequently revised to 3 to 4 drill holes) at the FSC Project will be completed within 24 months. The quarterly amortization of the FSC is approximately $38,200 and will be fully amortized by June 30, 2005. We began amortization of the Holdsworth Project in October 2003, over a 15-month period on a straight-line basis at a rate of approximately $4,600 per quarter. This was based on the assessment that the Holdsworth Project was a relatively small project, and as such, our goal was to locate a third party contractor by the end of fiscal 2004. We did not meet that goal. As of December 31, 2004, the Holdsworth Project has been fully amortized. We will continue our search for a contractor and funds for the Holdsworth Project. Amortization of McFaulds Lake began in July 2004, over a 12-month period on a straight-line basis at a rate of approximately $14,500 per quarter. Due to our transaction with MacDonald, we recorded an additional $46,504 in amortization expense as an impairment relating to the 55 percent earn in. We will review each project monthly and make evaluations regarding impairment. For 2003, depreciation expense of property and equipment was $117. During the year ended December 31, 2003, all fully depreciated assets were written off. Additionally, we do not anticipate further depreciation expense of fixed assets until such time as we deem it necessary to make purchases of depreciable fixed assets.

In October 2003, we completed a private placement of 10,190,000 units of our securities, each unit consisting of one share of common stock and a one-year warrant to purchase one-half of one share of common stock at a price of $0.75 per share. The units were sold at a price of $0.25 per unit, resulting in gross proceeds of $2,547,500 before agent commissions and other offering related expenses. We agreed to file a registration statement under the Securities Act of 1933 covering the resale of the shares purchased in the private placement. In accordance with the terms of the private placement, because such registration statement was not declared effective by the Securities and Exchange Commission by February 11, 2004, we issued to the investors an additional one-fifth of one share of our common stock for each unit purchased in the private placement, or 2,038,000 shares, which we deemed “penalty shares.” We used a five-day closing sale price average ($1.056) of our common stock, as listed on the OTCBB, to value the penalty shares. We recorded a $2,152,128 expense for the penalty shares during the quarter ended March 31, 2004.

We recorded a loss on impairment relating to our South American project, Brazmin. Upon further analysis of Brazil’s business policies, and further review of the history of discoveries made within the region of the Brazmin properties and our ability to furnish capital on the required schedule, we re-evaluate the rewards that Brazmin offered. We concluded that Brazmin was not a proper fit to our long-term goals and arranged with the previous owner a termination of the original purchase agreement. We recorded the acquisition of Brazmin at $908,578. We sold Brazmin for $50,000 plus the return of 400,000 shares of our common stock. We valued the 400,000 shares of common stock at $116,000, based on the closing sale price, $0.29 per share, of our common stock on August 3, 2004, as listed on the OTCBB. Therefore, we recorded a loss on impairment of $742,578 against the value of Brazmin.

We recorded losses on disposal of assets for 2004 of $0 as compared to $1,633 for 2003.

Other Income and Expenses

Our other income and expense consists of interest and dividend income and interest expense. Interest income for 2004 was $0 compared to interest and dividend income of $25,769 for the same period in 2003. The interest income we reported for 2003 was primarily earned from a federal income tax refund filed with the IRS.

Interest expense for 2004 was $295,045 and for 2003 it was $0. The interest expense relates primarily to the $650,000 secured promissory note payable. Components of interest expense are: $42,266 in principal loan interest and $252,779 represents the original issue discount of the principal and the warrants issued. The proceeds of $650,000 were allocated between the note and the warrants based on the relative fair values of these securities at the time of issuance. The resulting original issue discount, the fair value of the warrant is being amortized over the life of the note using the straight-line method, which approximates the interest method.

Income Tax Refund

We filed an amended Federal Income Return on prior Net-Operating Losses (NOL’s) and received a tax refund in the amount of $243,920 during the quarter ended June 30, 2003. No further refunds will be available based on current tax law for the periods previously amended.

Discontinued Operations

We have reported a gain of $21,154 for the year ended 2004 as compared to a loss of $296,776 for 2003 relating to our discontinued operations. The gain resulted from accounts payable issues that remained in dispute resulting from the sale of our Hosted Solutions Business. All disputes were reconciled and adjusted accordingly. The loss of $296,776 for 2003 is presented below.

Effective with the sale of our Hosted Business Solutions model on March 14, 2003, we have classified all results as discontinued operations.

The following are condensed consolidated statements of discontinued operations for the:

HOSTED SOLUTIONS BUSINESS	December 31,
	2004	2003
Revenues	$—	$132,455

Operating expenses
Costs of sales	—	35,354
Selling, general and administrative	—	161,597
Depreciation and amortization	—	8,935
Gain on disposal of assets	—	(749)
Total operating expenses	—	205,137
Loss from discontinued operations	—	(72,682)

Other income	21,154	150,000
Loss on sale of prepaid royalties	—	(434,895)
Net gain (loss) from discontinued operations	$21,154	$(357,577)

Effective with the sale of our Accounting Software Business model on April 30, 2003, we have classified all results as discontinued operations.

The following are condensed consolidated statements of discontinued operations for the:

ACCOUNTING SOFTWARE BUSINESS	December 31,
	2004	2003
Revenues	$—	$1,491,059

Operating expenses
Costs of goods sold	—	371,971
Selling, general and administrative	—	617,417
Depreciation and amortization	—	63,848
Product development	—	231,243
Total operating expenses	—	1,284,479
Income from discontinued operations	—	206,580

Other expense	—	(145,779)
Net income from discontinued operations	$—	$60,801

FINANCIAL CONDITION

Liquidity and Capital Resources

Liquidity is a measure of an entity’s ability to secure enough cash to meet its contractual and operating needs as they arise. We have funded our operations and satisfied our capital requirements primarily through the sale of our business assets and the sale of securities. We do not generate sufficient net positive cash flows from our operations to fund the next twelve months. For the years ended December 31, 2004 and 2003, we had net cash used in operating activities of $1,050,137 and $405,362, respectively.

We had working capital of $1,076,840 at December 31, 2004, compared to $870,032 at December 31, 2003. Cash and equivalents were $1,122,348 at December 31, 2004, representing an increase of $758,358 from the cash and equivalents of $363,990 at December 31, 2003.

On June 1, 2004 we received gross proceeds of $650,000 in consideration for issuing an 18-month secured convertible promissory note (the “Note”) to Pandora Select Partners LP, a Virgin Islands limited partnership. The Note is secured by substantially all of our assets. The Note bears interest of 10 percent per annum. The principal and interest payment is as follows: (a) payments of $5,416.67 in cash of interest only were payable in arrears on June 28, July 28 and August 28, 2004; and (b) commencing on September 28, 2004, and on the 28th day of each of the following 14 months, we are required to pay amortized principal and interest of $46,278.15. Notwithstanding the foregoing, in lieu of cash, we may satisfy our repayment obligations by issuing shares of our common stock. As of December 31, 2004, all principal and interest payments have been made in cash and the Note is current.

On June 10, 2004, we entered into an option agreement to earn a 70 percent interest in five mining claims in the McFaulds Lake area of the James Bay Lowlands, Attawapiskat Region of northern Ontario, currently held under option by Hawk. The option agreement required cash payments of Cdn$60,000 and the issuance of 200,000 shares of our non-registered common stock, valued at $84,000. On December 2, 2004, we entered into a farm out option agreement with MacDonald Mines Exploration Ltd. whereby they can earn a 55% interest (subject to a 2% royalty) in the McFaulds Lake Project by (i) making a Cdn$10,000 cash payment, (ii) issuing 250,000 shares of their common stock and (iii) paying exploration expenditures of Cdn$200,000.

As of September 30, 2004, we have invested $2,100,000 in Kwagga, which is being used to fund a 3 to 4 drill hole exploration program on the FSC Project that commenced in October 2003. Once the entire $2,100,000 has been expended, we will have a further right to increase our equity position in Kwagga for an additional $1,400,000 cash investment.

In September and October 2004, certain warrant holders exercised on previously issued and outstanding warrants at an exercise price of $0.25 per share, providing gross proceeds of $144,108. The holders were offered a reduced price for a limited time and converted into 576,461 shares of common stock. The range of original price of the warrants exercised was from $0.50 to $5.50 per share.

On January 7, 2005, we completed a private placement of units of our securities, each unit consisting of one share of our common stock and a warrant to purchase one-half share of common stock at an exercise price of $0.25 per share. The warrants have an expiration date of December 31, 2006. We sold an aggregate of 25,050,000 units, resulting in gross proceeds of $2,505,000. In connection with the private placement, we engaged a placement agent, Galileo Asset Management SA, Switzerland. As compensation for their services, we agreed to pay compensation: (i) a commission payable in cash equal to 7% of the gross proceeds resulting from the agent’s selling efforts; and (ii) a warrant to purchase such number of shares (at an exercise price of $0.25 per share) of common stock equal to 6% of the units sold as a result of their efforts. In accordance with such terms, we have paid cash commission of $22,750, and issued a warrant to purchase 195,000 shares of our common stock (at an exercise price of $0.25 per share) with an expiration date of December 31, 2006.

On January 21, 2005, we closed on an assignment of a purchase agreement (the “Purchase Agreement”) by and among us, Hunter Corporation and Swaisland. Swaisland has sold us his rights to purchase the assets of the Hunter Corporation. The Hunter Corporation owns a 100% interest in the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado. We will begin our due diligence on the Bates-Hunter Gold Mine, requiring expenditures of approximately $1,150,000. Our rights under the Purchase Agreement requires us to be completed with our due diligence by November 30, 2005, at which time, should the historical data prove viable, we may complete the purchase of the assets held of the Hunter Corporation for a fixed price of $3,000,000. The assets consist of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment. In addition to the $3,000,000 purchase price, we will issue the following additional compensation: (i) we will issue a warrant to Swaisland to purchase 1,000,000 shares of our common stock at a price per share equal to the 10-day closing average sale price of our common stock; (ii) Swaisland will retain a two percent net smelter return royalty on all future production from the Bates-Hunter Gold Mine; and (iii) Goldrush Casino and Mining Corporation will retain a one percent net smelter return royalty (up to a maximum payment of $1,500,000). Furthermore, if the $3,000,000 payment has not been made by November 30, 2005 and Hunter Corporation has not otherwise granted an extension for payment, the Purchase Agreement will become null and void and neither party shall have any further rights or obligations thereunder.

Our existing sources of liquidity will not provide cash to fund operations for the next twelve months. We have estimated our cash needs over the next twelve months to be approximately $2,000,000 (to include debt servicing of approximately $400,000, Holdsworth for $150,000 and Bates-Hunter for $650,000). Additionally, should the exploration results for Bates-Hunter prove viable, it will require $3,000,000 to complete the purchase by November 30, 2005. Furthermore, should the exploration results from the FSC Project be completed ahead of schedule (prior to June 2006), we could be required to have an additional $1,400,000 advance available within a 120-day timeframe. We will continue our attempt to raise additional capital. Some of the possibilities available to us are through private equity transactions, to develop a credit facility with a lender or the exercise of options and warrants. However, such additional capital may not be available to us at acceptable terms or at all. In the event that we are unable to obtain additional capital, we would be forced to reduce operating expenditures and/or cease operations altogether.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Exposure

Based on our overall interest rate exposure during the year ended December 31, 2004 and assuming similar interest rate volatility in the future, a near-term (12 months) change in interest rate movements of five percent, would not materially affect our consolidated financial position, results of operation or cash flows.

Foreign Exchange Exposure

Since our entrance into the precious minerals arena, we have had very limited dealings with foreign currency transactions, even though all of our transactions have been with foreign entities. Most of the funds requests have required US Dollar denominations. Even though we may not record direct losses due to our dealings with market risk, we have an associated reduction in the productivity of our assets. Since we have invested $2,100,000 in US funds in Kwagga, whereby they in turn transfer funds to AfriOre for exploration expenditures, the exchange from US Dollars to the South African Rand has had a substantial reduction. It is this reduction that has decreased our initial 5 to 7 drill hole program on the FSC to be revised to only a 3 to 4 drill hole program. Furthermore, should the US Dollar weaken further in relationship to the South African Rand, we may sustain additional reductions in the number of drill holes completed with our initial investment.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

BUSINESS

OVERVIEW

We are a precious and base minerals exploration company based in Minneapolis, Minnesota. We currently have interests in mineral exploration projects in South Africa, Canada and Colorado. Our primary holding is a 35 percent interest in Kwagga, which holds the rights and interests in the “FSC Project,” an exploration project covering approximately 184,000 hectares (approximately 454,500 acres) adjacent to the historic Witwatersrand goldfields in South Africa. We own the exploration rights of the “Holdsworth Project,” a property consisting of 19 contiguous patented mining claims covering approximately 304 hectares (approximately 750 acres), located in the Wawa area near the village of Hawk Junction, Ontario, Canada. The mining claims allow us to conduct exploration and exploitation activities in the near surface oxide zone of the Holdsworth Project. In June 2004, we entered into an option agreement to earn a 70 percent interest in five mining claims covering approximately 1,295 hectares (approximately 3,200 acres) in the McFaulds Lake area of the James Bay Lowlands, Attawapiskat Region of northern Ontario, currently held under option by an affiliate of ours, Hawk Precious Minerals Inc. The area is a site of a new VMS (volcanogenic massive sulphide) base metals project. On January 21, 2005, we acquired purchase rights under a purchase agreement, which provides us with exploration rights of the Bates-Hunter Gold Mine located in Central City, Colorado and the possible future purchase of the assets of the Hunter Gold Mining Corporation.

Our company resulted from an April 2001 reverse merger transaction between us and Meteor Industries, Inc., who was incorporated under Colorado law in December 1992. In connection with the merger, our shareholders received a number of shares of common stock of Meteor Industries such that, immediately following the transaction, our shareholders collectively held slightly less than 50 percent of Meteor’s outstanding stock. Immediately prior to the merger, Meteor Industries reincorporated under Minnesota law. Additionally, in connection with the merger, our then board of directors replaced the existing board of Meteor Industries, except that Meteor was entitled to appoint one board member. Following the transaction, the combined company adopted our business plan. Because of the change in the board of directors and the business plan, for accounting purposes and in accordance with generally accepted accounting principles, we were treated as the acquiring company in the transaction.

On July 9, 2003, following our transaction to acquire the rights to the FSC and Holdsworth Projects, we changed our name to Wits Basin Precious Minerals Inc., in order to further associate our corporate name with our new business model.

Prior to April 30, 2003, we provided accounting software through our Accounting Software Business. In December 2002, our Board of Directors authorized a plan to sell the Accounting Software Business, which accounted for approximately 89 percent of our total revenues and represented approximately 75 percent of our total assets as of and for the year ended December 31, 2002. On April 29, 2003, at a special shareholder meeting, the shareholders of the Company approved the sale and on April 30, 2003, we completed the sale of substantially all of the assets of the Accounting Software Business to two key employees of that division.

Until March 14, 2003, we provided industry-specific solutions for managing, sharing and collaborating business information on the Internet though our Hosted Solutions Business. Following our decision to sell the Accounting Software Business, we came to the conclusion that, due to current market conditions for capital funding of Internet opportunities, it would be extremely unlikely for us to secure the financing necessary to fund our Hosted Solutions Business beyond the near term and thereby provide assurance to future customers of our long-term viability. Accordingly, on March 14, 2003, we sold all of our assets related to the Hosted Solutions Business, which accounted for approximately 25 percent of our total assets and accounted for approximately 11 percent of our consolidated revenues as and for the year ended December 31, 2002. The transaction did not require shareholder approval under Minnesota law since the assets relating to our Hosted Solutions Business did not constitute all or substantially all of the assets of our Company as a whole.

As a result of our sale of the Accounting Software and Hosted Solutions Businesses, we became an exploration stage company effective as of May 1, 2003.

In addition to these projects, we intend to pursue interests in other precious mineral exploration projects. The form of these interests may be direct ownership of mineral exploration rights to certain lands or may be indirect interests in exploration projects.

ACTIVE HAWK MINERALS, LLC

On June 26, 2003, pursuant to a joint venture and contribution agreement, the Company and Hawk USA formed a Minnesota limited liability company known as Active Hawk Minerals, LLC (“Active Hawk”). Hawk USA is a wholly owned subsidiary of Hawk Precious Minerals Inc., a company based in Ontario, Canada. In exchange for receiving a 50 percent equity interest in Active Hawk, we agreed to assume Hawk USA’s obligations under a Heads of Agreement (dated June 4, 2003 and superceded by the new Kwagga Shareholders Agreement, further described below) including the initial $2.1 million payment to Kwagga. We also issued to Hawk USA 3,750,000 shares of our common stock to Hawk USA, which represented an issuance of 28.2 percent of our total issued and outstanding common stock. In exchange for its 50 percent equity interest in Active Hawk, Hawk USA contributed all of its interest in the FSC Project as well as its interest in a gold exploration project located near Hawk Junction, Ontario, Canada. Pursuant to the terms of our agreement with Hawk USA, we also received an option to acquire Hawk USA’s entire 50 percent equity interest in Active Hawk in exchange for issuing to Hawk USA an additional 2,500,000 shares of our common stock. We exercised the option to purchase Hawk USA’s interest in Active Hawk on November 7, 2003, and issued the stock, which represented an issuance of 9.0 percent of our total issued and outstanding common stock. Active Hawk is now our wholly owned subsidiary.

KWAGGA SHAREHOLDERS AGREEMENT

We entered into a shareholders agreement dated August 27, 2004, with Kwagga and AfriOre as amended on August 30, 2004 (collectively the “Shareholders Agreement”), which supersedes a Heads of Agreement entered into by the parties on June 4, 2003. Furthermore, on September 23, 2004, we satisfied the entire $2.1 million investment obligation in Kwagga, thereby earning a 35 percent equity interest.

The Shareholders Agreement establishes the certain rights and privileges relating to the ownership of shares in Kwagga, to provide for the manner in which the affairs of Kwagga shall be conducted and to provide for the owners obligations with respect to Kwagga.

Kwagga is required to use our initial $2,100,000 investment to incur expenditures for the first phase exploration, development and maintenance of the FSC Project. In the event Kwagga elects to discontinue incurring qualified expenditures or if less than $2,100,000 is expended prior to June 2006, then we have the right to either (a) direct Kwagga to retain the balance of the $2,100,000 then held, whereupon we will retain the capital stock representing our 35 percent interest, or (b) Kwagga shall repay an amount equal to the remaining balance of our initial $2,100,000 investment and our interest in the FSC Project will terminate.

AfriOre or one of its affiliates will be the operator of the FSC Project. As operator, AfriOre will have sole discretion to determine all work to be carried out on the FSC Project and will be responsible for ensuring that the property and the project are at all times in compliance with applicable laws. AfriOre is required to provide us with quarterly written reports describing the work completed and the funds expended therewith. As consideration for its role as the project operator, AfriOre will be entitled to a fee equal to 10 percent of all qualified expenditures made in connection with the FSC Project. AfriOre is a wholly owned subsidiary of AfriOre Limited, a publicly-held company listed on the Toronto Stock Exchange (TSX: AFO). Historically, AfriOre Limited has operated coal and anthracite mines in South Africa, but on October 29, 2004, AfriOre announced that it had disposed of its entire coal business unit and thereby would focus solely on precious minerals exploration in Africa. AfriOre Limited’s management has significant experience in gold mining projects. For example, AfriOre Limited’s chairman, Stuart R. Comline, has been with the company since 1997, initially hired as vice-president, project development and in December 1999 was appointed president where he served until August 2002. From 1995 to 1997, Mr. Comline provided consulting and project management services in a private company he established. From 1981 to 1995, Mr. Comline served in various positions with JCI Company Limited and JCI Limited, including general manager of that company’s geology department. Michael van Aswegen, AfriOre Limited’s president and CEO, has over 20 years experience in with Anglovaal Mining Limited, a South African-based resource and exploration company. He joined AfriOre Limited in May 2001 as its vice president of exploration to lead the company’s gold exploration projects in South Africa. He was appointed president and CEO in August 2002. Based on the company’s history and its management, we believe AfriOre is well suited to serve as the operator of the FSC Project.

Upon completion of qualified expenditures in the aggregate amount of $2,100,000, AfriOre is required to deliver to us a report that details the expenditures incurred, the work carried out with respect to the Project and the results of such work. Within 120 days of our receipt of such report, we have the right to purchase an additional number of shares such that, in the aggregate, we would own a 50 percent equity interest in Kwagga in exchange for an additional $1,400,000. These additional funds would then be used to fund a second phase of exploration work on the FSC Project.

If we determine not to elect to provide the funding for the second phase, we may request that AfriOre purchase our 35 percent interest for an aggregate price of $1,050,000. If AfriOre declines to purchase our 35 percent interest, we may elect to cease funding Kwagga. In that event, however, we no longer would have any rights to vote any shares of Kwagga’s capital stock owned by us and may be subject to dilution of our equity interest in Kwagga.

In accordance with South African legislation, Kwagga will offer to a black economic empowerment group an option to purchase up to a 28 percent equity stake in Kwagga at a price to be mutually agreed upon by us, Kwagga and AfriOre. See “—South African Black Economic Empowerment Legislation” below. If such empowerment groups exercises such right to be granted, our interest in Kwagga would be proportionately diluted. For example, if we own 50 percent of Kwagga’s outstanding capital stock prior to the time any black economic empowerment group purchases a 28 percent stake, we would own 36 percent of Kwagga’s outstanding capital after the sale.

After all of the funds contributed by us and any black empowerment group have been expended on the FSC Project, we, AfriOre and any such empowerment group will contribute on a pro rata basis all such further amounts necessary to continue funding the exploration work on the project on a pro rata basis. In the event any of the parties do not fully contribute in proportion to their respective equity interest in Kwagga, such party’s interest will be proportionately diluted.

Additionally, the Shareholders Agreement requires the board of directors for Kwagga be reconstituted to consist of six directors, three of whom will be nominated by us and three by AfriOre; and as a 35 percent shareholder, we will be required to consent to such matters, including, without limitation, entering into transactions outside the ordinary course of business, changing accountants, creating an encumbrance against Kwagga assets, issuing shares of Kwagga, and incurring or guaranteeing indebtedness.

FSC PROJECT

Overview

AfriOre, through Kwagga, holds exclusive exploration rights to approximately 184,000 hectares (approximately 454,500 acres) area in South Africa known as the “FSC Project.” Located adjacent to the major goldfields discovered at South Africa’s historic Witwatersrand Basin, we believe the FSC Project may reveal extensions of the Witwatersrand Basin. The FSC Project encompasses an area in South Africa from Colesberg, Northern Cape Province in the south, stretching north-northeasterly across the Orange River to beyond Jagersfontein, Free State Province, a distance of approximately 140 kilometers. The region is generally comprised of well-established rural agricultural land, but with well-developed local resources and infrastructure.

The FSC Project area is easily accessible via the N-1 motorway, which is the main Cape Town-Johannesburg route, as well as a network of well-established secondary paved highways and other roads. The city of Bloemfontein, the capital of the Free State Province and sixth largest city in South Africa, is approximately 225 km to the northeast of Colesburg on the N-1 and about 125 km northeast of Jagersfontein. Bloemfontein is a major transportation hub with road, railroad and air links branching in all directions.

The FSC Project region has good existing infrastructure, including major arterial and secondary highways, railway lines, a modern electrical grid, a major nearby water supply, well-developed cities with modern necessities and conveniences, and a good pool of skilled and unskilled labor.

Geology

The geology of the FSC Basin is understood in only very simple terms. Geophyscial surveys covering the FSC Project area range from country-wide aeromagnetic and gravity surveys, to a detailed aeromagnetic survey of part of the southern margin of the FSC Basin, to reflection seismic profiles surveyed by a group of large mining companies. Since the 1940s, 39 boreholes have been drilled in the greater FSC Basin. All of these drilling programs were conducted outside of the FSC Project area, except one hole located on a farm east of Philipollis, which intersected the following lithostratigraphic units:

From	To	Description
0	1,444,14 m	Karoo Supergoup
1,444.14 m	2,672.49 m	Transvaal Supergroup, Chuniesport Group: interbedded dolomite, shales and quartzite.
2,672.49 m	2,687.29 m	Transvaal Supergroup, Chuniesport Group: Black Reef Quartzite Formation, black shales at top followed by quartzite and pebble conglomerates.
2,687.29 m	2,731.01 m	Ventersdorp Supergoup, Amygdaloidal lavas.

Previous Exploration Efforts

AfriOre’s interest in the FSC Project began in 1996. Based largely on geophysical modeling of government aeormagnetic and other published data, such as regional gravity maps and some borehole data, AfriOre’s consultants theorized about the possibility of a major extension of the Witwatersrand Basin to the south and east. In the past six years, AfriOre has compiled and interpreted geophysical data from government sources, geophysical and borehole data from previous mining company exploration programs and has conducted its own geophysical and drilling programs.

In 1999, AfriOre formed a joint venture with Iamgold Corporation, a Canadian-based gold mining company, to explore a portion of the FSC Project area. The AfriOre-Iamgold partnership commissioned the completion of two drill holes and other geological studies in order to ascertain the presence of Witwatersrand rock extensions in the FSC Project area. Iamgold concluded, however, that the sequence was too young to correspond to the targeted Witwatersrand Basin rocks that might host gold mineralization. Based on an evaluation of the seismic data in terms of this information, Iamgold concluded that the occurrence of mineralized Witwatersrand rocks within the joint venture project area was very unlikely. Iamgold therefore withdrew from the joint venture in June 2002.

Current Exploration Program

On June 8, 2004, AfriOre reported that the first drill hole in the “range-finding” program at the FSC Project had been completed. This drill hole, (“BH47”) was drilled in the western structural block to a depth of 2,984 meters and intersected a well developed succession of lower Proterozoic rocks before it was terminated in a zone of shearing. Although BH47 was not successful in intersecting Witwatersrand rocks to the depths drilled, it was successful in enhancing the structural model and identifying future priority targets, which should have a greater potential to intersect Witwatersrand rocks in depths around 2,000 meters. Based on this information, the mineral rights held for the area surrounding BH47 will lapse without incurring further expenditures.

As standard procedure, the core from BH47 has been logged in detail and numerous analyses have been undertaken on samples from selected lithologies intersected in the drill hole. This data has been collated and re-interpreted, in association with other drilling and geophysical data, and added to the extensive AfriOre database. The drilling results of BH47 intersected the following cover rock strata: 1,390 meters of Karoo cover rock, 1,307 meters of Transvaal dolomites and 260 meters of Ventersdrop lavas. These cover rocks play an important role in the preservation of Witwatersrand rocks elsewhere in known Witwatersrand goldfields and as a result of this re-interpretation, the probability of intersecting Witwatersrand stratigraphy in the revised target areas has been enhanced and mineral rights to an additional 24,242 hectares are being optioned or applied for.

The remaining two range-finding drill hole sites have been selected and are located within structural blocks, which based on geophysical data, have potential strike lengths of some 30 kilometers and 20 kilometers respectively.

On October 25, 2004, AfriOre reported that the South African Department of Minerals and Energy (“DME”) granted permission to prospect on newly acquired areas in the FSC Project. Therefore, drilling operations commenced at BH48 to a planned depth of 2,000 meters and was estimated to take some four months to complete. On February 24, 2005, we reported that drilling had progressed to the 1,867 meters with recurring sidewall failures at the base of the hole. BH 48 drilled through Mesozoic sedimentary rocks to a depth of 1,644 meters, then through 159 meters of Transvaal Supergroup dolomites and then 133 meters of mafic lavas of the Ventersdorp Supergroup. At the base of the lavas, a zone of altered ultramafic rock was drilled before intersecting 56 meters of Witwatersrand type quartzites. It is not uncommon in altered ultramafic rock (consistent with the geological model and deep hole drilling) to experience significant sidewall weakness. The remedial steps to restore these weakened sidewalls are currently in progress. The presence of quartzite rocks beneath this zone of weakness is the reason the value of this drill hole and the integrity of the side walls needs to be corrected. The ongoing drilling progress will be slowed in BH 48 due to the remedial action. Further drilling will be required to determine the full extent of the Witwatersrand rocks and any economic gold reefs that may be present at the FSC Project.

The time required to receive permission from the DME for exploration permits has not coincided with our initial estimates. Since we are in search of a new goldfield, the proper execution of the permits is of high priority. We therefore estimate that further delays may be experienced in receiving grants of the rights to explore. Application has also been made to the DME for a permit to drill BH49.

Our initial drill hole program was estimated to be between 5 to 7 drill holes utilizing the $2,100,000 we invested in Kwagga. Kwagga in turn transfers funds to AfriOre to be utilized for exploration expenditures. Since the exchange from US Dollars to the South African Rand has had a substantial reduction, its effect on actual funds available, has decreased our initial 5 to 7 drill hole program to be revised to only a 3 to 4 drill hole program. Furthermore, should the US Dollar weaken further in relationship to the South African Rand, we may sustain additional reductions in the number of drill holes completed with our initial investment.

South African Black Economic Empowerment Legislation

In order to ensure that all South Africans eventually benefit from the exploration and exploitation of their country’s precious minerals, in October 1998 the government of South Africa issued a white paper concerning minerals and mining policy for South Africa. Although the paper addressed a full range of issues relating to South African mining, it primarily focused on ownership of mineral rights. Several forms of legislation covering South African mining policy were debated in the South African parliament in the following years, and eventually, South Africa enacted a mineral and petroleum resources development bill in 2002. Among the fundamental principals stated in the bill were that mineral resources are the common heritage of all South Africans and belong collectively to all peoples in South Africa, and that to redress the results of past racial discrimination and ensure that historically disadvantaged persons participate in the mineral and mining industry and benefit from the exploitation of the nation’s mineral resources. The South African government has expressed a desire that black South Africans acquire and maintain certain levels of equity ownership in mineral and mining projects, including that each mining project have 26 percent ownership by black South Africans. The legislation contemplates that the transfer of ownership is to be done at fair market value.

In January 2004, the president of South Africa signed the “Broad-Based Black Economic Empowerment Act,” which is enabling legislation the purposes of which is to provide the framework needed for the promotion of black empowerment in order to redress the existing economic disparities that resulted from apartheid. The Act establishes the “Black Economic Empowerment Advisory Council,” which will be charged with, among other things, advising the government on black empowerment, reviewing progress in achieving black economic empowerment, advising on draft regulations to be implemented to achieve the legislative goals, facilitating partnerships between the government and private sector that will advance the objectives of the Act. The Act also directs the adoption of regulations by the Minister of Regulation and Trade that includes a strategy for an integrated and uniform approach to increasing black empowerment and developing a plan for financing such empowerment.

On May 1, 2004, the South African Mineral and Petroleum Resources Development Act 2002 (the “MPRD Act”) became effective. The principal objectives set out in the MPRD Act are:

•	to recognize the internationally accepted right of the state of South Africa to exercise full and permanent sovereignty over all the mineral and petroleum resources within South Africa;
•	to give effect to the principle of the State’s custodianship of the nation’s mineral and petroleum resources;
•	to promote equitable access to South Africa’s mineral and petroleum resources to all the people of South African and redress the impact of past discrimination;
•
to substantially and meaningfully expand opportunities for historically disadvantaged persons, including women, to enter the mineral and petroleum industry and to benefit from the exploitation of South Africa’s mineral and petroleum resources;

•	to promote economic growth and mineral and petroleum resources development in South Africa;
•	to promote employment and advance the social and economic welfare of all South Africans;
•	to provide security of tenure in respect of prospecting, exploration, mining and production operations;
•
to give effect to Section 24 of the South African Constitution by ensuring that South Africa’s mineral and petroleum resources are developed in an orderly and ecologically sustainable manner while promoting justifiable social and economic development;

•	to follow the principle that mining companies keep and use their mineral rights, with no expropriation and with guaranteed compensation for mineral rights; and
•	to ensure that holders of mining and production rights contribute towards socio-economic development of areas in which they are operating.

Under the MPRD Act, tenure licenses over established operations will be secure for 30 years (and renewable for 30 years thereafter), provided that mining companies obtain new licenses over existing operations within five years of the date of enactment of the Act and fulfill requirements specified in the Broad-Based Socio-Economic Empowerment Charter for the South African mining industry, or the Mining Charter.

The principles contained in the Mining Charter relate to the transfer of 26 percent of South Africa’s mining assets to historically disadvantaged South Africans, or HDSAs, over a 10-year period, as defined in the Mining Charter. Under the Mining Charter, the South African mining industry has committed to securing financing to fund participation of HDSAs in an amount of R$100 billion within the first five years of the Mining Charter’s tenure. The Mining Charter provides for the review of the participation process after five years to determine what further steps, if any, are needed to achieve the 26 percent target participation. The Mining Charter requires programs for black economic empowerment and the promotion of value-added production, such as jewelry making and other gold fabrication, in South Africa. The Mining Charter also sets out targets for broad-based black economic empowerment in the areas of human resources, skill development, employment equality, procurement and beneficiation. In addition, the Mining Charter addresses other socio-economic issues, such as migrant labor, housing and living conditions.

In accordance with the Broad-Based Socio-Economic Empowerment Charter for the South African mining industry, Kwagga will offer up to 28 percent of its capital stock at fair market value to a HDSA investor group. Any investment by such a group will dilute our ownership of Kwagga and, accordingly, the right to receive profits generated from the FSC Project, if any.

HOLDSWORTH PROJECT

Overview

We have the rights to 19 contiguous patented mining claims covering approximately 304 hectares in northern Ontario, Canada, which we refer to as the “Holdsworth Project.” We acquired our interest in the Holdsworth Project from Hawk USA, which had contributed its interest in the project in June 2003 in connection with the formation of Active Hawk Minerals, LLC. The mining claims that we hold allow us to conduct both exploration and exploitation activities in the oxide zone of the Holdsworth Project. We plan to conduct pre-exploration activities on the Holdsworth Project once we have secured the financing (which we estimate will cost approximately $150,000) and have located a contractor. The primary objective of these pre-exploration activities will be to confirm the results of prior exploration activities conducted on or near this property. Until we have the results of the pre-exploration activities, we will not be in a position to determine the scope and cost of further exploration activities, if any, necessary for the Holdsworth Project.

Location, Access and Infrastructure

The Holdsworth Project claims straddle Corbiere and Esquega Townships in northern Ontario. The property is located approximately 2 miles northwest of the town of Hawk Junction, Ontario, which is approximately 12 miles northeast of Wawa, Ontario. The terrain within the Holdsworth Project consists of rolling to steep rocky ridges separated by low lying to swampy valleys. There area is generally located in a forest with thick underbrush throughout the property.

The property is accessible by means of a 3.2 kilometer graveled bush road leading north from Hawk Junction and old skidder and backhoe roads provide access to a majority of the known mineralized zones on the property. Two paved highways connect Hawk Junction with Wawa to the west.

Hawk Junction is also a rail stop on the Canadian National Railway and the Wisconsin Rail Line. The rail bed for a branch line extending from Hawk Junction to a shipping facility approximately 30 kilometers to the southwest at Michipicoten Harbor on Lake Superior, which handles ocean going and Great Lake freighters. This rail bed passes through the Holdsworth Project area. All of the requirements for a mining operation (electricity, infrastructure, personnel etc.) are readily available in the area.

Geological Setting and Gold Occurrences

Hawk commissioned a geologist’s report in October 2002, which presented a description of the geological setting and gold occurrences in the Holdsworth Project area and described the history of previous work on the property, including a summary of the results of such work. Summaries of portions of the report are described below.

The Holdsworth Project is located within the Michipicoten Greenstone Belt, an Archean aged member of the Superior Province of the Canadian Precambrian Shield. This belt consists of Michipicoten Group volcanic and sedimentary rocks, and subvolcanic intrusive bodies of variable size. A network of northwest to northeast trending diabase dykes cuts all of these units. Relatively small carbonatite intrusive complexes occur locally.

The Holdsworth Project is located on the south flank of the Michipicoten Greenstone Belt. Rocks on the property consist of greenstone facies mafic to felsic metavolcanics with local clastic and chemical (iron formation) metasedimentary rocks and mafic to felsic intrusive rocks. According to 1995 regional geological mapping, major iron formation in the area occurs at the contact between two volcanic cycles. On the Holdsworth Project property, the iron formation unit consists of massive pyrite deposits situated at the contact between felsic volcanics (mainly tuffaceous rocks) and overlying mafic volcanic flows. The stratigraphy is locally disrupted by small scale high angle faulting and subparallel folding and shearing.

There are two known gold prospects on the Property. These include the quartz vein hosted Soocana Quartz Vein and the Holdsworth Pyrite Prospect.

The Soocana Quartz Vein is a south dipping quartz-carbonate vein system, localized within an altered shear zone cutting mafic intrusive and extrusive rocks. The highly deformed core of the gold bearing quartz ankente vein is accompanied by sericite, tourmaline, pyrite, chalcopyrite and local green mica. This core is enveloped by less deformed bleached zones containing calcite, pyrite and chlorite. The surrounding rocks are dark grey-green, relatively undeformed mafic to intermediate intrusive and volcanic rocks. The vein system trends approximately east-west. Future research will be necessary to get greater detailed information.

The Holdsworth Pyrite Prospect consists of massive lenses of pyrite situated at the contact between mafic and felsic metavolcanic rocks. These lenses trend approximately east-west and dip steeply towards the north. They are locally cut and offset by north-northwest trending faults. At present, five related zones have been confirmed by surface stripping and prospecting and several others indicated by ground geophysical surveys. The five confirmed zones (the “East,” “East Extension,” “East Offset,” “West” and “West Offset”) have a combined strike length in excess of 2,200 meters. Two drill programs completed from 1918 to 1926 by the Algoma Steel Corp., and the Grasseli Chemical Co., respectively, identified an iron reserve within what is herein referred to as the East Pyrite Zone.

The Holdsworth Pyrite zones are of interest for their gold potential for two reasons. One of these is represented by the unoxidized portion of the sulphide zone and its surrounding rocks. The second zone of interest on the Holdsworth Pyrite Prospect is a gold bearing, black colored “oxidized cap” that overlies the massive pyrite. The oxidized material that forms a “cap” to the Holdsworth Pyrite deposit has been described by old-time prospectors as a ‘black sand’. It consists of siliceous grains and non-magnetic iron oxide pellets ranging from a few centimeters to several microns in size.

Previous Exploration Efforts

Work on the Holdsworth property dates back to 1918 when John Holdsworth staked the claims after discovering massive pyrite boulders. Following is a summary of work carried out on the property since that time.

(1918-19) Algoma Steel Corp.: Located the Main Pyrite Zone and tested it with 22 drill holes

(1926) Grasseli Chemical Co.: Completed 8 drill holes to check the A.S.C.

(1930) Canadian Pyrites Ltd. (Dupont): Conducted an “electrical survey” to locate new pyrite zones and prepared a crude geological map.

(1933) Soocana Mining Company Ltd.: Completed a series of trenches and six (6) drill holes on the Holdsworth Gold Prospect (Soocana Quartz Vein).

(1933-1979) Miscellaneous Property Examinations by various Mining Companies including Falconbridge Nickel Mines Ltd. (1935) and Erie Canadian Mines Ltd. (1938).

(1982-1983) Falconbridge Nickel Mines Ltd.: Completed an airborne geophysical survey followed by establishing a control grid, magnetometer and VLF-EM surveys, geological mapping, rock and soil geochemical (A-Horizon) sampling and diamond drilling five (5) holes for 590 meters; two (2) of these on the Soocana Gold Prospect, two (2) on the Holdsworth Pyrite Zone and one (1) on a separate geochemical target.

(1985-1989) Reed Lake Exploration Ltd.: Work program included the construction of an access road, refurbishing an existing control grid, prospecting and rock sampling over a portion of the claim group, stripping, trenching, rock sampling and diamond drilling (32 holes for 1908 m) on the Soocana Gold Prospect; stripping, sampling and drilling (5 holes for 491 m) on the Holdsworth Pyrite Prospect.

A 1999 work program on the Holdsworth Gold Prospect was carried out by Hawk Junction Capital Corp, the predecessor of Hawk Precious Minerals Inc., and included the following:

•
Re-establishing a control grid over the “East Mineralized Zone” to facilitate geological mapping, sample location and future development. Elevations of critical portions of the zone and surrounding area were surveyed. Ground VLF-EM surveying was completed in overburden areas to pinpoint the Mineralized zone for stripping.

•
Systematic Sampling by backhoe of the central part of the East Zone was carried out along with wide spaced testing of the eastern and western end of the East Zone. Prospecting confirmed the existence of four additional black sand zones.

•	Preliminary results from Mill testing of the material was obtained in preparation for a bulk sampling program. A site has been selected and permitting initiated.

The 1999 work program was designed to systematically sample the auriferous black sands that overlie the Holdsworth Pyrite Zone. Previous work was limited to surface channel sampling, although several test pits were excavated to a depth of 8.5 meters. The purpose was to determine the grade of the zone in a vertical direction to eliminate the possibility that the mineralization was purely a surface phenomenon. The testing was initiated with a diamond drill rig in late July 1999. The intention was to set casing in the shallow overburden and recover regularly spaced sludge samples while defining the zone. However, the black sand material is very porous, and water return was lost immediately upon entering the zone. The drill rig was abandoned and an excavator hired. The excavator worked very well in the upper portions of the zone. Once the water table was encountered, the trenches began caving in, and material from above contaminated the lower samples. As a result sampling was limited to an average depth of 5.88 meters in the western part of the East Zone and 2.15 meters in the eastern part.

In addition to the material outlined by the 1999 trenching and sampling program, prospecting accompanied by ground VLF-EM surveying (in addition to data available from previous work) has located and partially delineated four other zones - the “East Extension,” “East Offset,” the “West Zone” (previously located and grab sampled, Reed Lake Exploration, 1988) and the “West Offset.” The total strike length of these zones is approximately 1,540 meters. Numerous other VLF--EM conductors were detected by a 1983 geophysical survey. These may represent similar pyrite lenses offset by regional faulting and have excellent potential for additional similar gold mineralization. Other pyrite zones on adjacent properties offer additional potential for feed to a processing facility.

Reserves

The Holdsworth Project has no known reserves, but based on the foregoing results, we believe further exploration is justifiable. We therefore conclude that until such time as we have secured financing and the operator to continue exploration on this project, we will continue to regard this asset as having the potential for future value to us.

Current Exploration Program

At the present time there are no known environmental liabilities on the property. Work programs in the past have involved stripping, trenching and road construction by excavator and diamond drilling. The sample trenches have been filled in.

To date we have not made any expenditures in connection with any exploration activates on the Holdsworth Project. We plan to conduct pre-exploration activities on the Holdsworth Project once we have secured the financing (which we estimate will cost approximately $150,000) and have located a contractor. The primary objective of these pre-exploration activities will be to confirm the results of prior exploration activities conducted on or near this property. Until we have the results of the pre-exploration activities, we will not be in a position to determine the scope and cost of further exploration activities, if any, necessary for the Holdsworth Project.

McFaulds Lake

Overview

On June 10, 2004, we entered into an option agreement to earn a 70 percent interest in five mining claims covering approximately 1,295 hectares (approximately 3,200 acres) in the McFaulds Lake area of the James Bay Lowlands, Attawapiskat Region of northern Ontario, currently held under option by an affiliate of ours, Hawk Precious Minerals Inc. The area is the site of a new VMS (volcanogenic massive sulphide) base metals project. Hawk retains a 30 percent participating interest in the option should a feasibility study be completed covering the project.

The optioned claims consist of a block of five contiguous claims (west block) comprising of approximately 80 40-acre units to the south and west of the original Spider Resources and KWG claim group. This block also is contiguous to the McNugget ground actively being explored by MacDonald Mines Exploration Ltd. (“MacDonald”) and on which 207 line kms of airborne magnetometer and Geotem electromagnetic surveys have been completed.

The option agreement required us to pay Cdn$60,000 and issue 200,000 shares of our non-registered common stock to Hawk. Furthermore, the option agreement requires Cdn$200,000 for exploration expenditures, which has been assumed by MacDonald.

On December 2, 2004, we entered into an agreement with MacDonald, whereby they can earn a 55 percent interest (subject to the 2% royalties) in the McFaulds Lake Project. The option requires MacDonald to: (1) make a cash payment of Cdn$10,000 by December 31, 2004, which we granted an extension until January 31, 2005, (2) issue 250,000 shares of its common stock by December 31, 2004, which we granted an extension until January 31, 2005, (3) pay the Cdn$200,000 exploration expenditures required by the option to us and (4) expend an additional Cdn$25,000, which was fully satisfied by conducting the airborne magnetometer and Geotem electromagnetic surveys. An initial drill hole has been completed and samples have been submitted for assay. The Cdn$10,000 cash payment and the issuance of the 250,000 shares transpired in January 2005 and were divided between Hawk and us on our respective 30 percent and 70 percent basis.

The ownership of the option will not be transferred from Hawk to MacDonald and us until the final May 2005 exploration expenditure has been incurred. Furthermore, regardless if any of the work scheduled is not completed, the terms of the option agreement requires that the entire Cdn$200,000 is a mandatory expenditure.

The originator of the option agreement, Richard Nemis “In Trust” (a private resident of Ontario, Canada) for consideration of the grant of option shall retain a two percent net smelter royalty on all or any metal production and a two percent production royalty on any diamond production. The right exists to purchase from Richard Nemis “In Trust” prior to production, one percent of either royalty for the sum of Cdn$1 million.

Accessibility and Climate

The James Bay Lowlands of Ontario are isolated and largely inaccessible.  The project lies within the traditional land use area of the Marten Falls and Webequie First Nations. The nearest winter road occurs to the south at Fort Hope, and it would only be possible to supply the area by surface transport in the depths of winter via a new constructed winter road. Food, fuel and lodgings all have to be flown in by aircraft (ski-plane or float-plane) and camp facilities have to be constructed on site. The closest bases with these types of aircraft are at Nakina to the south, Pickle Lake to the WSW and Hearst to the SE. Winter roads connect the First Nation communities of Webequie, Neskantaga (Landsdown House) and Ebametong (Fort Hope) to Pickle Lake and Marten Falls to Nakina. A forestry access road that may be used year round extends from Nakina to within approximately 60 km of Ebametong. Break-up or freeze-up conditions may impinge upon exploration activities, but normally exploration and mining (both open pit and underground) may be conducted year round. The nearest high voltage power line of the provincial power grid is at Nakina.

Large wet peat swamps with poor drainage dominate the James Bay Lowlands. Because of the vastness of the peat swamps and the danger of peat fires, no surface fires can be allowed, and all garbage must be flown out to the primary supply community for both environmental and safety purposes. The full range of equipment, supplies and services that are required for any exploration and mining work also have to be flown in by aircraft along with personnel. Local labor is available from First Nations towns in the district, but exploration and mining experts have to be contracted likely from Timmins or Thunder Bay, Ontario. A pool of skilled labour for both exploration and mining activities and accustomed to work in remote locales may be found in Timmins or Thunder Bay. Some services, such as airports with regularly scheduled flights, nursing stations, etc. are available at the nearby First Nation communities.

The area has a northern boreal to sub-tundra climate with temperatures averaging up to 25°C in the summer and roughly -30°C in the winter, depending entirely on the season.  A typical winter season sees roughly 1 meter or more of snowfall and heavy blizzards can be common.  During the spring thaw, the area is almost completely flooded leading to shallow ephemeral lakes some of which have been marked on government maps. For a period of at least 6 to 8 weeks, surface work is not really possible during this flooding stage. During the warm spells in the summer, the temperatures can reach 25°C and higher, and in the depths of winter the temperatures can often drop below -45°C.

Despite these conditions, active exploration work, such as diamond drilling and ground geophysics, should be carried out during the winter when the peat swamps and lakes are frozen (often during the coldest periods of the year). Drilling during the summer requires the construction of drill pads on the peat swamps and/or small light drill equipment with limited depth penetration. There is very little surface outcrop due to the ±6 meter deep peat layer so exploration campaigns are almost entirely dependent on airborne geophysical target selection based on comparative geological-geophysical reasoning.

Previous Exploration Efforts

Prior to the recent exploration efforts by DeBeers Canada Exploration Inc. (“DeBeers”) as well as by Spider Resources Inc. / KWG Resources Inc. (“Spider/KWG”), the area about McFaulds Lake had been subjected to very little if any work by companies and only cursory work by government agencies. Records of past exploration that are in the assessment files of the Timmins Resident Geologist’s were produced by Spider/KWG or DeBeers.

(1971 – 79) In 1971, the Ontario Geological Survey (“OGS”) conducted a helicopter reconnaissance scale geological mapping survey over a 51,580 km2 area of northern Ontario. Preliminary maps P.711 & P.712 were released in 1971. Geological Report 193, accompanied by final colored maps 2287 & 2292, was published in 1979. McFaulds Lake lies in the eastern extreme of the area mapped. Due to the paucity (<1%) of outcrops, most located in river beds, rock units have been interpreted from geophysical (magnetic) data. The area about McFaulds Lake is shown to be underlain by sandstone and limestone of the Ordovician aged Bad Cache Group.

(1974) During the 1967 Operation Winisk project, L.M. Cummings of the Geological Survey of Canada (“GSC”) made observations of the Ordovician strata of the region. Cummings’ findings were published in 1974 as Geological Survey of Canada paper 74-28. The McFaulds Lake area is shown to be underlain by Ordovician aged rocks of the Bad Cache Rapids Group.

(1995 – 96) Work by Spider/KWG that covered the project area included a fixed-wing hig resolution magnetometer survey, an air photo interpretation and a stream sediment sampling program, all conducted in 1996. The magnetic database was purchased by the OGS as part of Operation Treasure Hunt and was subsequently published in 2003 (see below). None of the other data have been filed for assessment credit and results are not in the public domain.

(2001 – 02) DeBeers conducted an exploration program on two small claims that are now a part of the Spider/KWG McFaulds Lake project. Work by De Beers consisted of a mobile metal ion geochemical survey, a helicopter borne magnetic and electromagnetic survey, a ground magnetic survey and the drilling of two reverse circulation drill holes.

(2001 – 03) In 2001, the First Nation communities of Attawapiskat, Kashechewan and Fort Albany conducted, under contract to the OGS, a modern alluvium sampling program over a large portion of the James Bay Lowlands. Samples were collected from the Attawapiskat and Muketei Rivers in the immediate vicinity of McFaulds Lake. Preliminary results for the kimberlite indicator minerals (“KIM”) were released in 2003 as Open File Report 6108. There were no significant KIM results in the McFaulds Lake area. The data for base and precious metals have not yet been published. Furthermore, the OGS published the magnetic data purchased from Spider/KWG as Map 60 222 - (residual magnetic field) and Map 60 260 - (second vertical derivative of the magnetic field).

(2003 – 04) Spider/KWG has drilled 41 holes on their claims, which has resulted in the discovery and partial delineation of 7 mineralized (sulphide) zones (McFaulds 1 to 7). Results have been reported in their press releases. Other work mentioned in press releases or elsewhere, but not reported upon in detail, include ground magnetometer and Max Min II electromagnetic surveys, a fixed-wing magnetometer and electromagnetic survey and down hole geophysical probing of some drill holes.

Geology

The topography in the area is flat. Across the property the elevation ranges from 160 to 185 meters above sea level. String bogs interspersed with numerous small ponds and muskeg swamp dominates the landscape. Vegetation is typical for a fringe area to a boreal forest. Tree cover is generally sparse and stunted, with the larger trees found in the better drained areas close to rivers, creeks, lakes and ponds. Dominant species include black spruce and tamarack with much lesser quantities of balsam, birch, jackpine and poplar.

There is sufficient space on the property for an open pit or underground mine including an on site mill, ancillary buildings, tailings pond, waste piles, etc. An adequate supply of water for milling operations could be sourced from the ponds and streams within the property boundaries.

No outcrops are known on the project, although some exist in the bed of the Attawapiskat River and elsewhere in the immediate area. The magnetic data indicate that volcanic rocks belonging to an arcuate, unnamed greenstone belt form the core to the Archean aged lithological units underlying the project. Detailed geologic knowledge of the underlying Archean bedrock has been determined mainly from the drill logs for the two reverse circulation holes put down by DeBeers, and from the recently drilled core holes of Spider/KWG, and is restricted to local areas only.

Volcanogenic massive sulphide (VMS) base metal (Cu-Zn-Pb-Au-Ag) deposits are the deposit type sought on the project. An idealized simple VMS deposit consists of a concordant massive sulphide (>60% sulphide minerals) lens that is stratigraphically underlain by a discordant stockwork or stringer zone of vein-type sulphide mineralization contained in a pipe (“feeder” pipe) of hydrothermally altered rock. The stockwork represents the near surface channelway of a submarine hydrothermal system, and the massive sulphide lens the accumulation of sulphides precipitated on the sea floor above and around the discharge vent. Submarine volcanic flows and pyroclastic rocks are the usual host lithologies (although sediments may also be present), and deposits normally occur at a contact between stratigraphic units. Of the metallic minerals, pyrite is ubiquitous throughout these deposits, chalcopyrite and pyrrhotite are dominant in the core of the stockwork zone and sphalerite is concentrated in the massive sulphide lens. Chlorite and sericite are the main alteration minerals associated with the feeder pipe. A single deposit or mine may consist of several individual massive sulphide lenses and their underlying stockwork zones. Deposits often occur in clusters. Often the deposits are blanketed by a thin pyritic horizon that extends as a stratigraphic marker away from the deposit.

VMS deposits represent extremely attractive exploration targets. The massive sulphide lens of a deposit almost always responds extremely well to electromagnetic geophysical methods. By contrast, the stringer zone, due to the lesser concentrations of sulphides is more easily detected by IP, and may also display a magnetic signature due to the presence of pyrrhotite. Once a deposit and surrounding host rocks have been subjected to regional deformation, the geophysical picture potentially indicative of a VMS deposit would be a short (<1000 m) or a series of short electromagnetic anomalies possibly with an associated magnetic anomaly in close proximity to a stratigraphically overlying, much longer, regional, formational, electromagnetic anomaly. Any electromagnetic anomaly with a signature in a geological setting similar to that described above rates testing.

Current Exploration Program

In December 2004, we entered into a farm out option agreement with MacDonald whereby they can earn a 55% interest in the McFaulds Lake Project. The McFaulds Lake Project is contiguous to the MacDonald MacNugget Block currently being explored by MacDonald. The farm out option will require MacDonald to incur exploration expenditures of $225,000 by conducting ground geophysics and completing one drill hole on or before December 31, 2004 and by conducting ground geophysics and completing two additional drill holes on or before May 1, 2005, weather permitting. The initial drill hole has been completed and samples have been submitted for assay. We will not be able to formalize further exploration costs until the final May 2005 expenditures have been utilized.

Bates-Hunter Gold Mine

Overview

On January 21, 2005, we closed on an assignment of a purchase agreement (the “Purchase Agreement”) by and among us, Hunter Corporation and Swaisland. Swaisland has sold us his rights to purchase the assets of the Hunter Corporation. The Hunter Corporation owns a 100% interest in the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado. We will begin our due diligence on the Bates-Hunter Gold Mine, requiring expenditures of approximately $1,150,000. Our rights under the Purchase Agreement requires us to be completed with our due diligence by November 30, 2005, at which time, should the historical data prove viable, we may complete the purchase of the assets held of the Hunter Corporation for a fixed price of $3,000,000. The assets consist of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment.

The Bates-Hunter Project is located about 35 miles west of Denver, Colorado via US Highway 6 and State Highway 119. The Bates-Hunter mine is located within the city limits of Central City while the mill lies about 1 mile by paved road to the north in Black Hawk, along Highway 119. The Central City mining district lies on the east slope of the Front Range where elevations range from 8,000 in the east to 9,750 feet in the west. Local topography consists of gently rolling hills with local relief of as much as 1,000 feet.

The mine site is located in the middle of a residential district within the City Limits of Central City and adjacent to a modern large Casino - Hotel complex. The Bates-Hunter Project lands within the City Limits, are generally zoned for mining or industrial use. The Bates-Hunter Shaft is equipped with a 2 compartment 85 foot tall steel headframe and a single drum 5 foot hoist capable of using a 1 inch diameter rope to hoist 2 ton skips from at least 1,000 feet depth. Permit M-1990-41 covers the Bates-Hunter Mine and the Golden Gilpin Mill and is in good standing. Colorado permitting regulations allow for transfer of ownership or relocating the mine or mill site within 90 to 120 days based on technical considerations only. A state-of-the-art water treatment plant has been constructed adjacent to the mine headframe. This is a significant asset given the mine site location and environmental concerns. Substantial water rights are attached to the mine and mill permits. There is ample water to meet both present and future Project needs. The Water Discharge Permit #0043168 is in good standing until July 31, 2007. Transfer of permit ownership requires an amendment showing the new owner and takes about 30 days to process.

Geology

The regional geology of the Central City district is not “simple” but the economic geology is classically simple. The Precambrian granites and gniesses in the area were intensely fractured during a faulting event resulting in the emplacement of many closely spaced and roughly parallel veins. The veins are the result of fracture filling by fluids that impregnated a portion of the surrounding gneisses and granites with lower grade gold concentrations “milling ore” and usually leaving a high grade “pay streak” of high grade gold sulphides within a quartz vein in the fracture. There are two veins systems present, one striking east-west and the other striking sub parallel to the more predominant east-west set. These veins hosted almost all of the gold in the camp. The veins vary from 2 to 20 feet in width and dip nearly vertical. Where 2 veins intersect, the intersection usually widens considerably and the grade also increases, sometimes to bonanza grades. In the Timmins camp, this same feature was described as a “blow out” and resulted in similar grade and thickness increases. The Bates vein in the area of the Bates-Hunter has been reported to have both sets of veins and extremely rich “ore” where the two veins intersected. These veins persist to depth and consist of gold rich sulphides that include some significant base metal credits for copper and silver.

Previous Exploration Efforts

The following is based on the information from a report titled “Exploration and Development Plan for the Bates-Hunter Project,” prepared by Glenn R. O’Gorman, P. Eng., dated March 1, 2004 (the “O’Gorman Report”).

Lode gold was first discovered in Colorado in 1859 by John H. Gregory. The first veins discovered were the Gregory and the Bates. This discovery started a gold rush into the area with thousands of people trying to stake their claims. The Central City mining district is the most important mining district in the Front Range mineral belt. Since 1859, more than 4,000,000 ounces of gold have been mined from this district. Over 25% of this production has come from the area immediately surrounding the Bates-Hunter Gold Project. Although the Bates vein was one of the richest and most productive in the early history of the area, it was never consolidated and mined to any great depth.

The majority of production on the claims occurred during the period prior to 1900. Technology at that time was very primitive in comparison to today's standards. Hand steel and hand tramming was the technology of the day. The above limitations coupled with limited claim sizes generally restricted mining to the top few hundred feet on any one claim.

During the early 1900’s cyanidation and flotation recovery technologies were developed along with better hoists and compressed air operated drills. Consolidation of land was a problem. Production rates were still limited due to the lack of mechanized mucking and tramming equipment. Issues that were major prior to the 1900’s and 1930’s are easily overcome with modern technology.

Colorado legislated their own peculiar mining problem by limiting claim sizes to 500 feet in length by 50 feet wide and incorporated the Apex Law into the system as well. A typical claim was 100 to 200 feet long in the early days. This resulted in making it extremely difficult for any one owner to consolidate a large group of claims and benefit from economics of scale. The W.W.II Production Limiting Order # 208 effectively shut down gold mining in the area and throughout Colorado and the United States in mid 1942.

Historical production records indicate that at least 350,000 ounces of gold were recovered from about half of the Bates Vein alone to shallow depths averaging about 500 feet below surface.

GSR Goldsearch Resources drilled 2 reverse circulation holes on the property in 1990. The first hole did not intersect the Bates Vein. However, the second drilled beneath the Bates-Hunter shaft bottom intersected the Bates Vein at about 900 feet below surface. The drill cuttings graded 0.48 oz. Au/ton over 10 feet. This drill hole intersected 3 additional veins as well with significant gold assays.

Current Exploration Program

We will proceed with the initial two phases of a work program based on the O’Gorman Report. Phase one will dewater and rehabilitate the shaft and levels, map and sample all accessible historical workings and undertake preliminary metallurgical testwork. At the end of phase one, the process should have confirmed some of the historical information regarding the Bates-Hunter property, defined some mineable mineralization, and have a good idea regarding the geological continuity, grade and thickness of the mineralization and its metallurgical characteristics. It is estimated that phase one will require approximately $500,000 and some three months to complete. The results from the phase one work program will determine whether to continue to the next phase.

In phase two a diamond drill station will need to be established on the 745 foot level about 150 feet away from the Bates vein to conduct underground diamond drilling. Diamond drilling will be targeted to explore both above and beneath the old workings and attempt to pinpoint the vein intersections. The drill holes should be drilled to lengths that will allow them to pass through the Bates vein and intersect the Vasa Levitt vein as well and explore it from its intersection with the Bates vein. It is estimated that phase two will require approximately $650,000 and some four months to complete. Concurrent with these activities, investigations are planned to be undertaken to define the metallurgical characteristics of the mineralization and develop a suitable process flow sheet prior to sourcing a processing plant and mining equipment.

If the above efforts prove to be successful, the Bates-Hunter shoot on the Bates vein as well as the Vasa Levitt vein near its intersection with the Bates vein should be sufficiently defined to estimate ore reserves and decide if further expenditures are warranted. We have until November 30, 2005, to determine if the results warrant the consummation of the purchase of the assets of the Hunter Corporation and the further expenditure of $3,000,000.

If the tonnages and grades encountered from the diamond drilling are high enough (say 100,000 tons in the one ounce range) and we were able to raise the capital necessary to consummate the purchase of the assets, we would then commence with phase three: that of placing the project into early production at a small scale (in the range of 100 TPD). A new gravity, flotation and cyanidation mill will have to be built. It would cost approximately $2,700,000 to undertake this including constructing a small (expandable) mill and take a little less than one year to accomplish. Therefore, in order to begin the third phase on the Bate-Hunter would require capital funds of approximately $5,700,000.

INDUSTRY BACKGROUND

The exploration for and development of mineral deposits involves significant capital requirements. While the discovery of an ore body may result in substantial rewards, few properties are ultimately developed into producing mines. Some of the factors involved in determining whether a mineral exploration project will be successful include, without limitation:

•	competition;
•	financing costs;
•	availability of capital;
•	proximity to infrastructure;
•	the particular attributes of the deposit, such as its size and grade;
•	political risks, particularly in some in emerging third world countries; and
•
governmental regulations, particularly regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold, environmental protection matters, property title, rights and options of use, and license and permitting obligations.

All of which leads to a speculative endeavor of very high risk. Even with the formation of new theories and new methods of analysis, unless the minerals are simply lying, unexposed on the surface of the ground, exploration will continue to be a “hit or miss” process.

COMPETITION

We are new to the minerals exploration business and we compete with other exploration and mining companies in connection with the acquisition of gold and other precious mineral properties. There is competition for the limited number of acquisition opportunities with other companies, some of which have substantially greater financial resources than we do. As a result, we may have difficulty acquiring attractive exploration properties.

EMPLOYEES

We currently employ two people - our chief executive officer and our chief financial officer. None of our employees are represented by a labor union and we consider our employee relations to be good.

PROPERTIES

We currently occupy approximately 165 square feet of office space, together with the use of related adjacent common areas, in Minneapolis, Minnesota pursuant to a lease agreement that expires December 31, 2005, which requires monthly payments of $1,280. We believe that our current facilities are adequate for our current needs.

LEGAL MATTERS

In action brought in District Court, City and County of Denver, Colorado, the Company was named a defendant in a proceeding brought by Farmers State Bank of Ft. Morgan, Colorado, in which is was alleged that the Company was liable to the plaintiff as a result of its guaranty of certain secured debt obligations in the aggregate amount of approximately $314,000 of Meteor Marketing, Inc. Meteor Marketing was formerly a subsidiary of Meteor Industries, Inc., until April 2001 when it was sold prior to the completion of the merger transaction between Meteor Industries and activeIQ Technologies Inc., (“Old AIQ”). In October 2003, Meteor Marketing reached a settlement with Farmers State Bank and the matter was dismissed without prejudice. To date, an aggregate of approximately $215,000 remains outstanding and, pursuant to the settlement agreement, Meteor Marketing is required to make monthly payments of approximately $2,600. Although we were not obligated to make any payments to the bank, we remain contingently liable pursuant to the guaranty. In light of the size of Meteor Marketing’s monthly settlement payment obligations and our understanding of Meteor Marketing’s financial condition, we believe Meteor Marketing should be able to satisfy this obligation for the foreseeable future.

The guaranty to the potential liability to Farmers State Bank was not disclosed to us at the time the Meteor Industries-Old AIQ merger was completed in April 2001. In connection with the merger and the sale by Meteor Industries of all of its operating subsidiaries to Capco Energy, Inc., the Meteor subsidiaries and Capco Energy agreed to indemnify us for any claims relating to any of the subsidiaries. Accordingly, in the event Farmers State Bank seeks to hold us liable under the guaranty, we will seek indemnification from the Meteor subsidiaries and Capco Energy.

MANAGEMENT

Set forth below are the names of all directors and executive officers of the Company, their respective ages and all positions and offices with the Company held by each person as of April 4, 2005:

Name	Age	Positions with the Company

H. Vance White	60	Chief Executive Officer and Director
Mark D. Dacko	53	Chief Financial Officer, Secretary and Director
Norman D. Lowenthal	67	Director
Stephen D. King	48	Director

H. Vance White has been our Chief Executive Officer and one of our directors since June 26, 2003. Since January 2003, Mr. White has also served as President of Hawk Precious Minerals Inc., a Toronto based mineral exploration company. Since April 2001, Mr. White has also been a partner in Brooks & White Associates, an unincorporated partnership providing management, financial and/or investor relations services to junior companies primarily in the natural resources sector. Since 1989 to present, Mr. White serves on the board of directors of Kalahari Resources Inc., a publicly-held Junior Canadian Resources company. Since November 1995 to present, Mr. White has served as the Alpine Ski Race Administrator for the Osler Bluff Ski Club, and since September 1979 to present, Mr. White has served as President and Director of Brewis & White Limited, a private family investment company. From January 1991 to July 1998 he was the Franchisee for Alarm Force Industries in the Collingwood, Grey-Bruce Regions of Central Ontario, a provider of residential and commercial monitored alarm systems monitoring. From August 1993 to March 1995, Mr. White was the President of Amarado Resources Inc., a predecessor company of AfriOre Limited and a Director from August 1993 to June 1997. From September 1983 to September 1995, Mr. White was President of Mid-North Engineering Services, a company providing services and financing to the junior mining sector prior to which he was President and Director of the Dickenson Group of Companies, gold producers in the Red Lake gold mining camp of North Western Ontario, Canada. Mr. White has been involved with the natural resource industry for over 30 years and intends to devote approximately 70-80 percent of his time to the affairs of our Company.

Mark D. Dacko was appointed to our board of directors on June 26, 2003. Since March 2003, Mr. Dacko has also served as Chief Financial Officer and Secretary and he served as our Controller from February 2001 to March 2003. Prior to joining the Company, Mr. Dacko was Controller for PopMail.com, inc., a publicly held email/marketing services and restaurant company, from January 1999 until January 2001. From November 1994 to December 1998, Mr. Dacko was Controller for Woodroast Systems, Inc., a publicly held restaurant company based in Minneapolis, Minnesota. Mr. Dacko has no prior experience in the precious mineral exploration or mining industry.

Norman D. Lowenthal was appointed to our board of directors on September 4, 2003. Since October 2002, Mr. Lowenthal has served as Vice-Chairman of the Taylor Companies, a private bank located in Washington, D.C., and since January 2001, he has served as Chairman of SSC Mandarin Financial Services based in Hong Kong. SSC Mandarin Financial Services is a joint venture partner with the China Gold Bureau, which is an advisor to the government operated association of China gold mines. Mr. Lowenthal was Chairman of the Johannesburg Stock Exchange from April 1997 to April 2000 and, since April 1997, he has been a member of the Securities Regulation Panel of South Africa.

Stephen D. King was appointed to our board of directors on July 8, 2004. Since October 2000, Mr. King has served as President of SDK Investments, Inc., a private investment firm located in Atlanta, Georgia specializing in corporate finance and investing. He has served as President, from January 1994 until July 2000 and Chairman until October 2000, of PopMail.com, inc. (formerly Café Odyssey, Inc.) a publicly traded company with businesses in the hospitality and Internet sectors.

There is no family relationship between any director or executive officer of the Company.

EMPLOYMENT AGREEMENTS

The only two employees of our Company are our chief executive officer and our chief financial officer. We do not have written employment agreements with either. Although our chief executive officer does not collect any salary, we did record a non-cash expense for his contributed services during the year ended December 31, 2004. Our chief financial officer is entitled to an annual salary of $90,000.

As indicated above, Mr. White also serves as president of Hawk Precious Minerals Inc., a Toronto-based mineral exploration company, for which he receives a monthly salary of $2,500 Canadian, roughly the equivalent of US$2,055 as of April 4, 2005. Hawk Precious Minerals USA, Inc., a wholly owned subsidiary of Hawk Precious Minerals Inc., holds 3,242,500 shares of our common stock. Additionally, Hawk Precious Minerals Inc., holds 200,000 shares of our common stock and a warrant to purchase 30,000 shares of our common stock at $1.00 per share, which expires on October 13, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer and the other highest-paid executive officers serving as such at the end of 2004 whose compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the “Named Officers.” No other executive officer of ours received compensation in excess of $100,000 during fiscal year 2004.

		Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation ($)	Securities Underlying Options/SARs(#)
H. Vance White (1) Chief Executive Officer and Director	2004 2003 2002		— — —		— — —	— — —	— 1,000,000 —	— — —
Mark D. Dacko (2) Chief Financial Officer, Secretary and Director	2004 2003 2002	$ $ $	90,000 104,971 90,000	$	— — 18,000	— — —	125,000(3 350,000 —)	— — —

(1)
Mr. White has been our Chief Executive Officer and one of our directors since June 26, 2003. The Company does not pay Mr. White a salary, but we do record a non-cash expense for his contributed services.

(2)
Mr. Dacko was appointed to our board of directors on June 26, 2003. Since March 14, 2003, Mr. Dacko has also served as Chief Financial Officer and Secretary and he served as our Controller from February 2001 to March 2003.

(3)	Our Board of Directors granted Mr. Dacko a stock option for his voluntary deferment of his salary for a six-month period during 2004.

OPTION GRANTS

The following information sets forth information with respect to the grants of options by us to our Chief Executive Officer and our other most highly compensated executive officers as of December 31, 2004.

	Number of options granted	Percent total options granted to employees in fiscal 2004	Exercise/ base price ($)	Expiration date	Grant date present value (b)
Mr. White	—	—	$—	—	$—

Mr. Dacko (a)	125,000	100%	$0.23	12/29/2014	$28,750

(a)    The options granted vested entirely on 12/29/04.
(b)    Grant date present value is calculated on the date of the grant using the Black-Scholes pricing model assuming the following: no dividend yield, risk-free interest rate of 4.5 percent, expected volatility of 333 percent, and expected terms of the options of 10 years. The Black-Scholes value is then multiplied by the number of options granted.

AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUE TABLE

Shown below is information relating to (i) the exercise of stock options during 2004 by our Chief Executive Officer and each of our other most highly compensated executive officers as of December 31, 2004 and (ii) the value of unexercised options for each of the Chief Executive Officer and such executive officers as of December 31, 2004:

	Number of		Number of shares		Value of unexercised
	shares		underlying unexercised		in-the-money options
	acquired on	Value	options at Dec. 31, 2004		at Dec. 31, 2004 (a)
	exercise	realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. White	—	$—	1,000,000	—	$—	$—

Mr. Dacko	—	$—	515,000	—	$27,500	$—

(a)	The value of unexercised in-the-money options is based on the difference between the exercise price of the options and $0.45, the fair market value of the Company’s common stock on December 31, 2004.

No stock appreciation rights were exercised during the 2004 fiscal year, and no stock appreciation rights were outstanding at the end of that fiscal year.

DIRECTOR COMPENSATION

Non-employee directors of our company are reimbursed for all reasonable and necessary costs and expenses incurred in connection with their duties as directors. In addition, we issue options to our directors as determined from time to time by the Board. In 2003, we issued options to purchase a total of 1,650,000 shares of our common stock to four directors, as follows: on July 9, 2003, we granted an option to purchase 750,000 shares to Mr. Brooks and 250,000 shares to Michael Pickens, both former directors, both pursuant to our 2000 Director Stock Option Plan; on September 4, 2003 we granted an option to purchase 250,000 shares to Mr. Lowenthal; and on November 5, 2003 we granted an option to purchase 400,000 shares to Zoran Arandjelovic, a former director. The grants to Messrs. Lowenthal and Arandjelovic were both pursuant to our 2003 Director Stock Option Plan.

On March 10, 2004, we amended Mr. Arandjelovic’s stock option grant to accelerate the vesting of the entire option, allowing for immediate exercise. We also granted to Mr. Arandjelovic an option to purchase an additional 400,000 shares at a price of $1.03, all of which shares are immediately exercisable.

On July 8, 2004, we granted Mr. King an option to purchase 250,000 shares pursuant to our 2003 Director Stock Option Plan.

Members of our board who are also employees of ours receive no options for their services as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following information sets forth the number and percentage of shares of the Company’s common stock owned beneficially, as of April 4, 2005, by any person, who is known to the Company to be the beneficial owner of five percent or more of the Company’s common stock, and, in addition, by each director and each executive officer of the Company, and by all directors and executive officers as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

Name and Address	Amount of Beneficial Ownership (1)	Percentage of Class

H. Vance White	4,472,500 (2)	7.4
80 South 8th Street, Suite 900
Minneapolis, MN 55402
Mark D. Dacko	515,000 (3)	*
80 South 8th Street, Suite 900
Minneapolis, MN 55402
Norman D. Lowenthal	250,000 (3)	*
Private Bag X60
Saxonwold, 2132 South Africa
Stephen D. King	187,500 (3)	*
Three Ravinia Drive, Suite 1950
Atlanta, GA 30346
All directors and officers as a group	5,425,000	8.8

Thomas Brazil	8,746,911 (4)	13.8
17 Bayns Hill Road
Boxford, MA 01921
Everest, Ltd.	3,750,000 (5)	6.2
Chancery Court, Providenciales
Turks and Caicos Islands
Philip M. Georgas	3,000,000 (6)	5.0
91 Riverview Drive
Toronto, ON M4N 3C6
Hawk Precious Minerals Inc.	3,472,500 (7)	5.8
404 - 347 Bay Street
Toronto, ON M5H 2R7
Wayne W. Mills	3,169,400 (8)	5.2
1615 Northridge Drive
Medina, MN 55391

______________
* represents less than 1 percent

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to the shares shown as beneficially owned.

(2)
Includes 1,000,000 shares issuable upon the exercise of an option that is currently exercisable. Also includes 3,242,500 shares held by Hawk Precious Minerals USA, Inc., a wholly owned subsidiary of Hawk Precious Minerals Inc., 200,000 shares held by Hawk Precious Minerals Inc., and 30,000 shares issuable upon exercise of certain warrants held by Hawk Precious Minerals Inc., of which Mr. White is a director and executive officer.

(3)	Represents shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days.

(4)	Includes 1,250,000 shares issuable upon the exercise of certain warrants.

(5)	Includes 1,250,000 shares issuable upon the exercise of certain warrants.

(6)	Includes 1,000,000 shares issuable upon the exercise of certain warrants.

(7)
Includes 3,242,500 shares held by Hawk Precious Minerals USA, Inc., a wholly owned subsidiary of Hawk Precious Minerals Inc., 200,000 shares held by Hawk Precious Minerals Inc., and 30,000 shares issuable upon exercise of certain warrants held by Hawk Precious Minerals Inc.

(8)
Includes 1,196,000 shares issuable upon exercise of certain warrants, of which 473,000 are owned by Blake Capital, LLC, of which Mr. Mills is the sole member. Also includes 271,000 shares owned by Blake Capital, LLC, 30,000 shares owned by Sea Spray, Ltd., a foreign corporation of which Mr. Mills is the sole director. Also includes 150,000 shares owned by Mr. Mills’ spouse and warrants to purchase 250,000 shares held by a trust for the benefit of Mr. Mills’ children. Mr. Mills disclaims beneficial ownership of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes certain relationships and related transactions that we have with persons deemed to be affiliates of ours. We believe that each of the transactions described below were on terms at least as favorable to our Company as we would have expected to negotiate with unaffiliated third parties.

Blake Capital Partners, LLC

In October 2003, in exchange for financial advisory services related to equity raising activities, we paid to Blake Capital Partners, LLC $52,000 in cash and issued a four-year warrant to purchase an aggregate of 208,000 shares of our common stock at an exercise price of $0.50. Blake Capital is wholly owned by Wayne W. Mills, who beneficially owns more than five percent of our outstanding common stock.

In May 2004, in exchange for agreeing to personally guarantee our obligations under a secured convertible promissory note that we issued to Pandora Select Partners, L.P., we paid Mr. Mills a cash fee of $48,750, plus issued a five year warrant to purchase 375,000 shares of our common stock at a price of $0.40 per share. In addition, in consideration for advisory services rendered to us, we paid to Blake Capital $25,000, respectively and agreed to issue to Blake Capital a 5-year warrant to purchase, at an exercise price of $0.40 per share, 100,000 shares of our common stock.

Boston Financial Partners, Inc.

In October 2003, in exchange for financial advisory services related to equity raising activities, we paid to Boston Financial Partners, Inc., $300,000 in cash and issued a four-year warrant to purchase an aggregate of 538,000 shares of our common stock at an exercise price of $0.50.

In November 2003, we engaged Boston Financial Partners, Inc. to provide consulting services to us in connection with evaluating our business model, evaluating and, if necessary, modifying our investor relations plans, introducing us to potential investors and identifying for us mineral exploration investment or acquisition opportunities. In exchange for these services rendered, we issued to Boston Financial Partners a two-year warrant to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.62.

Hawk USA

Pursuant to a joint venture agreement dated June 26, 2003, we formed Active Hawk, LLC, which was initially 50 percent owned by us and 50 percent owned by Hawk Precious Minerals USA, Inc., (“Hawk USA”), a wholly owned subsidiary of Hawk Precious Minerals Inc., (“Hawk”). See “Business - Active Hawk Minerals, LLC.” H. Vance White, our chief executive officer and director, is also an officer and director of Hawk USA and Hawk. Immediately prior to this agreement, neither Hawk USA, Hawk nor Mr. White were affiliated with our Company. On June 26, 2003, Hawk USA contributed all of its interest in the FSC and Holdsworth Projects and we assumed Hawk USA’s obligation to provide $2.1 million of capital to Kwagga. We also issued to Hawk USA 3,750,000 shares of our common stock, which then represented approximately 37.2 percent of our outstanding shares. On November 7, 2003, we exercised our option under the June 26, 2003 agreement to purchase Hawk USA’s 50 percent interest in Active Hawk LLC in exchange for issuing an additional 2,500,000 shares of our common stock to Hawk USA, making Active Hawk LLC our wholly owned subsidiary.

Hawk

On June 10, 2004, we entered into an option agreement to earn an interest in the McFaulds Lake project held under option by Hawk. The option agreement required cash payments of Cdn$60,000 and the issuance of 200,000 shares of our common stock (which shares are being offered in the prospectus).

On October 13, 2004, we entered into a short-term loan arrangement with Hawk, whereby we borrowed $15,000 by issuing a four-month unsecured promissory note (“Note”) to Hawk. The Note bore a 10 percent interest rate per annum and was repaid in December 2004. We had the authorization to borrow up to an additional $15,000 under the same terms. As consideration for the Note and any additional loans, we issued to Hawk a two-year warrant to purchase up to 30,000 shares of our common stock at a price of $1.00 per share (which shares underlying the warrant are being offered in the prospectus).

MARKET FOR COMMON EQUITY AND RELATED
SHAREHOLDER MATTERS

MARKET PRICE FOR OUR COMMON EQUITY

Our common stock is quoted on the OTCBB under the symbol “WITM.” Prior to March 26, 2003, our common stock was quoted on the Nasdaq SmallCap Market under the symbol “AIQT.” As of April 4, 2005 the last sale price of our common stock as reported by OTCBB was $0.29 per share. The following table sets forth for the periods indicated the range of high and low bid prices of our common stock:

Quarter Ended	High	Low

March 31, 2003	$0.29	$0.05
June 30, 2003	$0.75	$0.07
September 30, 2003	$0.71	$0.32
December 31, 2003	$1.70	$0.41

March 31, 2004	$1.33	$0.68
June 30, 2004	$0.91	$0.33
September 30, 2004	$0.51	$0.20
December 31, 2004	$0.41	$0.16

March 31, 2005	$0.46	$0.20

The quotations from the OTCBB above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

RECORD HOLDERS

As of March 22, 2005, there were approximately 265 record holders of our common stock. Based on securities position listings, we believe that there are approximately 1,200 beneficial holders of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and have no present intention of doing so in the foreseeable future. Rather, we intend to retain all earnings to provide for the growth of our Company. Payment of cash dividends in the future, if any, will depend, among other things, upon our future earnings, requirements for capital improvements and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling shareholders. We would receive gross proceeds in the approximate amount of $9,300,000 assuming the exercise of all the warrants with respect to which the underlying shares that are being offered hereby. To the extent any of these warrants are exercised, we intend to use the proceeds to fund existing projects, acquire further exploration projects and for general working capital.

In connection with our October 2003 private placement, we received net proceeds of $2,251,603 (after deducting commissions and expenses) from the sale of 10,190,000 shares of our common stock and one-year warrants to purchase 5,095,000 shares of common stock at a price of $0.75 per share. In connection with our January 2005 private placements, we received net proceeds of approximately $2,460,000 (after deducting commissions and expenses) from the sale of 25,050,000 shares of our common stock and warrants to purchase 12,525,000 shares of common stock with an exercise price of $0.25 per share. We will use these proceeds to develop our current exploration projects, acquire further exploration projects and for general corporate purposes.

SECURITIES PURCHASE AGREEMENT

GENERAL

In connection with a $650,000 loan we obtained May 28, 2004, we entered into a purchase agreement (the “Pandora Purchase Agreement”) with Pandora Select Partners L.P., a British Virgin Islands limited liability company (“Pandora”). The Pandora Purchase Agreement provided that in exchange for the $650,000 loan, we would execute and deliver to Pandora a Convertible Secured Promissory Note in the principal amount of $650,000 (the “Note”), a warrant for the purchase of up to 928,571shares of our common stock (the “Warrant”), a Security Agreement granting Pandora a security interest in substantially all of our assets as security for our obligations under the Note (the “Security Agreement”) and a Registration Rights Agreement providing for the registration under the Securities Act of 1933 of the offering and sale of shares by Pandora which it may receive under the terms of the Note and the Warrant. In addition, Wayne W. Mills, a shareholder and former director of our Company, executed and delivered his personal guaranty of the repayment of the Note to Pandora.

NOTE

The Note is payable by us in monthly installments of interest only, which began in June 2004 and ended August 2004, and in 15 equal monthly payments of principal and interest of $46,278 each, commencing on September 2004, and terminating with the last payment due in November 2005. The Note is convertible by Pandora into our common stock at the average of the high closing bid price of our common stock as reported by the OTC Bulletin Board during the 30 trading days immediately following the effective date of the registration statement to which this prospectus relates, provided, however, that the conversion price shall never be less than $0.35 or more than $0.65. The Note also bears interest at the rate of 10% per annum. If we choose, we may pay each of the principal and interest installments by issuing our common stock subject to certain limitations. The value of any common stock we use to pay any installment of principal and interest is 85% of the high closing bid price of our common stock traded on the OTC Bulletin Board over the 20-trading-day period immediately preceding the installment payment date. We are limited, however, as to how may shares of our common stock we may issue. We may not issue a number of shares in making any payment which would (i) exceed 10% of the total number of our shares traded on the OTC Bulletin Board over the 30-day trading period preceding the installment payment date, or (ii) cause Pandora or its affiliates together to beneficially own more than 4.99% of our outstanding common stock. The Note is pre-payable in cash at any time.

The Note will be deemed to be in default if there is a default in the payment of any installment, a default in the Security Agreement, Warrant, Registration Rights Agreement or Guaranty of Wayne W. Mills, or if we become insolvent or any proceeding under any bankruptcy or insolvency law shall be instituted against us. Upon being deemed to be in default, Pandora can call the entire principal balance and accrued interest then due and payable. The conversion price is subject to adjustment in certain events, such as a stock split, stock combination or similar recapitalization, reclassification or reorganization affecting our common stock.

WARRANTS

As additional consideration for the loan, we issued to Pandora the Warrant, which provides it with the right to purchase up to 928,571 shares of our common stock at a price of $0.40 per share, until May 28, 2009. The exercise price of the Warrant and the number of shares issuable under the Warrant are subject to proportional adjustment in certain events, such as a stock split, stock combination or similar recapitalization, reclassification or reorganization affecting our common stock. In addition, the exercise price of the Warrant is subject to adjustment if we sell our common stock (or grant rights to purchase our common stock) at prices less than the then Warrant exercise price. Such adjustment is determined by a formula which takes into consideration the number of our shares of common stock outstanding and the average amount paid for the shares we sell.

As further consideration for the loan by Pandora, we issued to two affiliates of Pandora five-year warrants to purchase an aggregate of 200,000 shares of our common stock at a price of $0.40 per share. The warrants were subsequently assigned to Pandora, which is offering the shares issuable upon exercise of such warrants pursuant to this prospectus.

REGISTRATION RIGHTS AGREEMENT

The Registration Rights Agreement obligates us to file and obtain the effectiveness of a registration statement with the SEC with respect to the offer and sale of shares of our common stock which may be received by Pandora either upon (i) the conversion of an amount due under the Note into common stock, (ii) our issuance of common stock to make any of the monthly installment payments under the Note, or (iii) the purchase of our shares of common stock upon the exercise of the Warrant. We were required to obtain the effectiveness of the registration statement by November 28, 2004, which deadline we did not satisfy. As a result, we paid Pandora $10,524 additional interest and satisfied any future requirements relating to additional interest as of February 14, 2005. We are obligated to pay substantially all of the expenses of obtaining and maintaining the effectiveness of the registration statement filed on behalf of Pandora.

SECURITY AGREEMENT

In connection with the issuance of the Note, we entered into a Security Agreement with Pandora, granting a security interest in substantially all of our assets, including all securities owned by us and all of our rights under contracts.

GUARANTY

The repayment of the Note was guaranteed by Wayne W. Mills, a shareholder and former director of our Company. As consideration for his guaranty, we issued to Mr. Mills a five-year warrant to purchase 475,000 shares of our common stock at a price of $0.40 per share. Mr. Mills is offering the shares issuable upon exercise of these warrants pursuant to this prospectus.

SELLING SHAREHOLDERS

The Selling Shareholders identified below are offering an aggregate of 68,731,825 shares of our common stock. The following table sets forth the number of shares beneficially owned by each selling shareholder as of April 4, 2005, and after giving effect to the offering.

Name of Selling Shareholder	Shares Beneficially Owned Before Offering		Shares of Outstanding Common Stock Offered by Selling Shareholder	Shares of Common Stock Offered by Selling Shareholders Issuable Upon Exercise of Warrants (1)		Total Shares of Common Stock Offered by Selling Shareholder	Percentage Beneficial Ownership After Offering
Zoran Arandjelovic	1,440,000		200,000	100,000		300,000	1.3
Argyle Securities Limited	450,000		300,000	150,000	(2)	450,000	*
Michael Baybak	1,100,000		400,000	200,000		600,000	*
Arthur P. Bergeron	2,806,430		1,920,000	700,000		2,620,000	*
Bergman Industries, Inc.	395,000		270,000	125,000		395,000	*
Robert Bishop	170,000		120,000	50,000		170,000	*
Blake Advisors, LLC (a)	3,169,400	(3)	—	100,000	(4)	100,000	5.1
Blake Capital Partners, LLC (b)	3,169,400	(3)	—	208,000		208,000	5.1
Boston Financial Partners, Inc. (c)	8,746,911	(5)	1,860,000	2,313,000	(6)	4,173,000	13.3
Barbara Bowman	68,000		48,000	20,000		68,000	*
Laurence H. Brady	375,000		250,000	125,000		375,000	*
Marsha Mucci, as custodian for Patrick Brazil	255,000		180,000	75,000		255,000	*
Marsha Mucci, as custodian for Sean Brazil	225,000		180,000	75,000		255,000	*
Marsha Mucci, as custodian for Thomas Justin Brazil	255,000		180,000	75,000		255,000	*
Ronald C. Breckner	1,020,000		720,000	300,000		1,020,000	*
Jerald L. Broussard	150,000		100,000	50,000		150,000	*
Capital Z Corporation (d)	1,440,000	(7)	240,000	100,000		340,000	1.3
Caribbean Consultants Associated S.A.	2,000,000		—	2,000,000	(8)	2,000,000	*
Carlin Equities Corporation	170,000		120,000	50,000		170,000	*
CAS Associates, LLC (e)	150,000		100,000	50,000		150,000	*
The Catalyst Group, LLC (f)	150,000		100,000	50,000		150,000	*
John F. & Rayna A. Cipollini, JTWROS	750,000		500,000	250,000		750,000	*
Daniel J. Clancy	416,500		144,000	60,000		204,000	*
John J. Connors	375,000		250,000	125,000		375,000	*
Raymond Cormier	2,250,000		1,500,000	750,000		2,250,000	*
Yvon Cormier	750,000		500,000	250,000		750,000	*
Vito A. DeMarco	225,000		150,000	75,000		225,000	*
Christopher R. Esposito	375,000		250,000	125,000		375,000	*
Everest Ltd.	3,750,000		2,500,000	1,250,000		3,750,000	*
John C. Feltl	173,768		173,768	—		173,768	*
John E. Feltl	175,701		5,701	—		5,701	*
John E. Feltl and Mary Joanne Feltl JTWROS	175,701		170,000	—		170,000	*
Feltl and Company (g)	175,200		123,450	51,750	(9)	175,200	*
Henry Fong	1,160,000		510,000	212,500		722,500	1.8
Mark Fuller	6,972		—	6,972	(10)	6,972	*
Galileo Asset Management SA	769,500		500,000	269,500	(11)	769,500	*
Philip M. Georgas	3,000,000		2,000,000	1,000,000		3,000,000	*
Mark Glasberg	150,000		100,000	50,000		150,000	*
Goldstein Consultants, LLC (h)	150,000		100,000	50,000		150,000	*
Andrew Green	1,500,000		1,000,000	500,000		1,500,000	*
Gordon Gregoretti	900,000		600,000	300,000		900,000	*
Michael Hamblett	2,100,000		1,400,000	700,000		2,100,000	*
Steve Harmon	136,000		96,000	40,000		136,000	*
(731)

Name of Selling Shareholder	Shares Beneficially Owned Before Offering	Shares of Outstanding Common Stock Offered by Selling Shareholder	Shares of Common Stock Offered by Selling Shareholders Issuable Upon Exercise of Warrants (1)	Total Shares of Common Stock Offered by Selling Shareholder	Percentage Beneficial Ownership After Offering

Haywood Securities Inc. (i)	1,500,000		1,000,000		500,000		1,500,000	*
Hawk Precious Minerals Inc. (j)	3,530,000		3,500,000		30,000	(12)	3,530,000	*
John Healey	34,000		24,000		10,000		34,000	*
Thomas J. Healey	238,000		168,000		70,000		238,000	*
Bernie Hertel	150,000		100,000		50,000		150,000	*
William J. Hickey	170,000		120,000		50,000		170,000	*
Hilpan Trade and Finance	100,000		100,000		—		100,000	*
Daniel Holland	9,761		—		9,761	(10)	9,761	*
Michael J. Horgan and Doris E. Horgan JTWROS	172,000		120,000		50,000		170,000	*
Patrick J. Horgan	380,000		240,000		100,000		340,000	*
HSBC Republic Bank (Suisse) S.A.	340,000		240,000		100,000		340,000	*
IBK Capital Corp.	80,800		—		80,800	(9)	80,800	*
Ivanhoe Irrevocable Trust	170,000		120,000		50,000		170,000	*
JMT Associates Inc. (k)	150,000		100,000		50,000		150,000	*
David Jones	170,000		120,000		50,000		170,000	*
W. Terence Jones	187,500		125,000		62,500		187,500	*
Bradley Kipp	13,600		9,600		4,000		13,600	*
Gary S. Kolher	136,000		96,000		40,000		136,000	*
Stephen C. LaPlante	375,000		250,000		125,000		375,000	*
Paul W. Lewis	68,000		68,000		—		68,000	*
John Lohre	25,098		—		25,098	(10)	25,098	*
Philip Lohre	2,789		—		2,789	(10)	2,789	*
James Long	48,453		—		48,453	(10)	48,453	*
Martin Lowenthal	1,090,000		740,000		350,000		1,090,000	*
James P. Maselan	187,500		125,000		62,500		187,500	*
The Mayflower Group, Ltd. (l)	375,000		250,000		125,000		375,000	*
Maslon Edelman Borman & Brand LLP	250,000		250,000		—		250,000	*
Michael Baybak and Company	250,000		—		250,000		250,000	*
Kathryn Middleton	2,789		—		2,789	(10)	2,789	*
Wayne W. Mills (m)	3,169,400	(3)	480,000		575,000	(13)	1,055,000	5.1
Morgan Street Partners (n)	2,316,334	(14)	480,000		200,000		680,000	*
William M. Mower	375,500	(15)	348,000		45,000		393,000	*
National Financial Services LLC FBO Sara D. Mower IRA	136,000		96,000		40,000		136,000	*
National Financial Services LLC FBO William M. Mower IRA	418,500	(15)	96,000		40,000		136,000	*
Robert B. Murphy Jr.	150,000		100,000		50,000		150,000	*
Noble Consultants (St. Lucia) Ltd.	1,500,000		1,000,000		500,000		1,500,000	*
Noble Securities Holding Ltd.	3,342,000		2,712,000		630,000		3,342,000	*
Philip Odeen	8,366		—		8,366	(10)	8,366	*
D. Bradly Olah (o)	330,834		—		100,000		100,000	*
Omega Capital Small Cap Fund, Ltd	4,125,000		2,750,000		1,375,000		4,125,000	*
Beverly N. O’Neal	150,000		100,000		50,000		150,000	*
Pandora Select Partners LP	2,228,581		1,100,000	(17)	1,128,571	(18)	2,228,571	*
Daniel S. & Patrice M. Perkins, JTWROS (p)	594,000	(16)	240,000		100,000		340,000	*
USB Piper Jaffray, as custodian FBO Daniel S. Perkins IRA (p)	574,000	(16)	120,000		50,000		170,000	*
USB Piper Jaffray, as custodian FBO Patrice M. Perkins IRA (p)	564,000	(16)	60,000		25,000		85,000	*
USB Piper Jaffray, as custodian FBO James G. Peters IRA	163,000		108,000		45,000		153,000	*
James E. Plunkett	375,000		250,000		125,000		375,000	*

Name of Selling Shareholder	Shares Beneficially Owned Before Offering	Shares of Outstanding Common Stock Offered by Selling Shareholder	Shares of Common Stock Offered by Selling Shareholders Issuable Upon Exercise of Warrants (1)	Total Shares of Common Stock Offered by Selling Shareholder	Percentage Beneficial Ownership After Offering

USB Piper Jaffray, as custodian FBO David H. Potter IRA	227,500		150,000	62,500		212,500	*
Pyramid Partners, L.P.	780,000		680,000	—		680,000	*
RM Communications	50,000		—	50,000		50,000	*
John Raichert	95,000		60,000	25,000		85,000	*
John A. Reggiannini	375,000		250,000	125,000		375,000	*
Bruce D. Reichert	194,000		134,000	60,000		194,000	*
Mark V. Rickabaugh	170,000		120,000	50,000		170,000	*
Ian T. Rozier	170,000		120,000	50,000		170,000	*
John V. Ryden	71,400		71,400	—		71,400	*
Jonathan Sebastiani	375,000		250,000	125,000		375,000	*
Martin & Jacqueline Shaevel, TIC	375,000		250,000	125,000		375,000	*
Stephen R. Sharpe	340,000		240,000	100,000		340,000	*
Anthony J. Spatacco Jr.	375,000		250,000	125,000		375,000	*
Claire Spencer	375,000		250,000	125,000		375,000	*
Elvira Stinghi	2,400,000		1,600,000	800,000		2,400,000	*
Kenneth Swaisland	250,000		250,000	—		250,000	*
Richard Treat	8,085		—	8,085	(10)	8,085	*
Lawrence R. & Lori R. Turel, JTWROS	225,000		150,000	75,000		225,000	*
Michael Ullman	920,000		120,000	50,000		170,000	*
Michael B. & Carla L. Ullman, JTWROS	920,000		500,000	250,000		750,000	*
James Walsh	150,000		100,000	50,000		150,000	*
Kevin Wachter	6,972		—	6,972	(10)	6,972	*
Winchester Fiduciary Services Ltd	150,000		100,000	50,000		150,000	*
Windsor Capital Corporation (q)	500,000		500,000	—		500,000	*
Wyncrest Capital Inc. (r)	2,316,334	(14)	1,000,000	500,000		1,500,000	*
Yendor Investment Inc.	150,000		150,000	—		150,000	*
Yore Management	490,000		390,000	100,000		490,000	*
Total Shares Offered			45,451,919	23,279,906		68,731,825

_________________
* represents less than 1 percent.

(a)	Blake Advisors, LLC is owned and controlled by Wayne W. Mills, a director of our Company until June 2003.
(b)	Blake Capital Patners, LLC is owned and controlled by Wayne W. Mills, a director of our Company until June 2003.
(c)	Boston Financial Partners, Inc. is owned and controlled by Thomas E. Brazil.
(d)	Capital Z Corporation is owned and controlled by Zoran Arandjelovic, a director of our Company from November 2003 until April 2004.
(e)	CAS Associates, LLC is controlled by Carolyn A. Shediac.
(f)	The Catalyst Group, LLC is controlled by Robert Raffa.
(g)	Feltl and Company is a registered broker/dealer.
(h)	Goldstein Consultants, LLC is controlled by Elliot Goldstein.
(i)	Haywood Securities Inc. holds shares in trust for Gregg Layton. Mr. Layton holds voting and dispositive control over the shares.
(j)
H. Vance White is an officer and director of our Company and also of Hawk Precious Minerals Inc. Includes 3,242,500 shares held by Hawk Precious Minerals USA, Inc., a wholly owned subsidiary of Hawk Precious Minerals Inc., and 30,000 shares issuable upon exercise of certain warrants held by Hawk Precious Minerals Inc.

(k)	JMT Associates Inc. is controlled by John M. Turner.
(l)	The Mayflower Group, Ltd. is controlled by Marshall Sterman.
(m)	Mr. Mills was a director of our Company until June 2003.
(n)	Morgan Street Partners is owned and controlled by Ronald E. Eibensteiner, a director of our company until June 2003.

(o)	Mr. Olah was a director of our company from April 2001 until June 2003 and an executive officer from April 2001 until January 2003.

(p)
Mr. and Mrs. Perkins also beneficially own 154,000 and 75,000 shares, respectively, through IRAs established for their benefit. Mr. Perkins is also offering hereby 150,000 shares held in his IRA and Mrs. Perkins is also offering 75,000 shares held in her IRA, as indicated in the table.

(q)	Windsor Capital Corporation is owned by Michael Baybak.
(s)	Wyncrest Capital Inc. is owned and controlled by Ronald E. Eibensteiner, a director of our company until June 2003.
_____________________________

(1)
Unless otherwise noted, the shares offered hereby that are issuable upon the exercise of warrants, refer to the warrants issued in connection with our January 2005 private placement, which are exercisable at a price of $0.25 per share and expire December 31, 2006.

(2)	Represents shares issuable upon the exercise (at a price of $1.50 per share) of a warrant issued in connection with our acquisition of Brazmin, Ltda.
(3)
Includes (i) 1,196,000, shares of common stock issuable upon the exercise of warrants, of which 473,000 are held in the name of Blake Capital Partners, LLC and 348,000 are held by Mr. Mills, (ii) 271,000 shares held by Blake Capital Partners, LLC; (iii) 30,000 shares held by Sea Spray, Ltd., of which Mr. Mills is the sole director; (iv) 150,000 shares held by Mr. Mills’ spouse; and (v) warrants to purchase 250,000 shares held by a trust for the benefit of Mr. Mills’ children.

(4)	Represents shares issuable upon the exercise (at a price of $0.40 per share) of a five-year warrant issued for advisory related services in connection with our secured convertible promissory note.
(5)
Includes 3,000,000 shares of our common stock issuable upon the exercise of various warrants (excluding the shares offered hereby issuable upon the exercise of warrants) and 91,500 shares held by Mr. Brazil’s spouse.

(6)
Includes 1,000,000 shares issuable upon the exercise (at a price of $0.62 per share) of a warrant and 538,000 shares issuable (at a price of $0.50 per share) of a warrant, both of which were issued in connection with consulting services.

(7)	Included 200,000 shares issuable upon the exercise (at a price of $0.65 per share) of an option that is currently exercisable.
(8)	Represents shares issuable upon the exercise (at a price of $0.225 per share) of a two-year warrant issued for foreign advisory related services.
(9)
Represents shares issuable upon the exercise (at a price of $0.50 per share) of a warrant issued as compensation for placement agent services rendered in connection with our October 2003 private placement

(10)
Represents 119,285 shares issuable upon the exercise (at a price of $1.00 per share) of five-year warrants issued on September 18, 2002 in connection with the deferral of payments on notes payable to former shareholders of Champion Business Systems, Inc. (part of our former accounting software business).

(11)
Includes 19,500 shares issuable upon the exercise (at a price of $0.25 per share) of a warrant issued as an agent fee in connection with our January 2005 private placement to this Switzerland based agent.

(12)
Represents shares issuable upon the exercise (at a price of $1.00 per share) of a two-year warrant issued on October 13, 2004 in connection with a short-term loan arrangement with Hawk Precious Minerals Inc.

(13)
Includes 375,000 shares issuable upon the exercise (at a price of $0.40 per share) of a five-year warrant issued as consideration for the guaranty of a secured convertible promissory note. See “Securities Purchase Agreement-Guaranty.”

(14)
Includes (i) 833,334 shares issuable upon the exercise of various warrants, of which warrants to purchase 533,334 shares are held by Wyncrest Capital, Inc., an entity owned and controlled by Ronald E. Eibensteiner, and warrants to purchase 100,000 shares are held by Mr. Eibensteiner, and (ii) 617,400 outstanding shares held by Wyncrest Capital.

(15)
Represents (i) 282,500 shares held directly by Mr. Mower, including 45,000 shares issuable upon the exercise of warrants and 22,500 shares issuable upon the exercise (at a price of $3.00 per share) of an option, and (ii) 120,000 shares held by an IRA established for Mr. Mower’s benefit, which includes 40,000 shares issuable upon exercise of warrants.

(16)
Represents (i) 325,000 shares held jointly by Mr. and Mrs. Perkins, including 75,000 shares issuable upon exercise of a warrant, (ii) 154,000 shares held in an IRA established for Mr. Perkins’ benefit, including 50,000 shares issuable upon exercise of a warrant, and (iii) 75,000 shares held in an IRA established for Mrs. Perkins’ benefit, including 25,000 shares issuable upon exercise of a warrant.

(17)
Reports shares issuable in lieu of our obligation to make cash principal and interest payments pursuant to an outstanding secured convertible promissory note or upon conversion thereof. See “Securities Purchase Agreement.”

(18)
Represents shares issuable upon the exercise (at a price of $0.40 per share) of five-year warrants, subject to adjustment, issued as further consideration on a secured convertible promissory note. See “Securities Purchase Agreement.”

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling shareholders. The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	short sales;
•	privately negotiated transactions;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Carlin Equities Corporation, Feltl and Company, HSBC Republic Bank (Suisse) S.A., and IBK Capital Corp., are each deemed to be underwriters in connection with the offering of their respective shares under this prospectus because each of these selling shareholders are registered broker-dealers. Other selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 82,731,518 shares of our common stock issued and outstanding. The shares offered by this prospectus will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of the Company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Securities Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of the shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

Minnesota Anti-Takeover Law

Through our articles of incorporation, we have elected not to be governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a “control share acquisition” have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20 percent or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, or 10 percent or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the corporation’s voting stock.

DESCRIPTION OF SECURITIES

Other than our common stock, we have no other class or series of capital stock authorized. The following description summarizes the material terms and provisions of our common stock, but is not complete. For the complete terms of our common stock, please refer to our articles of incorporation, which was filed as Exhibit 3.1 to the registration statement that contains this prospectus (File No. 333-122338) and our by-laws, which has been incorporated by reference as Exhibit 3.2 to the registration statement that contains this prospectus (File No. 333-122338).

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive dividends out of the assets legally available at the time and in the amounts that our board of directors may determine from time to time. To date, however, no dividends have been paid to our shareholders and we do not anticipate paying any dividends for the foreseeable future. The common stock has no preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share all assets legally available for distribution to our shareholders after payment of all liabilities and the liquidation preferences of any preferred stock then outstanding. Each outstanding share of our common stock is, and any shares of our common stock offered by this prospectus are, or in the case of shares of common stock offered hereby that are issuable upon the exercise of outstanding warrants, will be, fully paid and nonassessable. See also “Plan of Distribution - Minnesota Anti-Takeover Law.”

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation’s articles of incorporation or by-laws may prohibit such indemnification or place limits upon the same. The Company’s articles and by-laws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”). The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about the Company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices, which is described under the heading “Where You Can Find More Information” contained elsewhere in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares of common stock offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Wits Basin Precious Minerals Inc., as of and for the year ended December 31, 2004 included in this prospectus, has been included herein in reliance on the report of Carver Moquist & O’Connor, LLC, independent public registered accountants, dated March 21, 2005, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Wits Basin Precious Minerals Inc., as of and for the year ended December 31, 2003 included in this prospectus, has been included herein in reliance on the report of Virchow, Krause & Company, LLP, independent public registered accountants, dated January 30, 2004 (except as to Notes 2, 3, 7, 15 and 16, as to which the date is September 15, 2004) given on the authority of that firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On December 28, 2004 Virchow, Krause & Company, LLP (“VK”) resigned from its position as our principal independent accountants. The audit reports of VK on our financial statements for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion or qualification. VK did not, during the applicable periods, advise us of any of the enumerated items described in Item 304(a)(1) of Regulation S-B. We and VK have not (through the date of this prospectus and in connection with the audits of our financial statements for the years ended December 31, 2003 and 2002) had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to VK’s satisfaction, would have caused VK to make reference to the subject matter of the disagreement in connection with its reports. During the period from January 1, 2004 to December 28, 2004, VK did not audit our financial statements, but did review our quarterly reports for the three quarters of 2004. During the fiscal years ended December 31, 2003 and 2002 and through December 28, 2004, none of the events specified in Item 304(a)(1)(iv)(B) of Regulation S-B have occurred. We requested that VK furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter issued regarding this change was filed as Exhibit 16.1 to our Current Report on Form 8-K, filed January 3, 2005 and was incorporated by reference as Exhibit 16.1 to the registration statement (SEC File No. 333-122338) that contained this prospectus.

On January 3, 2005, our board ratified the engagement of Carver Moquist & O’Connor, LLC (“CMO”) to audit our financial statements for the year ended December 31, 2004. During the two most recent fiscal years and to January 3, 2005, we have not consulted with CMO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and (ii) no written report or oral advice was provided by CMO that was considered an important factor by us in reaching a decision as to an accounting, auditing or financial reporting issue or any matter that was the subject of a disagreement.

WITS BASIN PRECIOUS MINERALS INC., and SUBSIDIARIES

Financial Statements for the Years Ended December 31, 2004 and 2003

Index
Page
Report of Independent Registered Public Accounting Firm of
Carver Moquist & O’Connor, LLC	F-2
Report of Independent Registered Public Accounting Firm of
Virchow, Krause & Company, LLP	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-4
Consolidated Statements of Operations for the Years Ended
December 31, 2004 and 2003	F-5
Consolidated Statements of Shareholders’ Equity for the Years
Ended December 31, 2004 and 2003	F-6
Consolidated Statements of Cash Flows for the Years Ended
December 31, 2004 and 2003	F-10
Notes to Consolidated Financial Statements	F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Wits Basin Precious Minerals Inc. and subsidiaries (an exploration stage company)

We have audited the accompanying consolidated balance sheet of Wits Basin Precious Minerals Inc., and subsidiaries (an exploration stage company) as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year and the period from May 1, 2003 (inception) to December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wits Basin Precious Minerals Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and the period from May 1, 2003 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had net losses for the years ended December 31, 2004 and 2003 and had an accumulated deficit at December 31, 2004. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carver Moquist & O’Connor, LLC

Minneapolis, Minnesota
March 21, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Audit Committee, Shareholders and Board of Directors of Wits Basin Precious Minerals Inc. and subsidiaries (an exploration stage company):

We have audited the accompanying consolidated balance sheet of Wits Basin Precious Minerals Inc. and subsidiaries (an exploration stage company) as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003 and for the period from May 1, 2003 (inception) to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wits Basin Precious Minerals Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year ended December 31, 2003 and for the period from May 1, 2003 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003 and the period from May 1, 2003 (inception) to December 31, 2003 to expense certain costs related to the Company’s participation mining rights.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had net losses for the year ended December 31, 2003 and had an accumulated deficit at December 31, 2003. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota
January 30, 2004 (except as to Notes 2, 3, 7, 15 and 16, as to which the date is September 15, 2004)

WITS BASIN PRECIOUS MINERALS INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	December 31,
		Restated
	2004	2003
Assets
Current assets
Cash and cash equivalents	$1,122,348	$363,990
Receivables	30,817	—
Investment	18,904	—
Prepaid expenses	317,276	612,777
Total current assets	1,489,345	976,767

Participation Mining Rights, net	840,310	1,547,956
Debt Issuance Costs, net	80,359	—
	$2,410,014	$2,524,723
Liabilities and Shareholders’ Equity
Current Liabilities
Secured promissory note payable	$87,279	$—
Accounts payable	191,631	59,226
Liabilities of operations of discontinued hosted solutions business	—	34,734
Accrued expenses	133,595	12,775
Total current liabilities	412,505	106,735

Accrued guarantee fee	30,000	30,000
Private Placement Escrow	734,950	—
Total liabilities	1,177,455	136,735

Commitments and Contingencies

Shareholders’ Equity
Common stock, $.01 par value, 150,000,000 shares authorized;
42,601,612 and 30,297,181 shares issued and outstanding
at December 31, 2004 and 2003	426,016	302,972
Additional paid-in capital	31,388,817	27,423,258
Warrants	5,238,405	4,146,438
Accumulated deficit	(22,932,460)	(22,932,460)
Deficit accumulated during the exploration stage, subsequent to April 30, 2003	(12,888,219)	(6,552,220)
Total shareholders’ equity	1,232,559	2,387,988
	$2,410,014	$2,524,723

See accompanying notes to consolidated financial statements.

WITS BASIN PRECIOUS MINERALS INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,		May 1, 2003 (inception) to Dec. 31,

		Restated
	2004	2003	2004
Revenues	$—	$—	$—
Operating expenses:
General and administrative	1,764,773	1,452,416	3,138,955
Exploration expenses	1,155,542	5,341,290	6,496,832
Depreciation and amortization	247,087	81,260	328,347
Stock issued as penalty	2,152,128	—	2,152,128
Loss on impairment of Brazmin	742,578	—	742,578
Loss on disposal of assets	—	1,633	1,633
Total operating expenses	6,062,108	6,876,599	12,860,473
Loss from operations	(6,062,108)	(6,876,599)	(12,860,473)

Other income (expense):
Interest income	—	25,769	2,225
Interest expense	(295,045)	—	(295,045)
Total other income (expense)	(295,045)	25,769	(292,820)
Loss from operations before income tax refund and discontinued operations	(6,357,153)	(6,850,830)	(13,153,293)
Benefit from income taxes	—	243,920	243,920
Loss from continuing operations	(6,357,153)	(6,606,910)	(12,909,373)

Discontinued Operations (See Note 3)
Gain (loss) from discontinued operations	21,154	(296,776)	21,154
Net Loss	$(6,335,999)	$(6,903,686)	$(12,888,219)

Basic and diluted net loss per common share:
Continuing operations	$(0.19)	$(0.43)	$(0.49)
Discontinued operations	—	(0.02)	—
Net Loss	$(0.19)	$(0.45)	$(0.49)

Basic and diluted weighted average common shares outstanding	33,633,074	15,361,315	26,175,188

See accompanying notes to consolidated financial statements.

WITS BASIN PRECIOUS MINERALS INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common stock shares	Amount	Additional paid-in capital	Stock subscription receivable
BALANCE, December 31, 2002	13,264,681	$132,647	$22,616,833	$(2,000,000)

Surrender of common stock at $4.00 per share, in
exchange for cancellation of stock subscription
receivable with a director in January 2003	(500,000)	(5,000)	(1,995,000)	2,000,000
Forfeiture of employee stock options	—	—	(140,749)	—
Issuance of common stock at $0.20 per share,
pursuant to an exercise of stock options, to former
officer in lieu of accrued wages in February 2003	292,500	2,925	53,604	—
Conversion of accounts payable to common stock
at $0.219 per share in May 2003	250,000	2,500	52,145	—
Issuance of common stock at $0.73 per share, as
contribution into Active Hawk Minerals, LLC with
Hawk Precious Minerals Inc. and issuance of
option to purchase 100,000 shares of common stock
at $0.40 per share, to director for consulting fee
in June 2003	3,750,000	37,500	2,755,000	—
Exercise of stock options by former director in
October 2003 at $0.35 per share	50,000	500	17,000	—
Issuance of common stock at $0.25, in private
placement in October 2003 (net of offering costs of
$295,897) and one-year warrants at $0.75 per share	10,190,000	101,900	1,393,125	—
Issuance of common stock at $0.94 per share in
November 2003 on exercise of our option to
purchase the interest held by Hawk Precious
Minerals Inc., in Active Hawk Minerals, LLC	2,500,000	25,000	2,325,000	—
Issuance of common stock in November 2003 to
consultant for advisory services rendered	500,000	5,000	225,000	—
Issuance of warrants in November 2003 to
consultants for advisory services, 250,000 at
$0.60 per share and 1,050,000 at $0.62 per share	—	—	—	—
Additional stock option compensation under
variable plan accounting	—	—	96,800	—
Contributed services by an executive	—	—	24,500	—
Deferred compensation expense	—	—	—	—
Net loss - Restated	—	—	—	—
BALANCE, December 31, 2003	30,297,181	302,972	27,423,258	—

Issuance of 700,000 shares of common stock and
150,000 5-year warrants to purchase Brazmin
Ltda in February 2004	700,000	7,000	679,000	—
Issuance of 2,380,000 shares of common stock
deemed as penalty shares related to October
2003 private placement	2,038,000	20,380	2,131,748	—
Exercise of stock option by former directors in
February and March 2004	240,000	2,400	150,000	—
Issuance of 1,928,571 warrants in connection with
April 2004 secured promissory note payable and
personal guaranty	—	—	—	—

Common stock shares	Amount	Additional paid-in capital	Stock subscription receivable
Issuance of 200,000 shares of common stock in June
2004 for option agreement of McFaulds Lake	200,000	2,000	82,000	—
Partial consideration returned for terminating the
purchase of Brazmin Ltda.	(400,000)	(4,000)	(112,000)	—
Conversion of accounts payable to common stock
at $0.27 per share in August 2004	250,000	2,500	65,000	—
Exercise of 576,461 warrants at $0.25 per share
under repricing offer in September & October 2004	576,431	5,764	138,344	—
Issuance of 30,000 warrants at $1.00 per share in
connection with bridge loan with affiliate	—	—	—	—
Issuance of 100,000 warrants at $0.10 per share in
November 2004 for financial services	—	—	—	—
Issuance of common stock at $0.10, in private
placement in December 2004 and warrants at
$0.25 per share	8,450,000	84,500	507,000	—
Deferred compensation related to consulting				—
agreements for Brazmin Ltda.	—	—	109,967
Conversion of accounts payable to common stock
at $0.26 per share in December 2004	250,000	2,500	62,500	—
Additional stock option compensation under
variable plan accounting	—	—	72,000	—
Contributed services by an executive	—	—	80,000	—
Net loss	—	—	—	—
BALANCE, December 31, 2004	42,601,612	$426,016	$31,388,817	$—

See accompanying notes to consolidated financial statements.

WITS BASIN PRECIOUS MINERALS INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Deferred compen- sation	Warrants	Accumulated Deficit	Deficit Accumulated (1)	Total
BALANCE, December 31, 2002	$(182,213)	$2,602,860	$(22,580,994)	$—	$589,133

Surrender of common stock at $4.00 per share, in
exchange for cancellation of stock subscription
receivable with a director in January 2003	—	—	—	—	—
Forfeiture of employee stock options	140,749	—	—	—	—
Issuance of common stock at $0.20 per share,
pursuant to an exercise of stock options, to former
officer in lieu of accrued wages in February 2003	—	—	—	—	56,529
Conversion of accounts payable to common stock
at $0.219 per share in May 2003	—	—	—	—	54,645
Issuance of common stock at $0.73 per share, as
contribution into Active Hawk Minerals, LLC with
Hawk Precious Minerals Inc. and issuance of
option to purchase 100,000 shares of common stock
at $0.40 per share, to director for consulting fee
in June 2003	—	—	—	—	2,792,500
Exercise of stock options by former director in
October 2003 at $0.35 per share	—	—	—	—	17,500
Issuance of common stock at $0.25, in private
placement in October 2003 (net of offering costs of
$295,897) and one-year warrants at $0.75 per share	—	756,578	—	—	2,251,603
Issuance of common stock at $0.94 per share in
November 2003 on exercise of our option to
purchase the interest held by Hawk Precious
Minerals Inc., in Active Hawk Minerals, LLC	—	—	—	—	2,350,000
Issuance of common stock in November 2003 to
consultant for advisory services rendered	—	—	—	—	230,000
Issuance of warrants in November 2003 to
consultants for advisory services, 250,000 at
$0.60 per share and 1,050,000 at $0.62 per share	—	787,000	—	—	787,000
Additional stock option compensation under
variable plan accounting	—	—	—	—	96,800
Contributed services by an executive	—	—	—	—	24,500
Deferred compensation expense	41,464	—	—	—	41,464
Net loss - Restated	—	—	(351,466)	(6,552,220)	(6,903,686)
BALANCE, December 31, 2003	—	4,146,438	(22,932,460)	(6,552,220)	2,387,988

Issuance of 700,000 shares of common stock and
150,000 5-year warrants to purchase Brazmin
Ltda in February 2004	—	147,000	—	—	833,000
Issuance of 2,380,000 shares of common stock
deemed as penalty shares related to October
2003 private placement	—	—	—	—	2,152,128
Exercise of stock option by former directors in
February and March 2004	—	—	—	—	152,400
Issuance of 1,928,571 warrants in connection with
April 2004 secured promissory note payable and
personal guaranty	—	650,000	—	—	650,000

	Deferred compen- sation	Warrants	Accumulated Deficit	Deficit Accumulated (1)	Total
Issuance of 200,000 shares of common stock in June
2004 for option agreement of McFaulds Lake	—	—	—	—	84,000
Partial consideration returned for terminating the
purchase of Brazmin Ltda.	—	—	—	—	(116,000)
Conversion of accounts payable to common stock
at $0.27 per share in August 2004	—	—	—	—	67,500
Exercise of 576,461 warrants at $0.25 per share
under repricing offer in September & October 2004	—	—	—	—	144,108
Issuance of 30,000 warrants at $1.00 per share in
connection with bridge loan with affiliate	—	7,633	—	—	7,633
Issuance of 100,000 warrants at $0.10 per share in
November 2004 for financial services	—	33,834	—	—	33,834
Issuance of common stock at $0.10, in private
placement in December 2004 and warrants at
$0.25 per share	—	253,500	—	—	845,000
Deferred compensation related to consulting
agreements for Brazmin Ltda.	—	—	—	—	109,967
Conversion of accounts payable to common stock
at $0.26 per share in December 2004	—	—	—	—	65,000
Additional stock option compensation under
variable plan accounting	—	—	—	—	72,000
Contributed services by an executive	—	—	—	—	80,000
Net loss	—	—	—	(6,335,999)	(6,335,999)
BALANCE, December 31, 2004	$—	$5,238,405	$(22,932,460)	$(12,888,219)	$1,232,559

(1)	Deficit accumulated during the exploration stage, subsequent to April 30, 2003.

See accompanying notes to consolidated financial statements.

WITS BASIN PRECIOUS MINERALS INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,		May 1, 2003 (inception)
		Restated	to Dec. 31,
	2004	2003	2004
OPERATING ACTIVITIES:
Net loss	$(6,335,999)	$(6,903,686)	$(12,888,219)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	247,087	100,082	328,347
Loss on disposal of assets	—	884	1,633
Loss on disposal of discontinued operations	—	99,085	—
Loss on sale of prepaid royalties	—	434,895	—
Loss on impairment of Brazmin	742,578	—	742,578
Issue of common stock for exploration rights in excess of historical cost	—	4,841,290	4,841,290
Amortization of participation mining rights	865,340	500,000	1,365,340
Amortization of debt issuance costs	51,138	—	51,138
Amortization of original issue discount	252,779	45,366	252,779
Amortization of prepaid consulting fees related to issuance of warrants and common stock	—	664,083	664,083
Amortization of acquired software developed	—	53,884	—
Exchange of assets for services	—	2,644	—
Compensation expense related to stock options and warrants	355,934	138,264	469,498
Contributed services by an executive	80,000	24,500	104,500
Issuance of common stock as penalty related to October 2003 private placement	2,152,128	—	2,152,128
Changes in operating assets and liabilities:
Accounts receivable, net	—	154,980	12,200
Inventories	—	7,983	—
Prepaid expenses	295,501	(212,684)	44,366
Other assets	—	(2,890)	—
Accounts payable	132,405	(195,320)	138,489
Deferred revenue	—	(130,498)	—
Accrued expenses	110,972	(28,224)	(61,992)
Net cash used in operating activities	(1,050,137)	(405,362)	(1,781,842)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	—	109,895	—
Proceeds from sale of prepaid royalties	—	540,105	—
Proceeds from sale of assets	—	752,426	—
Proceeds from sale of Brazmin	25,000	—	25,000
Purchases of property and equipment	—	(3,880)	—
Investment in participation mining rights	(411,232)	(1,827,889)	(2,239,121)
Net cash used in investing activities	(386,232)	(429,343)	(2,214,121)

FINANCING ACTIVITIES:
Payments on long-term debt	(165,500)	(837,158)	(165,500)
Private placement advances held in escrow	734,950	—	734,950
Cash proceeds from issuance of common stock	845,000	2,251,603	3,096,603
Cash proceeds from exercise of stock options	152,400	17,500	169,900
Cash proceeds from exercise of warrants	144,108	—	144,108
Cash proceeds from long-term debt	650,000	—	650,000
Debt issuance costs	(131,497)	—	(131,497)
Net cash provided by financing activities	2,229,461	1,431,945	4,498,564

CHANGE IN CASH AND CASH EQUIVALENTS OF
DISCONTINUED ACCOUNTING SOFTWARE BUSINESS	(34,734)	(246,461)	(77,293)
INCREASE (DECREASE) IN CASH EQUIVALENTS	758,358	350,779	425,308
CASH AND EQUIVALENTS, beginning of period	363,990	13,211	697,040
CASH AND EQUIVALENTS, end of period	$1,122,348	$363,990	$1,122,348

See accompanying notes to consolidated financial statements.

WITS BASIN PRECIOUS MINERALS INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 and 2003

NOTE 1 - NATURE OF BUSINESS

Wits Basin Precious Minerals Inc., and subsidiaries (“we,” “us,” “our,” “Wits Basin” or the “Company”) is a minerals exploration company based in Minneapolis, Minnesota. For fiscal 2004, we held interests in mineral exploration projects located in South Africa, Canada and South America. As of the date of this Annual Report, we do not claim to have any mineral reserves on our properties.

Our primary holding is a gold exploration project located in the Republic of South Africa adjacent to the major goldfields discovered at the historic Witwatersrand Basin, which we refer to as the FSC Project. We also own the exploration rights of the Holdsworth Project located in the Wawa area near the village of Hawk Junction, Ontario. The Holdsworth Project is primarily a gold exploration project. We acquired rights to the FSC and Holdsworth Projects in June 2003.

In February 2004, we purchased substantially all of the outstanding stock of Brazmin Ltda., a limited liability company formed under the laws of Brazil, South America. Upon further analysis of Brazil’s business policies, further review of the history of gold discoveries made within the region of the Brazmin properties and our ability to furnish capital on the required schedule, we re-evaluated the rewards that Brazmin offered and concluded that Brazmin was not a proper fit to our long-term goals and arranged to terminate the original purchase agreement. On August 3, 2004, we executed a termination agreement, thereby selling Brazmin back to its original owner.

In June 2004, we acquired the explorations rights to a VMS (volcanogenic massive sulphide) base metals project, which we refer to as the McFaulds Lake Project, located in the McFaulds Lake area of the James Bay Lowlands, Attawapiskat Region of northern Ontario.

As of December 31, 2004, we do not directly own any permits, equipment or have personnel necessary to actually explore for minerals and we will therefore be substantially dependent on the third party contractors we engage to perform such operations. Subsequent to December 31, 2004, we acquired purchase rights under a purchase agreement, which provides us with exploration rights of the Bates-Hunter Gold Mine located in Central City, Colorado and the possible future purchase of the assets of the Hunter Gold Mining Corporation. See Note 18 - Subsequent Events.

Until April 30, 2003, we provided accounting software through our Accounting Software Business (see Note 3 - Discontinued Operations) and until March 14, 2003, we provided industry-specific solutions for managing, sharing and collaborating on business information on the Internet though our Hosted Solutions Business. We sold substantially all of the assets relating to our Accounting Software and Hosted Solutions Businesses as of such dates. See Note 3 - Discontinued Operations.

As a result of the sale of the Hosted Solutions Business and Accounting Software Business, we became an exploratory stage company effective May 1, 2003.

The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2004, we incurred losses from continuing operations of $6,357,153. At December 31, 2004, we had an accumulated deficit of $35,820,679 and working capital of $1,076,840. Our ability to continue as a going concern is dependent on our ultimately achieving profitability and/or raising the required additional capital. If we are unable to obtain the necessary capital, we may have to cease operations. We believe we have enough cash to fund our operations through the end of July 2005.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Wits Basin Precious Minerals Inc. and our wholly owned subsidiaries: Gregory Gold Producers, Inc, Active Hawk Minerals, LLC, Red Wing Business Systems, Inc. and Champion Business Systems, Inc. Red Wing Business Systems, Inc. and Champion Business Systems, Inc. became inactive subsidiaries after the sale of our Accounting Software Business. See Note 3 - Discontinued Operations. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

We include as cash equivalents: (a) certificates of deposit, and (b) all other investments with maturities of three months or less, which are readily convertible into known amounts of cash. We maintain our cash in high-quality financial institutions. The balances, at times, may exceed federally insured limits.

Accounts Receivable

Our exploration business model does not generate any accounts receivable. With the sale of our Hosted Solutions Business and our Accounting Software Business, all accounts receivable balances are a component of discontinued operations. See Note 3 - Discontinued Operations.

Inventories

Our exploration business model does not require inventory. Our Hosted Solutions Business did not require maintaining any assets classified as inventories, as the services were delivered electronically. Inventories related to the discontinued Accounting Software Business consist principally of manuals for the various software modules, stocked software and shipping supplies. Inventory is recorded at the lower of cost (first-in, first-out) or market. See Note 3 - Discontinued Operations.

Property and Equipment

Property, equipment and leasehold improvements were recorded at cost. Improvements are capitalized while repairs and maintenance costs are charged to operations when incurred. Property and equipment was depreciated or amortized using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements were amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. All property and equipment is fully depreciated at December 31, 2004.

Segment Reporting

Due to the reclassification of our Hosted Solutions Business and our Accounting Software Business into discontinued operations, we have a single operating segment. The single operating segment is that of minerals exploration. See Note 3 - Discontinued Operations.

Revenue Recognition and Deferred Revenue

The Company did derive revenues from customers of the online document management service for monthly access to the service and initial service configuration/implementation until March 14, 2003. Customers were invoiced at the beginning of each month for access service and revenue was recognized when invoiced. Configuration/implementation revenue was invoiced the month after the services were performed and recognized in the month invoiced.

Until April 30, 2003, the Company recognized the revenues derived from the accounting software business sales after all of the following criteria had been met: there was an executed license agreement, software had been delivered to the customer, the license fee was fixed and payable within twelve months, collection was deemed probable and product returns were reasonably estimable. Revenues related to multiple element arrangements were allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance, and professional services. Fair value was determined based on vendor specific objective evidence. Service revenue was recognized ratably over the term of the agreement, which was typically one year. All service revenue invoiced in excess of revenue recognized was recorded as deferred revenue. At December 31, 2004, deferred revenue was $0.

We currently do not have the ability to generate revenues from our investments in Kwagga (the FSC Project), Holdsworth, McFaulds Lake or other projects. Furthermore, we do not expect to generate revenues for the foreseeable future.

Advertising

Advertising costs are charged to expense as incurred. Advertising costs were $0 and $48,248 for the years ended December 31, 2004 and 2003, respectively, and are included in discontinued operations in the consolidated statements of operations.

Exploration Costs

If we acquire a project that has no known reserves or resources and anticipate exploration efforts to be commenced with 12 months from the date of acquisition, we would capitalize the lesser of the: (i) historical value; (ii) the fair value; or (iii) the cash paid to acquire (to include any related professional fees required to consummate the acquisition). Furthermore, we would amortize the recorded value on a straight-line method over a period from 12 to 24 months, with quarterly reviews for impairment. Any further exploration costs incurred will be charged to expense as incurred until such time as proven resources or reserves have been properly established.

Stock Based Compensation

In accordance with Accounting Principles Board (“APB”) Opinion No. 25, we use the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of our common stock at the grant date over the amount the employee must pay for the stock. Our general policy is to grant stock options and warrants at fair value at the date of grant.

We have adopted the disclosure only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” SFAS No. 148 is an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and also requires additional disclosures about the method of accounting for stock-based employee compensation. The amendments are effective for financial statements for fiscal years ending after December 15, 2002 and for the interim periods beginning after December 15, 2002. We have adopted the annual disclosure provision of SFAS No. 148. If we adopted the voluntary change to the fair value based method of accounting for stock-based employee compensation, the impact could have a material effect on our consolidated financial position or results of operations. We recorded compensation expense pursuant to APB Opinion No. 25 and related interpretations on options granted and due to modifications of options of $72,000 and $41,464 for the years ended December 31, 2004 and 2003, respectively. We recorded expense related to stock based compensation issued to non-employees in accordance with SFAS No. 123. Had compensation costs for employees been recognized based upon the fair value of options at the grant date consistent with the provisions of SFAS No. 123, our results would have been as follows:

			May 1, 2003 (inception) to
	Years Ended December 31,
		Restated	December 31,
	2004	2003	2004
Net loss	$(6,335,999)	$(6,903,686)	$(12,888,219)
Stock-based employee compensation
expense included in net loss, net
of related tax effects	72,000	41,464	88,764
Stock-based employee compensation
expense determined under the fair
value based method, net of related
tax effects	(1,246,750)	(3,700,810)	(4,696,344)
Pro forma net loss	$(7,510,749)	$(10,563,032)	$(17,495,799)
Loss per share (basic and diluted):
As reported	$(0.19)	$(0.45)	$(0.49)
Pro forma	$(0.22)	$(0.69)	$(0.67)

In determining the compensation cost of the options granted during fiscal 2004 and 2003, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes pricing model and the weighted average assumptions used in these calculations are summarized below:

	2004	2003
Risk-free interest rate	4.5%	4.5%
Expected volatility factor	200%	303%
Expected dividend	—	—
Expected option term	10 years	10 years

Financial Instruments

The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair value because of the short maturity of these instruments. The fair value of long-term debt approximated the carrying amounts based upon our expected borrowing rate for debt with similar remaining maturities and comparable risk.

Net Loss Per Common Share

Basic and diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the periods presented. The impact of common stock equivalents has been excluded from the computation of weighted average common shares outstanding, as the net effect would be anti-dilutive for all periods presented. Total options and warrants outstanding at December 31, 2004 were 5,000,000 and 22,074,691, respectively and options and warrants outstanding at December 31, 2003 were 5,550,724 and 16,552,551, respectively.

Income Taxes

We account for income taxes using the liability method to recognize deferred income tax assets and liabilities. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of our assets and liabilities at currently enacted tax rates.

We have recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - DISCONTINUED OPERATIONS

Hosted Solutions Business

Until March 14, 2003, we provided industry-specific solutions for managing, sharing and collaborating business information on the Internet though our Hosted Solutions Business. On March 14, 2003, we sold all of the assets relating to our Hosted Solutions Business. The transaction did not require shareholder approval under Minnesota law since the assets relating to our Hosted Solutions Business did not constitute all or substantially all of the assets of our Company as a whole. We received $650,000 cash plus the reimbursement of transaction-related expenses incurred by us in the amount of $150,000 and the assumption of certain obligations, liabilities and employees of ours. We reported a gain of $24,154 from adjustments relating to disputes of accounts payable issues, which we reconciled in 2004.

The following are condensed consolidated statements of discontinued operations for the:

HOSTED SOLUTIONS BUSINESS	Years Ended December 31,
	2004	2003
Revenues	$—	$132,455

Operating expenses
Costs of sales	—	35,354
Selling, general and administrative	—	161,597
Depreciation and amortization	—	8,935
Gain on disposal of assets	—	(749)
Total operating expenses	—	205,137
Loss from discontinued operations	—	(72,682)

Other income	21,154	150,000
Loss on sale of prepaid royalties	—	(434,895)
Net gain (loss) from discontinued operations	$21,154	$(357,577)

Liabilities of the Hosted Solutions Business consisted of the following at:

HOSTED SOLUTIONS BUSINESS	Years Ended December 31,
	2004	2003
Accounts payable	$—	$34,734
Liabilities of operations of discontinued
hosted solutions business	$—	$34,734

Prior to April 30, 2003, we designed, developed, marketed and supported accounting software products through our Accounting Software Business subsidiaries. On April 30, 2003, we completed the sale of substantially all of the assets of our Accounting Software Business to two key employees (the “Purchaser”) of that division. The assets sold consisted primarily of all intellectual property rights, cash, accounts receivable, inventories, property and equipment, and customer contracts. The Purchaser assumed substantially all the liabilities of the Accounting Software Business incurred in the ordinary course of the business consisting of trade payables, accrued expenses, debt and liabilities arising from contractual obligations related to the ongoing operations. In addition, the Purchaser paid us cash sufficient to discharge outstanding debt that was incurred during 2001 to acquire the Accounting Software Business. The remaining outstanding debt (as of April 30, 2003 of $1,451,714) was discharged as follows: (a) cash proceeds ($752,426) from the Purchaser were used to pay 17 of the note holders a negotiated 75 percent of the remaining balance due under the terms of their promissory notes, (b) the 25 percent discount ($250,809) re-negotiated with the 17 note holders, was booked as a component of Discontinued Operations, and (c) the remaining seven note holders (valued at $448,479) received new promissory notes issued by the Purchaser, again which was as a component of Discontinued Operations. The shareholders of the Company approved the sale at a special meeting on April 29, 2003.

The following are condensed consolidated statements of discontinued operations for the:

ACCOUNTING SOFTWARE BUSINESS	Years Ended December 31,
	2004	2003
Revenues	$—	$1,491,059

Operating expenses
Costs of goods sold	—	371,971
Selling, general and administrative	—	617,417
Depreciation and amortization	—	63,848
Product development	—	231,243
Total operating expenses	—	1,284,479
Income from discontinued operations	—	206,580

Other expense	—	(145,779)
Net income from discontinued operations	$—	$60,801

NOTE 4 - RECEIVABLES

On August 3, 2004, we completed a termination agreement in which we sold Brazmin back to the original owner. In that agreement, we were due an additional $25,000 payment due on December 31, 2004. The final payment was received January 3, 2005.

On December 2, 2004, we entered into an agreement with MacDonald Mines Exploration Ltd., whereby they can earn a 55 percent interest (subject to the 2% royalties) in the McFaulds Lake Project. One of the provisions under the agreement required MacDonald to make a cash payment of Cdn$10,000 by December 31, 2004, which we extended until January 31, 2005. This cash payment is pro rata shared between Hawk and us on our respective 30 percent and 70 percent basis. The US Dollar value of our 70 percent (Cdn$7,000) was $5,817 on December 31, 2004. We received the payment in January 2005.

NOTE 5 - INVESTMENT

Further to the agreement described with MacDonald above, MacDonald was required to issue 250,000 shares of its common stock by December 31, 2004, which we extended until January 31, 2005. This stock issuance is pro rata shared between Hawk and us on our respective 30 percent and 70 percent basis. The US Dollar value of our 70 percent (175,000 shares of MacDonald, TSXV:BMK) was $18,904 on December 31, 2004. We consider this a current asset as we expect to sell these shares in the near term. We received the stock in January 2005.

NOTE 6 - PREPAID EXPENSES

In 2003, we issued warrants to provide consulting services to us in connection with marketing and public relations over a period of two years. In exchange for these services to be rendered, we issued 150,000 five-year warrants exercisable at $0.60 per share. We recorded the prepaid consulting fee using the Black-Scholes pricing model since this was more readily measurable than the value of the services to be rendered. The amount recorded was $155,000 and is being amortized over a period of two years beginning in November 2003.

In 2003, we issued to Windsor Capital Corporation 500,000 shares of our common stock to provide consulting fees in connection with marketing and public relations over a period of two years. We recorded the prepaid consulting based on the closing price of our stock on the OTCBB since this was more readily measurable than the value of the services to be rendered. The amount recorded was $230,000 and is being amortized over a two-year period which began in November 2003.

Components of prepaid expenses are as follows:

	December 31,
	2004	2003
Prepaid consulting fees	$160,417	$352,917
Other prepaid expenses	156,859	259,860
	$317,276	$612,777

NOTE 7 - PARTICIPATION MINING RIGHTS

As of December 31, 2004, we hold interests in mineral exploration projects in South Africa (FSC Project) and Canada (Holdsworth and McFaulds Lake).

FSC and Holdsworth Projects

On June 26, 2003, we entered into a Joint Venture and Joint Contribution Agreement, and a Member Control Agreement (collectively the “Joint Agreement”) with Hawk USA. One of the terms of the Joint Agreement was the creation of a Minnesota limited liability company named Active Hawk Minerals, LLC (“Active Hawk”). We both made contributions to Active Hawk for a 50 percent equity interest. One of Hawk USA’s contributions was its right to fund and acquire an initial 35 percent interest in the FSC Project. AfriOre or one of its affiliates will be the operator of the FSC Project and Kwagga holds the exploration rights for the FSC Project. We have a further option to acquire an additional 15 percent interest (an aggregate 50 percent) equity interest in Kwagga by providing further cash funding of the FSC Project.

We have completed our first step and acquired a 35 percent interest in Kwagga through a $2,100,000 investment. Kwagga is required to use the $2,100,000 investment to incur expenditures for the exploration, development and maintenance of the FSC Project. Once the current exploration activities being conducted on the FSC Project are complete, which commenced in October 2003 and is estimated to take 24 months, AfriOre and Kwagga will deliver to us a report describing the results of these activities. Within 120 days of our receipt of that report, we have the option to increase our ownership position in Kwagga to 50 percent in exchange for a further contribution of $1,400,000. These additional funds would then be used to fund a second phase of exploration work on the FSC Project.

If we determine not to elect to provide the funding for the second phase, we may request that AfriOre purchase our 35 percent interest for an aggregate price of $1,050,000. If AfriOre declines to purchase our 35 percent interest, we may elect to cease funding Kwagga. In that event, however, we no longer would have any rights to vote any shares of Kwagga’s capital stock owned by us and may be subject to dilution of our equity interest in Kwagga.

In the event Kwagga elects to discontinue FSC exploration altogether or if less than $2,100,000 is expended prior to June 2006, our only right is to terminate our interest in the FSC Project, whereupon Kwagga shall repay the remaining unspent balance of our initial $2,100,000 contribution.

AfriOre or one of its affiliates, as operator, will have sole discretion to determine all work to be carried out on the FSC Project and will be responsible for ensuring that the property and the project are at all times in compliance with applicable laws. AfriOre is required to provide us with quarterly written reports describing the work completed and the funds expended therewith. As consideration for its role as the project operator, AfriOre will be entitled to a fee equal to 10 percent of all qualified expenditures made in connection with the FSC Project.

In accordance with South African legislation, Kwagga will offer to black economic empowerment groups an option to purchase up to a 28 percent equity stake in Kwagga at a price to be mutually agreed upon by us, Kwagga and AfriOre. If such empowerment groups exercises such right to be granted, our interest in Kwagga would be proportionately diluted. For example, if we own 50 percent of Kwagga’s outstanding capital stock prior to the time any black economic empowerment group purchases a 28 percent stake, we would own 36 percent of Kwagga’s outstanding capital after the sale.

After all of the funds contributed by us and any black empowerment group have been expended on the FSC Project, we, AfriOre and any such empowerment group will contribute on a pro rata basis all such further amounts necessary to continue funding the exploration work on the project on a pro rata basis. In the event any of the parties do not fully contribute in proportion to their respective equity interest in Kwagga, such party’s interest will be proportionately diluted.

Certain components of our Participation Mining Rights are based on the distributions made by us to Kwagga and further advanced to AfriOre to fund the drill hole program of the FSC Project. Of the $2,100,000 already invested in Kwagga, $734,660 remains in their cash reserves at December 31, 2004. Each quarter, Kwagga will provide us with a report of the remaining value held in reserve.

We do not have any permits, equipment or personnel necessary to actually explore for minerals at this time and we will therefore be substantially dependent on AfriOre, as the project operator. AfriOre is a wholly owned subsidiary of AfriOre Limited, a publicly-held company listed on the Toronto Stock Exchange (TSX: AFO). Historically, AfriOre Limited has operated coal and anthracite mines in South Africa. On October 29, 2004, AfriOre announced that it had disposed of its entire coal business unit and thereby would focus on precious minerals exploration in Africa.

By the terms of the Joint Agreement, as described above, both parties made their contributions to Active Hawk for a 50 percent equity interest. Hawk USA contributed its right to fund and acquire a 50 percent interest in the FSC Project and the near surface rights on its patented mining claims held in the Holdsworth Project. Hawk USA’s projects were valued at their historical cost, an aggregate of $246,210 and we agreed to fund the required $2,100,000 for the FSC Project. As additional compensation for Hawk USA’s mineral rights contributions, Hawk USA was issued 3,750,000 shares of our unregistered common stock valued at $2,737,500 (based on the closing sale price, $0.73 per share, of our common stock on June 26, 2003, as listed on the OTCBB) which represented an issuance of 28.2 percent of our total issued and outstanding common stock of 13,307,181 shares. The excess amount of stock issued to Hawk USA over the historical cost, or $2,491,290, was recorded as an exploration expense.

Based on the information we obtained from Hawk, we estimated that the value attributable to the FSC Project was $228,975. Based on this, the remaining value of $17,235 was assigned the Holdsworth Project.

Active Hawk has no revenues and all subsidiary transactions and balances have been eliminated in consolidation. We have recorded $1,155,542 in exploration expenses for the year ended December 31, 2004. Based on the estimated timeframe to complete the current drill hole program at the FSC Project, we began amortizing the FSC Project portion of the exploration agreement over 24 months, beginning in July 2003. The amortization period will be periodically evaluated and adjusted if necessary. The Holdsworth Project has been fully amortized as of December 31, 2004. The amortization period of both components will be periodically evaluated and adjusted if necessary.

Brazmin, Ltda.

On February 6, 2004, we purchased Brazmin from Argyle Securities Limited, recording the transaction at $908,578. On August 3, 2004, we completed the sale of Brazmin back to Argyle. Effective with the closing on August 3, 2004, we received from Argyle: (i) 400,000 shares (valued at $116,000) of the 700,000 shares of our common stock that it had received as partial consideration, (ii) a cash payment of $25,000, and (iii) a further promise to receive an additional $25,000 before December 31, 2004, which has been reclassified and recorded as a current receivable. We received the additional $25,000 in January 2005. We recorded an impairment of $742,578 against Brazmin for the year ended December 31, 2004.

McFaulds Lake Project

On June 10, 2004, we entered into an option agreement to earn a 70% interest in five mining claims covering 1,295 hectares (approximately 3,200 acres) in the McFaulds Lake area of the James Bay Lowlands region of northern Ontario, currently held under option by an affiliate of ours, Hawk Precious Minerals Inc. The area is the site of a new VMS (volcanogenic massive sulphide) base metals project.

The optioned claims consist of a block of 5 contiguous claims (west block) comprising of approximately 80 40-acre units to the south and west of the original Spider Resources and KWG claim group. This block also is contiguous to the MacNugget ground actively being explored by MacDonald Mines Exploration Ltd and on which airborne magnetometer and GEOTEM AEM (airborne electromagnetic) surveys have been completed.

The option agreement requires: (i) cash payments of Cdn$60,000 (Cdn$30,000 ($22,751 US) which was paid on the execution of the agreement and a further Cdn$30,000 (estimated to be approximately $22,750 US) was due on November 1, 2004; the November 1 payment was subsequently extended to December 1, 2004, (ii) we issued 200,000 shares of our non-registered common stock, valued at $84,000, and (iii) we are required to pay exploration expenditures of Cdn$200,000, estimated to be approximately $150,000 US (Cdn$100,000 each due by November 1, 2004 and May 1, 2005; the November 1 expenditure was subsequently extended to March 1, 2005). Therefore, we valued our initial investment in McFaulds Lake at $129,501. Based on our assessment of McFaulds Lake, we began amortizing the exploration option over 12 months, beginning in July 2004.

Components of participation mining rights are as follows:

	December 31, 2004	December 31, 2003
Investment made in Kwagga	$2,100,000	$1,800,000
Historical value assigned to the FSC Project	228,975	228,975
Historical value assigned to the Holdsworth Project	17,235	17,235
Miscellaneous costs (1)	82,889	82,889
McFaulds Lake	129,501	—
Gross participation mining rights	2,558,600	2,129,099
Less exploration expenditures reported by Kwagga	1,365,340	500,000
Less earn in option with MacDonald in McFaulds Lake (2)	24,721	—
Less accumulated amortization (3)	328,229	81,143
	$840,310	$1,547,956

(1) Includes the joint agreement costs and the issuance of an option to a former director.

(2) In exchange for the option agreement with MacDonald, they made a cash payment of Cdn$10,000 (our pro rata share in US Dollar value was $5,817) and issued 250,000 shares of their common stock (our pro rata share in US Dollar value was $18,904) both valued as of December 31, 2004.

(3) We began amortization of the FSC Project over a 24-month period on a straight-line basis beginning in July 2003. We began amortization of the Holdsworth Project over a 15-month period on a straight-line basis beginning in October 2003. We began amortization of McFaulds Lake over a 12-month period on a straight-line basis beginning in July 2004. Also included is the amount representing MacDonald’s 55 percent right in McFaulds Lake.

The balance of $840,310 as of December 31, 2004 principally represents $734,660 of cash reserves held by Kwagga.

NOTE 8 - DEBT ISSUANCE COSTS

On June 1, 2004 we received gross proceeds of $650,000 pursuant to the issuance of an 18-month secured convertible promissory note to Pandora Select Partners LP, a Virgin Islands limited partnership. We paid or accrued $131,497 of debt issuance costs for the following: (i) origination fees of $40,000; (ii) legal fees of $17,747; (iii) guarantee fees of $48,750; and consulting services fees of $25,000, which are being amortized on a straight-line basis over an 18-month period. The monthly amortization is approximately $7,300 per month. In order to effectuate the note, Pandora required an additional personal guarantee. Wayne W. Mills, a former board member of ours, provided that guarantee.

The following table summarizes the amortization of debt issuance costs:

December 31, 2004
Gross debt issuance costs	$131,497
Less: amortization of debt issuance costs	51,138
Debt issuance costs, net	$80,359

NOTE 9 - SECURED PROMISSORY NOTE

On June 1, 2004 we received gross proceeds of $650,000 in consideration for issuing an 18-month secured convertible promissory note (the “Note”) to Pandora Select Partners LP (“Pandora”), a Virgin Islands limited partnership. The Note is secured by substantially all of our assets and bears interest of 10 percent per annum. The principal and interest payment is as follows: (a) payments of $5,417 in cash of interest only were payable in arrears on June 28, July 28 and August 28, 2004; and (b) commencing on September 28, 2004, and on the 28th day of each of the following 14 months, we are required to pay amortized principal and interest of $46,278. Notwithstanding the foregoing, in lieu of cash, we may satisfy our repayment obligations by issuing shares of our common stock. The number of shares of our common stock which may be issued to repay any or all of any monthly obligation may not exceed the lesser of: (i) 10 percent of the aggregate number of traded shares of our common stock for the 30 trading days immediately preceding such monthly payment date or (ii) the greatest number of shares of our common stock which, when added to the number of shares of our common stock beneficially owned by Pandora, would not cause Pandora to beneficially own more than 4.99 percent of the our outstanding common stock. If we elect to pay the required monthly payment in shares of common stock, the per-share value is equal to 85 percent of the average of the high closing bid price of our common stock during the 20 trading days immediately preceding the payment date.

Furthermore, Pandora has the right to convert any portion of the principal or interest of the Note outstanding into shares of our common stock based on a conversion rate equal to the average of the high closing bid prices of our common stock for the 30 trading days immediately proceeding the regular monthly payment. However, in no event shall such conversion rate be lower than $0.35 or higher than $0.65 per share.

Since we did have an effective resale registration statement filed with the SEC covering the shares issuable upon exercise of the five-year warrants (described below) or the shares of common stock issued as payment under or upon conversion of this Note by November 28, 2004, and Pandora did not consent to an extension, we have accrued $6,148 to satisfy the contingent interest clause through December 31, 2004. The Note specified that for each full month thereafter (prorated for partial months) that this failure continues, we shall pay in arrears and in cash, with the next otherwise scheduled monthly payment, additional interest equal to the greater of $1,000 or one percent (1%) of the outstanding principal balance on the Note as of the last day of the prior month. We satisfied the requirement by February 14, 2005 and do not have any further contingent interest to contend with beyond our regular February 2005 payment.

As further consideration for the financing, we issued to Pandora a five-year warrant to purchase up to 928,571 shares of our common stock and issued five-year warrants to purchase an aggregate of 200,000 shares of our common stock to two affiliates of Pandora, both at a price of $0.40 per share, subject to adjustment as defined in the agreement. We issued additional five-year warrants to purchase an aggregate of 475,000 of our common stock to the guarantor of the Note. The proceeds of $650,000 were allocated between the Note and the warrant based on the relative fair values of the securities at the time of issuance. The resulting original issue discount, the fair value of the warrant is being amortized over the life of the Note using the straight-line method, which approximates the interest method.

The following table summarizes the secured promissory note balance:

Original gross proceeds	$650,000
Less: original issue discount at time of issuance of note	(650,000)
Less: principal payments	(165,500)
Add: amortization of original issue discount	252,779
Balance at December 31, 2004	$87,279

As of December 31, 2004, all principal and interest payments have been made in cash and the Note is current (with the exception of the contingent interest payment, as described above, to be made).

NOTE 10 - ACCRUED GUARANTEE FEE

In action brought in District Court, City and County of Denver, Colorado, the Company was named a defendant in a proceeding brought by Farmers State Bank of Ft. Morgan, Colorado, in which is was alleged that the Company was liable to the plaintiff as a result of its guaranty of certain secured debt obligations in the aggregate amount of approximately $314,000 of Meteor Marketing, Inc. Meteor Marketing was formerly a subsidiary of Meteor Industries, Inc., until April 2001 when it was sold prior to the completion of the merger transaction between Meteor Industries and activeIQ Technologies Inc., (“Old AIQ”). In October 2003, Meteor Marketing reached a settlement with Farmers State Bank and the matter was dismissed without prejudice. As of December 31, 2004, approximately $218,000 remains outstanding and, pursuant to the settlement agreement, Meteor Marketing is required to make monthly payments of approximately $2,600. Although we were not obligated to make any payments to the bank, we remain contingently liable pursuant to the guaranty. In light of the size of Meteor Marketing’s monthly settlement payment obligations and our understanding of Meteor Marketing’s financial condition, we believe Meteor Marketing should be able to satisfy this obligation for the foreseeable future.

The guaranty to the potential liability to Farmers State Bank was not disclosed to us at the time the Meteor Industries-Old AIQ merger was completed in April 2001. In connection with the merger and the sale by Meteor Industries of all of its operating subsidiaries to Capco Energy, Inc., the Meteor subsidiaries and Capco Energy agreed to indemnify us for any claims relating to any of the subsidiaries. Accordingly, in the event Farmers State Bank seeks to hold us liable under the guaranty, we will seek indemnification from the Meteor subsidiaries and Capco Energy.

Pursuant to FASB Interpretation No. (FIN) 45, the guaranty was valued in the amount of $30,000 during the year ended December 31, 2004.

NOTE 11 - PRIVATE PLACEMENT ESCROW

On January 7, 2005, we completed a private placement of units of our securities. As of December 31, 2004, we were holding advances of $734,950 in escrow related to that private placement.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Operating Leases

We currently occupy approximately 160 square feet of office space, together with the use of related adjacent common areas, in Minneapolis, Minnesota pursuant to a lease agreement that expires December 31, 2005, which requires monthly payments of $1,280. Total rent expense under operating leases for the years ended December 31, 2004 and 2003, was $18,635 and $46,018, respectively. We have paid a total rent expense for the years ended December 31, 2004 and 2003, in the amount of $0 and $19,000, respectively, for our former executive offices to a company whose sole director is a former director and significant shareholder.

As conditions of the sale of the Accounting Software Business and the Hosted Solutions Business, we have been released from all prior commitments regarding operating leases.

NOTE 13 - SHAREHOLDERS’ EQUITY

Common Stock Issuances

On January 6, 2003, we entered into a severance agreement with D. Bradly Olah, our then Chief Executive Officer, effective December 31, 2002. The agreement allowed for the payment of Mr. Olah’s base salary through May 31, 2003, payment of health and other insurance benefits through December 31, 2003 and the extension until December 31, 2007 to exercise options issued in July 2000. In exchange, Mr. Olah resigned as Chief Executive Officer and released us from all claims, including a release from his employment agreement dated May 1, 2001 (amended January 1, 2002). In addition, we exercised our right to a non-cash repurchase of 500,000 shares of common shares issued to Mr. Olah on January 14, 2002 in exchange for the cancellation of his stock subscription receivable to us.

On February 26, 2003, Mr. Olah agreed to exchange the remaining unpaid base salary and benefits per the January 6, 2003 severance agreement, totaling $56,529, into 292,500 common shares of the Company at a rate of $0.20 per share.

In May 2003, we issued 250,000 shares of our common stock to a law firm, in exchange for amounts due them for services rendered totaling $54,645, which we had previously recorded as accounts payable.

In June 2003, we issued 3,750,000 shares of our common stock valued at $0.73 per share. See Note 7 - Participation Mining Rights.

In October 2003, a former director exercised 50,000 director stock options and we received proceeds of $17,500.

In October 2003, we completed a private placement of 10,190,000 units of our securities, each unit consisting of one share of common stock and a one-year warrant to purchase one-half of one share of common stock at a price of $0.75 per share. The units were sold at a price of $0.25 per unit, resulting in gross proceeds of $2,547,500 before agent commissions and other offering related expenses. We agreed to file a registration statement under the Securities Act of 1933 covering the resale of the shares purchased in the private placement. In accordance with the terms of the private placement, because such registration statement was not declared effective by the SEC by February 11, 2004, we issued to the investors an additional one-fifth of one share of our common stock for each unit purchased in the private placement, or 2,038,000 shares, which we deemed “penalty shares.” We used a five-day closing sale price average ($1.056) of our common stock, as listed on the OTCBB, to value the penalty shares at $2,152,128.

In November 2003, we issued 2,500,000 shares of our common stock valued at $0.94 per share as payment for the exercise of our option to purchase the 50 percent interest held by Hawk USA in Active Hawk. See Note 7 - Participation Mining Rights.

In November 2003, we issued 500,000 shares of our common stock to a consultant for services to be rendered. The common shares were valued at $230,000 and the prepaid services will be amortized over two years. See Note 6 - Prepaid Expenses.

In February 2004, we issued 700,000 shares of our common stock valued at $0.98 per share, the closing sale as reported on the OTCBB, to Argyle Securities Limited for the purchase of Brazmin Ltda. On August 3, 2004, we entered into an agreement whereby we terminated the purchase of Brazmin and sold it back to Argyle. We received 400,000 shares of the common stock we had initially issued to Argyle and valued those shares at $0.29 per share, which was the closing sale price on that day.

In February 2004, a director exercised 200,000 director stock options and we received proceeds of $130,000.

In March 2004, a director exercised 40,000 director stock options and we received proceeds of $22,400.

In June 2004, we issued 200,000 shares of our non-registered common stock to Hawk to be able to participate in the McFaulds Lake Project. We valued those shares at $0.42 per share, the closing sale price on June 10, 2003.

In August 2004, we issued 250,000 shares of our common stock to a law firm, in exchange for amounts due them for services rendered totaling $50,000, which we previously recorded as accounts payable.

In September and October 2004, certain warrant holders exercised on previously issued and outstanding warrants at an exercise price of $0.25 per share, providing gross proceeds of $144,108. The holders were offered a reduced price for a limited time and converted into 576,461 shares of common stock. The range of original price of the warrants exercised was from $0.50 to $5.50 per share.

On December 3, 2004 and December 10, 2004, we completed private placements of units of our securities, each unit consisting of one share of our common stock and a warrant to purchase one-half share of common stock at an exercise price of $0.25 per share. The warrants have an expiration date of December 31, 2006. We sold an aggregate of 8,450,000 units, resulting in gross proceeds of $845,000.

In December 2004, we issued 250,000 shares of our common stock to a law firm, in exchange for amounts due them for services rendered totaling $50,000, which we previously recorded as accounts payable.

Option Grants

During the year ended December 31, 2004, we granted 1,125,000 options to purchase common stock at prices ranging from $0.20 to $1.10 per share. Generally, all options were granted with exercise prices equal to the fair market value of our common stock on the date of grant.

The total amount of compensation expense recorded, pursuant to APB 25 and related interpretations, for the years ended December 31, 2004 and 2003 was $181,967 (including $72,000 related to variable plan accounting) and $138,264 (including $96,800 related to variable plan accounting), respectively. Following is a roll forward of the deferred compensation account:

Balance at December 31, 2002	$182,213
Cancellation of un-vested option	(140,749)
Compensation expense	(41,464)
Balance at December 31, 2003	—
Additions	(181,967)
Compensation expense	(181,967)
Balance at December 31, 2004	$—

Warrant Grants

In October 2003, we issued 5,095,000 one-year warrants to purchase common stock at a price of $0.75 per share, in connection with our private placement of 10,190,000 units. Additionally, we issued 256,000 four-year warrants to purchase common stock at a price of $0.50 per share, as compensation for placement agent services rendered in connection with our private placement.

In November 2003, we issued a 250,000 five-year warrant to purchase common stock at $0.60 per share and a 50,000 two-year warrant to purchase common stock at $0.62 per share, all for services rendered.

In February 2004, we issued a 150,000 two-year warrant to purchase common stock at $1.50 per share as additional consideration for Brazmin Ltda.

In May 2004, we completed a financing transaction by issuing an 18-month secured convertible promissory note to Pandora. As further consideration for the financing, we issued to Pandora a five-year warrant to purchase up to 928,571 shares of our common stock at a price of $0.40 per share, subject to adjustment. We also issued warrants to purchase an aggregate of 200,000 shares of our common stock to two affiliates of Pandora as origination fees. Furthermore, in order to secure the financing, we were required to provide a personal guarantee. As consideration for the guarantee and for advisory related services, we issued five-year warrants to purchase, at an exercise price of $0.40 per share, 375,000 and 100,000 shares of our common stock.

In October 2004, we issued a 30,000 two-year warrant to purchase common stock at $1.00 per share in conjunction with a loan financing provided by Hawk.

In November 2004, we issued a warrant to purchase 100,000 shares of common stock at $0.10 per share to a consultant.

In December 2004, we issued 4,225,000 warrants to purchase common stock at a price of $0.25 per share, in connection with our private placement of 8,450,000 units. The warrants have an expiration date of December 31, 2006.

For warrants issued to non-employees in exchange for services, we account for such warrants in accordance with Emerging Issues Task Force (EITF) Issue No. 96-18. We value the fair value of the equity instrument using the Black-Scholes pricing model unless the value of the services is more reliably measurable. We recorded expense related to warrants issued in the amount of $242,467 and $644,916 for the years ended December 31, 2004 and 2003, respectively.

The following assumptions were used to value the fair value of warrants given during the years 2004 and 2003 for which the fair value of the services were not more reliably measurable: dividend yield of 0%, risk-free interest rate of 4 to 6%, expected life equal to the contractual life of five years and volatility of 74% to 313%.

Information regarding our warrants is summarized below:

	Number	Weighted Average Exercise Price	Range of Exercise Price
Outstanding at December 31, 2002	9,269,301	$4.05	$1.00 - $60.00

Granted	7,397,000	0.69	0.50 - 0.75
Cancelled or expired	(113,750)	2.90	2.90
Exercised	—	—	—
Outstanding at December 31, 2003	16,552,551	2.56	$0.50 - $60.00

Granted	6,108,571	0.32	0.10 - 1.50
Cancelled or expired	(10,000)	60.00	60.00
Exercised	(576,431)	0.29	0.25 - 5.50
Outstanding at December 31, 2004	22,074,691	$1.96	$0.10 - $37.50

Warrants exercisable at December 31, 2004	22,074,691	$1.96	$0.10 - $37.50

Stock Subscription Receivable

On January 1, 2002, we amended the employment agreement with D. Bradly Olah. Following the amendment of his employment agreement, Mr. Olah was awarded an option to purchase an additional 500,000 shares at $4.00 per share. On January 14, 2002, Mr. Olah exercised his right to acquire all 500,000 shares subject to the option, though none had yet vested, by delivering a promissory note to us in the amount of $2,000,000 and pledging all 500,000 shares acquired as security for the repayment of the note, all in accordance with the terms of the option agreement.

On January 6, 2003, we entered into a severance agreement with D. Bradly Olah, our then Chief Executive Officer, effective December 31, 2002. The agreement allowed for the payment of Mr. Olah’s base salary through May 31, 2003, payment of health and other insurance benefits through December 31, 2003 and the extension until December 31, 2007 to exercise options issued in July 2000. In exchange, Mr. Olah resigned as Chief Executive Officer and released us from all claims, including a release from his employment agreement dated May 1, 2001 (amended January 1, 2002). In addition, we exercised our right to a non-cash repurchase of 500,000 shares of common shares issued to Mr. Olah on January 14, 2002 in exchange for the cancellation of his stock subscription receivable to us.

Stock Option Plans

The Company has six stock option plans. The Company has the 1994 Stock Option Plan, the 1998 Incentive Equity Plan, the 1999 Stock Option Plan, the 2000 and 2003 Director Stock Option Plans and the 2001 Employee Stock Option Plan. As of December 31, 2004, an aggregate of 11,700,000 shares of our common stock may be granted under these plans as determined by the board of directors. Stock options, stock appreciation rights, restricted stock and other stock and cash awards may be granted under the plans. In general, options vest over a period of ranging from one to four years and expire 10 years from the date of grant.

Information regarding the Company’s stock options is summarized below:

	Number of Options	Weighted Average Exercise Price
Options outstanding - December 31, 2002	4,566,649	$2.38

Granted	3,392,500	0.54
Canceled or expired	(2,065,925)	1.64
Exercised	(342,500)	0.22
Options outstanding - December 31, 2003	5,550,724	1.66

Granted	1,125,000	0.62
Canceled or expired	(1,185,724)	3.30
Exercised	(490,000)	0.64
Options outstanding - December 31, 2004	5,000,000	$1.16

Options exercisable - December 31, 2004	4,875,000	$1.18

Weighted average fair value of options granted during the year ended December 31, 2004		$0.61

Weighted average fair value of options granted during the year ended December 31, 2003		$0.52

The following information summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Weighted Average Number Outstanding	Weighted Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.23 to $2.87	4,599,000	4.2 years	$0.85	4,474,000	$0.86
$3.00 to $5.50	401,000	3.1 years	4.64	401,000	4.64
$0.23 to $5.50	5,000,000	4.0 years	$1.66	4,875,000	$1.18

NOTE 14 - RELATED PARTY TRANSACTIONS

Pursuant to a joint venture agreement dated June 26, 2003, we formed Active Hawk, LLC, which was initially 50 percent owned by us and 50 percent owned by Hawk Precious Minerals USA, Inc., (“Hawk USA”), a wholly owned subsidiary of Hawk Precious Minerals Inc., (“Hawk”). H. Vance White, our chief executive officer and director, is also an officer and director of Hawk USA and Hawk. Immediately prior to this agreement, neither Hawk USA, Hawk nor Mr. White were affiliated with our Company. On June 26, 2003, Hawk USA contributed all of its interest in the FSC and Holdsworth Projects and we assumed Hawk USA’s obligation to provide $2.1 million of capital to Kwagga. We also issued to Hawk USA 3,750,000 shares of our common stock, which then represented approximately 37.2 percent of our outstanding shares. On November 7, 2003, we exercised our option under the June 26, 2003 agreement to purchase Hawk USA’s 50 percent interest in Active Hawk LLC in exchange for issuing an additional 2,500,000 shares of our common stock to Hawk USA, making Active Hawk LLC our wholly owned subsidiary.

In October 2003, in exchange for financial advisory services related to equity raising activities, we paid to Blake Capital Partners, LLC $52,000 in cash and issued a four-year warrant to purchase an aggregate of 208,000 shares of our common stock at an exercise price of $0.50.

In October 2003, in exchange for financial advisory services related to equity raising activities, we paid to Boston Financial Partners, Inc., $300,000 in cash and issued a four-year warrant to purchase an aggregate of 538,000 shares of our common stock at an exercise price of $0.50.

In November 2003, we engaged Boston Financial Partners, Inc. to provide consulting services to us in connection with evaluating our business model, evaluating and, if necessary, modifying our investor relations plans, introducing us to potential investors and identifying for us mineral exploration investment or acquisition opportunities. In exchange for these services rendered, we issued to Boston Financial Partners a two-year warrant to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.62.

In May 2004, in exchange for agreeing to personally guarantee our obligations under a secured convertible promissory note that we issued to Pandora Select Partners, L.P., we paid Mr. Mills a cash fee of $48,750, plus issued a five-year warrant to purchase 375,000 shares of our common stock at a price of $0.40 per share. In addition, in consideration for advisory services rendered to us, we paid to Blake Capital $25,000, respectively and agreed to issue to Blake Capital a five-year warrant to purchase, at an exercise price of $0.40 per share, 100,000 shares of our common stock.

On June 10, 2004, we entered into an option agreement to earn an interest in the McFaulds Lake project held under option by Hawk. The option agreement required cash payments of Cdn$60,000 and the issuance of 200,000 shares of our common stock.

On October 13, 2004, we entered into a short-term loan arrangement with Hawk, whereby we borrowed $15,000 by issuing a four-month unsecured promissory note (“Note”) to Hawk. The Note bore a 10 percent interest rate per annum and was repaid in December 2004. We had the authorization to borrow up to an additional $15,000 under the same terms. As consideration for the Note and any additional loans, we issued to Hawk a two-year warrant to purchase up to 30,000 shares of our common stock at a price of $1.00 per share.

NOTE 15 - INCOME TAXES

The Company estimates that at December 31, 2004, it had cumulative net operating loss carryforwards for tax purposes of approximately $2,400,000 for both federal and state purposes. These carryforwards if not used will begin to expire in 2019. As a result of various equity offerings that occurred previous to 2004, the Company experienced a change in ownership prior to 2004 under the net operating loss limitation rules. In the first quarter of 2005, the Company calculated a preliminary estimate of the net operating loss carryforward based upon the change in ownership. The net operating loss carryforward of approximately $2,400,000 at December 31, 2004 are based upon this preliminary calculation. The Company’s estimate at December 31, 2004 of the net operating loss carryforward is significantly lower than previously reported because the Company had not previously calculated an estimate since it experienced a change in control. The new estimate did not result in any change to the Company's financial statements as a full valuation allowance was provided for against the net deferred tax assets at December 31, 2004 and 2003. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s estimated deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

Deferred tax assets:	2004	2003
Net operating loss carryforwards	$1,000,000	$6,211,000
Stock issued for consideration of exploration rights	1,985,000	1,985,000
Accrued liabilities and other	55,000	267,000
Total deferred tax asset	3,040,000	8,463,000
Valuation allowance	(3,040,000)	(8,463,000)
	$—	$—

The benefit from income taxes consists of the following for the years ended December 31:

	2004	2003
Current income tax benefit	$—	$243,920
Valuation allowance	—	—
Total benefit from income taxes	$—	$243,920

Reconciliation between the statutory rate and the effective tax rate for the years ended December 31:

	2004	2003
Federal statutory tax rate	(35.0%)	(35.0%)
State taxes, net of federal benefit	(6.0%)	(6.0%)
Valuation allowance	41.0%	37.3%
Effective tax rate	(0.0%)	(3.7%)

At December 31, 2004, the Company fully reserved its net deferred tax assets totaling $3,040,000, recognizing that the Company has incurred losses during the last several years and there is no assurance that future years will be profitable.

NOTE 16 - RESTATEMENT

Balance Sheet and Net Loss Restatement for the Year Ended December 31, 2003

The following table reconciles the previously reported amounts to the restated amounts: the reclassification of the Hosted Solutions Business to discontinued operations effective with the sale of the business segment on March 14, 2003 and the consideration issued for mining rights reclassified as expense as of and for the year ended December 31, 2003.

	Assets	Accounts Payable	Liabilities of HSB	Accrued Expenses	Shareholders’ Equity	Net Loss
Previously reported amounts	$6,984,088	$87,637	$—	$19,098	$6,847,353	$(2,444,321)
Expensing of previously recorded exploration Intangibles (4)	(4,707,321)	—	—	—	—	—
Accounts payable of HSB	—	(28,411)	34,734	(6,323)	—	—
Reclassification of exploration costs (1)	(1,300,000)	—	—	—	—	—
Restatement of historical costs of mining rights (4)	1,547,956	—	—	—	—	—
Expensing of stock issued (2)	—	—	—	—	(2,491,290)	(2,491,290)
Reverse value assigned to our interest in Hawk USA	—	—	—	—	(2,100,000)	(2,100,000)
Stock issued (3)	—	—	—	—	(400,000)	(400,000)
Change in amortization expense as a result of above adjustments	—	—	—	—	531,925	531,925
Restated amounts	$2,524,723	$59,226	$34,734	$12,775	$2,387,988	$(6,903,686)

(1) We reclassified the previously reported prepaid exploration costs to Participation Mining Rights. This amount represents the difference of advances we made to Kwagga ($1,800,000) less the expenditures reported by AfriOre and Kwagga ($500,000) for a net amount of $1,300,000.

(2) Expensing of stock issued to Hawk USA in June 2003 ($2,737,500), net of historical cost of the assets ($228,975 and $17,235) contributed by Hawk.

(3) Expensing of stock issued to Hawk USA in November 2003 ($2,350,000) less the previously recorded minority interest ($1,950,000) required to purchase the remaining 50 percent interest in the LLC.

(4) The following table reconciles the participation mining rights restatement as of December 31, 2003:

	As reported	Restated
Total value of consideration contributed by Hawk USA (a)	$2,100,000	$—
Issuance of 3,750,000 common shares to Hawk USA (b)	2,737,500	—
Issuance of option to former director	55,000	55,000
Joint Agreement costs	27,889	27,889
Issuance of 2,500,000 common shares to Hawk USA (c)	2,350,000	—
Less: Minority interest previously recorded (c)	(1,950,000)	—
Advances made to Kwagga	—	1,800,000
Historical value assigned to the FSC Project (a)	—	228,975
Historical value assigned to the Holdsworth Project (a)	—	17,235
Gross value at December 31, 2003	5,320,389	2,129,099
Expenditures reported by AfriOre and Kwagga (d)	—	(500,000)
Accumulated amortization at December 31, 2003	(613,068)	(81,143)
Participation Mining Rights, net	$4,707,321	$1,547,956

(a) On June 26, 2003, we entered into a Joint Venture and Joint Contribution Agreement, and a Member Control Agreement (the “Joint Agreement”) with Hawk USA. By the terms of the Joint Agreement, a Minnesota limited liability company was formed, named Active Hawk Minerals, LLC (the “LLC”) in which both parties would make their contributions. Hawk USA contributed its rights and interests in the FSC and Holdsworth Projects, which was valued at its historical cost of $246,210 and we agreed to fund the required $2,100,000 for the FSC Project. Based on the information we obtained from Hawk, we estimated that the value of the FSC Project was approximately $228,975. Based on this, the remaining value of $17,235 was assigned the Holdsworth Project. See Note 7 - Participation Mining Rights for details on total contributions made.

(b) We issued 3,750,000 shares of our common stock to Hawk USA on June 26, 2003 as specified in the Joint Agreement. We valued these shares at $2,737,500, or $0.73 per share, based on the closing sale price of our common stock on June 26, 2003 as listed on the OTCBB. We have reclassified this issuance as expense since it reflects excess value of the contributions made into the LLC.

(c) Additionally, as specified in the Joint Agreement, we obtained a “Buyout Option” in which we could acquire Hawk USA’s 50 percent interest in LLC, by issuing Hawk USA 2,500,000 shares of our common stock. On November 7, 2003, we exercised the option and issued the common stock valued at $2,350,000, or $0.94 per share, based on the closing sale price of our common stock on November 7, 2003 as listed on the OTCBB. This amount has been reclassified as expense in the restated consolidated statement of operations as an additional stock issued for consideration of exploration rights for the year ended December 31, 2003, since these shares were also issued in excess of the contributions made to the LLC.

(d) We record expenditures as expenses based on reports from AfriOre describing the work completed and the funds expended. At December 31, 2003, of the $1,800,000 advances made to Kwagga, $500,000 was recorded as exploration expenses.

The following table reconciles the previously reported loss per common share amounts to the restated amounts for the year ended December 31, 2003:

	Continuing Operations	Discontinuing Operations
Basic and diluted net loss per common share:
Previously reported amounts	$(0.16)	$—
Restated amounts	(0.27)	(0.02)
Restated Net Loss	$(0.43)	$(0.02)

NOTE 17 - LEGAL PROCEEDINGS

In action brought in District Court, City and County of Denver, Colorado, the Company was named a defendant in a proceeding brought by Farmers State Bank of Ft. Morgan, Colorado, in which is was alleged that the Company was liable to the plaintiff as a result of its guaranty of certain secured debt obligations in the aggregate amount of approximately $314,000 of Meteor Marketing, Inc. Meteor Marketing was formerly a subsidiary of Meteor Industries, Inc., until April 2001 when it was sold prior to the completion of the merger transaction between Meteor Industries and activeIQ Technologies Inc., (“Old AIQ”). In October 2003, Meteor Marketing reached a settlement with Farmers State Bank and the matter was dismissed without prejudice. As of December 31, 2004, approximately $218,000 remains outstanding and, pursuant to the settlement agreement, Meteor Marketing is required to make monthly payments of approximately $2,600. Although we were not obligated to make any payments to the bank, we remain contingently liable pursuant to the guaranty. In light of the size of Meteor Marketing’s monthly settlement payment obligations and our understanding of Meteor Marketing’s financial condition, we believe Meteor Marketing should be able to satisfy this obligation for the foreseeable future.

The guaranty to the potential liability to Farmers State Bank was not disclosed to us at the time the Meteor Industries-Old AIQ merger was completed in April 2001. In connection with the merger and the sale by Meteor Industries of all of its operating subsidiaries to Capco Energy, Inc., the Meteor subsidiaries and Capco Energy agreed to indemnify us for any claims relating to any of the subsidiaries. Accordingly, in the event Farmers State Bank seeks to hold us liable under the guaranty, we will seek indemnification from the Meteor subsidiaries and Capco Energy.

Pursuant to FIN 45, the guarantee was valued in the amount of $30,000 at December 31, 2004.

NOTE 18 - SUBSEQUENT EVENTS

On January 7, 2005, we completed a private placement of units of our securities, each unit consisting of one share of our common stock and a warrant to purchase one-half share of common stock at an exercise price of $0.25 per share. The warrants have an expiration date of December 31, 2006. We sold an aggregate of 16,600,000 units resulting in gross proceeds of $1,660,000. In connection with the private placement, we engaged a placement agent, Galileo Asset Management SA, Switzerland. As compensation for their services, we agreed to pay compensation: (i) a commission payable in cash equal to 7% of the gross proceeds resulting from the agent’s selling efforts, or $22,750; and (ii) a warrant to purchase such number of shares (at an exercise price of $0.25 per share) of common stock equal to 6% of the units sold as a result of their efforts, or a warrant to purchase 195,000 shares with an expiration date of December 31, 2006.

On January 21, 2005, we closed on an assignment of a purchase agreement by and among us, Hunter Corporation and Kenneth Swaisland. Swaisland has sold us his rights to purchase the assets of the Hunter Corporation. The Hunter Corporation owns a 100% interest in the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado. We will begin our due diligence on the Bates-Hunter Gold Mine, requiring expenditures of approximately $1,150,000. Our rights under the Purchase Agreement requires us to be completed with our due diligence by November 30, 2005, at which time, should the historical data prove viable, we may complete the purchase of the assets held of the Hunter Corporation for a fixed price of $3,000,000. The assets consist of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment.

68,731,825 SHARES OF COMMON STOCK

WITS BASIN PRECIOUS MINERALS INC.

PROSPECTUS

April________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company’s articles of incorporation or by-laws may prohibit such indemnification or place limits upon the same. The Company’s articles and by-laws do not include any such prohibition or Limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

SEC registration fee	$4,100
Legal fees and expenses	137,000
Accounting fees and expenses	45,000
Miscellaneous	10,000
Total	$196,100

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On March 14, 2002, the holder of a warrant issued as compensation to an underwriter of the Company’s 1998 offering, exercised the warrant for which he was entitled to receive 54,000 units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock (the “Warrant”). The Warrant was exercised at a price of $2.00 per unit. The Warrant as originally issued, had an exercise price of $6.875. The new warrants issued upon exercise of the Warrant, have an exercise price of $5.50. No commission was paid in connection with this transaction. In connection with this issuance, we relied upon the exemptions from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 promulgated thereunder since this was a private, isolated transaction, not constituting a public offering, and we had a reasonable basis for concluding that the warrant holder met the definition of “accredited investor.”

In connection with our October 2001 acquisition of FMS Marketing, Inc., (part of our former accounting software subsidiary) we were required to pay to the four former shareholders of FMS Marketing an aggregate of $300,000 by May 10, 2002 pursuant to the terms of certain promissory notes. In May 2002 we re-negotiated the terms of those notes in order to provide that we would immediately pay an aggregate of $30,000 and the remaining $270,000 would be payable by December 15, 2002, with interest accruing at the rate of 12.5% per annum. In addition, the re-negotiated notes allowed the former FMS shareholders to convert the outstanding balance into shares of our common stock until July 12, 2002 at a price equal to 90% of the average closing sales price for the 5 days preceding conversion. On April 10, 2002, three of the former FMS shareholders exercised the conversion option with respect to their notes, converting an aggregate of $118,758 of outstanding principal and interest into 151,669 shares of our common stock (at a conversion price of $0.783 per share). In connection with the re-negotiation of these notes and the shares into which such notes were convertible, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D based on (i) our belief that the issuances did not involve a public offering, (ii) the transactions involved fewer than 35 purchasers, and (iii) because we had a reasonable basis to believe that each of the noteholders were either accredited or otherwise had sufficient knowledge and sophistication, either alone or with a purchaser representative, to appreciate and evaluate the risks and merits associated with their investment decision.

In May 18, 2002, we renegotiated one of the payments we were required to pay in satisfaction of certain notes payable issued to the former shareholders of Champion Business Systems, Inc. , (part of our former accounting software subsidiary) in connection with our acquisition of that company. Specifically, in exchange for extending until December 31, 2002 the due date relating to an aggregate of installment of approximately $159,041 required to be paid on May 18, 2002 (the “May Installment”) in satisfaction of such notes, we agreed to pay interest at the rate of 12.5% per annum on the entire unpaid balance and granted such noteholders a 60-day right to convert the May Installment, including accrued interest, into shares of our common stock at a price equal to 90% of the average closing sale price for the 5 days preceding conversion. None of such noteholders exercised their right to convert. In connection with the amendment of these notes, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D based on (i) our belief that the issuances did not involve a public offering, (ii) the transactions involved fewer than 35 purchasers, and (iii) because we had a reasonable basis to believe that each of the noteholders were either accredited or otherwise had sufficient knowledge and sophistication, either alone or with a purchaser representative, to appreciate and evaluate the risks and merits associated with their investment decision.

In connection with our June 2001 acquisition of Red Wing Business Systems, Inc., (part of our former accounting software subsidiary) we were required to make an aggregate payment of $400,000 to the former shareholders of such company on June 6, 2002 (the “June Payment”). With respect to former Red Wing shareholders representing $339,093 of the June Payment, such shareholders agreed to extend the due date of the June Payment until December 31, 2002. In exchange for the extension, we agreed to pay interest on the unpaid portion of the June Payment at the rate of 12.5% per annum (commencing July 1, 2002) and granted such shareholders a 60-day right to convert any or all of the June Payment (including accrued interest) into shares of our common stock at a price equal to 90% of the average closing sale price of our common stock during the 5 days preceding conversion. To date, none of the former Red Wing shareholders who agreed to the amended payment terms have exercised their right to convert the outstanding balance of the June Payment. In connection with the amending the terms of the June Payment, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D based on (i) our belief that the issuances did not involve a public offering, (ii) the transactions involved fewer than 35 purchasers, and (iii) we had a reasonable basis to conclude that each of the noteholders were either “accredited investors” or otherwise had sufficient knowledge and sophistication, either alone or with a purchaser representative, to appreciate and evaluate the risks and merits associated with their investment decision.

On May 27, 2002, we sold 500,000 shares of our common stock in a private placement to one accredited investor at a price of $0.75 per share, for a total purchase price of $375,000, of which $25,000 remains outstanding under a subscription receivable. Also, as consideration for its purchase of such shares, the investor also received a warrant to purchase an additional 500,000 shares of our common stock at an exercise price of $1.00 per share. We further agreed to reduce to $1.00 the exercise price on all other warrants to purchase shares of our common stock held by this investor and its affiliates. Such warrants represent the right to purchase 1 million shares of common stock and had exercise prices ranging from $5.50 to $7.50 per share. In connection with this offering, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D because we had a reasonable basis to believe that the purchaser was an accredited investor.

On May 31, 2002, we sold to two investors in a private placement an aggregate of 800,000 shares of our common stock at a price of $0.75 per share for total proceeds of $600,000. In connection with the sale of these shares, we also issued to the investors 5-year warrants to purchase an aggregate of 800,000 shares of common stock at an exercise price of $1.25 per share. The warrants may be redeemed by us any time after January 30, 2003 and following a period of at least 30 business days in which our common stock trades at $2.50 per share or more. The redemption price is equal to $.01 per warrant share. One of the investors was Wyncrest Capital, Inc., a wholly-owned affiliate of Ronald E. Eibensteiner, a former director of the Company. Wyncrest Capital acquired half of the shares and warrants issued in this private placement. In connection with this offering, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D because we had a reasonable basis to believe that both purchasers were accredited investors.

On September 18, 2002, we renegotiated one of the payments we were required to make in satisfaction of certain notes payable issued to the former shareholders of Champion Business Systems, Inc., (part of our former accounting software subsidiary) in connection with our acquisition of that company. Specifically, in exchange for extending until December 15, 2002 the due date relating to an aggregate of installment of approximately $159,041 required to be paid on September 18, 2002 in satisfaction of such notes, we agreed to pay interest at the rate of 12.5% per annum on the entire unpaid balance. As consideration for their agreeing to the deferral, each such note holder also received one common stock purchase warrant for every dollar deferred until December 15, 2002. We issued warrants to purchase an aggregate of 119,285 shares of our common stock to nine persons. The warrants have a term of 5 years and have an exercise price of $1.00 per share. In connection with the issuance of these warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In conjunction with a transaction we completed in May 2002, (which we sold to two investors in a private placement an aggregate of 800,000 shares of our common stock at a price of $0.75 per share for total proceeds of $600,000) we also issued a warrant to purchase 50,000 shares of common stock in September 2002 to Ronald E. Eibensteiner, a former director of the Company, as consideration for the placement. This warrant has a term of 5 years and is exercisable at a price of $1.00 per share. In connection with this offering, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D, since Mr. Eibensteiner is an accredited investor.

On June 26, 2003, we entered into a joint venture with Hawk Precious Minerals USA, Inc., (“Hawk USA”) a Minnesota corporation and wholly owned subsidiary of Hawk Precious Minerals, Inc., (a corporation organized under the laws of the Canadian Province of Ontario) for the exploration of gold minerals in the Republic of South Africa. Subject to the terms of the “Joint Venture and Joint Agreement,” we issued to Hawk USA 3,750,000 original issue shares of our unregistered common stock, $0.01 par value, as additional consideration to complete the joint venture. In connection with this issuance, we relied upon the exemptions from registration provided by Sections 4(2) and 3(b) of the Securities Act of 1933 and Rules 505 and 506 promulgated thereunder, since this was a private transaction, not constituting a public offering.

On November 7, 2003, as further specified in the “Joint Venture and Joint Agreement,” we issued to Hawk USA 2,500,000 original issue shares of our unregistered common stock, $0.01 par value, to “Buy Out” their 50 percent interest in Active Hawk LLC. In connection with this issuance, we relied upon the exemptions from registration provided by Sections 4(2) and 3(b) of the Securities Act of 1933 and Rules 505 and 506 promulgated thereunder, since this was a private transaction, not constituting a public offering.

On November 4, 2003, we issued to Windsor Capital Corporation 500,000 shares of our common stock to provide consulting fees in connection with marketing and public relations over a period of two years. In connection with this issuance, we relied upon the exemptions from registration provided by Sections 4(2) and 3(b) of the Securities Act of 1933 and Rules 505 and 506 promulgated thereunder, since this was a private transaction, not constituting a public offering.

Pursuant to a purchase agreement dated February 6, 2004, between us and Argyle Securities Limited (“Argyle”), a corporation formed under the laws of Saint Vincent, we purchased substantially all of the outstanding stock of Brazmin Ltda., a limited liability company formed under the laws of Brazil, effective February 6, 2004 and we issued to Argyle 700,000 original issue shares of our unregistered common stock, $0.01 par value, as additional consideration to complete the purchase agreement. In connection with this issuance, we relied upon the exemptions from registration provided by Sections 4(2) and 3(b) of the Securities Act of 1933 and Rules 505 and 506 promulgated thereunder, since this was a private transaction, not involving any general solicitation and not constituting a public offering. On August 3, 2004, we completed the sale of Brazmin back to Argyle and we received from Argyle 400,000 shares of the 700,000 shares of our common stock that it had received as partial consideration.

In October 2003, we completed a private placement of 10,190,000 units of our securities, each unit consisting of one share of common stock and a one-year warrant to purchase one-half of one share of common stock at a price of $0.75 per share. The units were sold at a price of $0.25 per unit, resulting in gross proceeds of $2,547,500 before agent commissions ($250,500) and other offering related expenses ($45,397). We relied on the exemption from registration provided by Section 4(2) and Rule 506 under the Securities Act, as each investor in the private placement was “accredited” (as defined by Rule 501(a)), no general solicitation was involved, and the private placement did not otherwise involve a public offering. We agreed to file a registration statement under the Securities Act of 1933 covering the resale of the shares purchased in the private placement. In accordance with the terms of the private placement, because such registration statement was not declared effective by the Securities and Exchange Commission by February 11, 2004, we issued to the investors an additional one-fifth of one share of our common stock for each unit purchased in the private placement, or 2,038,000 shares.

On May 28, 2004, we raised gross proceeds of $650,000 pursuant to the issuance of an 18-month secured convertible promissory note to Pandora Select Partners LP (“Pandora”), a Virgin Islands fund. In lieu of cash, we may satisfy our repayment obligations by issuing shares of our common stock, at a price equal to the average of the closing bid price of our common stock during the 30 trading days prior to payment, which shall be no less than $0.35 and no greater than $0.65 per share. As further consideration for the financing, we issued to Pandora a warrant to purchase up to 928,571 shares of our common stock at a price of $0.40 per share, subject to adjustment. We also issued warrants to purchase an aggregate of 200,000 shares of our common stock to two affiliates of Pandora as origination fees. Furthermore, we issued an additional warrant to purchase up to 475,000 shares of our common stock for consulting services. In connection with this transaction, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D because we had a reasonable basis to believe that all parties were accredited investors and the offering involved no general solicitation.

On June 10, 2004, we entered into an option agreement to earn a 70% interest in 5 mining claims in the McFaulds Lake area of northern Ontario, currently held under option by an affiliate of ours, Hawk Precious Minerals Inc. As partial consideration payment required by the option agreement, we issued 200,000 shares of our non-registered common stock. In connection with this transaction, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as the offering of the shares do not involve a public offering since Hawk Precious Minerals Inc., is a sophisticated investor and no general solicitation was involved.

On September 22, 2004, we closed on a round of financing through the exercise of issued and outstanding warrants. We offered to warrant holders a limited time reduction of the exercise price, by which the holders were allowed to exercise one warrant at a reduced price of $0.25 (twenty-five cents) for one share of our common stock, $0.01 par value. A total of 526,431 warrants were exercised in September 2004, for gross proceeds of $131,608. Of the 526,431 shares of common stock issued: (i) 2,512 shares are tradable under an effective Form S-3/A registration statement, (ii) 514,450 of the shares are tradable under an effective Form S-2 (Registration No. 333-110831) and (iii) the remaining 9,469 shares underlying the warrants are in this current registration statement. The range of the original price of the warrants exercised was from $0.50 to $5.50 per share. We relied on the exemption from registration provided by Section 4(2) and Rule 506 under the Securities Act, as each warrant holder was “accredited” (as defined by Rule 501(a)), no general solicitation was involved, and the transaction did not otherwise involve a public offering.

On January 7, 2005, we completed a private placement of units of our securities, each unit consisting of one share of our common stock and a warrant to purchase one-half share of common stock at an exercise price of $0.25 per share. The warrants have an expiration date of December 31, 2006. We sold an aggregate of 25,050,000 units, resulting in gross proceeds of $2,505,000. The offering was conducted as a private placement pursuant to the exemption from registration provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended. The Company believes that the Investors are “accredited investors” as such term is defined in Rule 501(a) promulgated under the Securities Act. In connection with the private placement, we engaged a placement agent, Galileo Asset Management SA, Switzerland. As compensation for their services, we agreed to pay compensation: (i) a commission payable in cash equal to 7% of the gross proceeds resulting from the agent’s selling efforts; and (ii) a warrant to purchase such number of shares (at an exercise price of $0.25 per share) of common stock equal to 6% of the units sold as a result of their efforts. In accordance with such terms, we have paid cash commission of $22,750, and issued a warrant to purchase 195,000 shares of our common stock (at an exercise price of $0.25 per share) with an expiration date of December 31, 2006.

ITEM 27. EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

Exhibit**	Description of Document

2.1
Asset Purchase Agreement dated February 17, 2003 by and among the Registrant, Red Wing Software Inc., Red Wing Business Systems, Inc., and Champion Business Systems, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed May 12, 2003).

2.2	Asset Purchase Agreement dated March 14, 2003 by and between the Registrant and Stellent, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed March 21, 2003).

3.1	Articles of Incorporation, as amended through July 10, 2003 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form SB-2 filed on February 14, 2005 (File No. 333-122338)).

3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-KSB for the year ended December 31, 2004 (File No. 1-12401)).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-2 filed on November 26, 2003 (File No. 333-110831)).

4.2	Form of Common Stock Purchase Warrant dated October 24, 2003 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed October 31, 2003).

4.3	Form of Warrant issued to Pandora Select Partners, L.P. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed June 4, 2004).

4.4	Form of Warrant issued to two affiliates of Pandora Select Partners, L.P. (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed June 4, 2004).

4.4	Form of Warrant issued to Hawk Precious Minerals Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed October 15, 2004).

4.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed December 16, 2004).

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Form S-2 filed on October 1, 2004 (File No. 333-110831)).

5.2	Opinion of Maslon Edelman Borman & Brand, LLP (incorporated by reference to Exhibit 5.2 to the Registrant’s Form SB-2 filed on February 14, 2005 (File No. 333-122338))

5.3
Opinion of Maslon Edelman Borman & Brand, LLP, dated January 6, 2005, regarding Registrant’s status under the Investment Company Act of 1940 (incorporated by reference to Exhibit 5.2 to the Registrant’s Form S-2 filed on January 10, 2005 (File No. 333-110831)).

10.1	Stock Option Agreement (incorporated by reference to Exhibit 6.1 to Registrant’s Form 1-A (File No. 24D-3802 SML)).

10.2	1997 Incentive Plan (incorporated by reference to Exhibit 10.23 to Registrant’s Form 10-K for the year ended December 31, 1996 (File No. 0-27968)).

10.3	2000 Director Stock Option Plan, as amended (incorporated by reference to Exhibit 4.1 to Registrant’s Form S-8 filed November 19, 2003 (File No. 333-110590)).

10.4	2001 Employee Stock Option Plan (incorporated by reference to Exhibit 10.18 to Form 10-K for the year ended December 31, 2001 (File No. 1-12401)).

10.5
Severance Agreement between the Registrant and Jeffrey M. Traynor dated March 14, 2003 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-K for the year ended December 31, 2002 (File No. 1-12401)).

10.6
Join Venture and Joint Contribution Agreement dated June 26, 2003 by and among the Registrant, Hawk Precious Minerals Inc. and Hawks Precious Minerals USA, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed July 1, 2003).

10.7	Member Control Agreement of Active Hawk Minerals, LLC dated June 26, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed July 1, 2003).

10.8	2003 Director Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant’s Form S-8 filed November 19, 2003 (File No. 333-110590)).

10.9
Quota Purchase Agreement by and between the Registrant and Argyle Securities Limited, dated February 6, 2004 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed February 12, 2004).

10.10	Purchase Agreement by and among the Registrant and Pandora Select Partners L.P. dated May 28, 2004 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed June 4, 2004).

10.11	Secured Convertible Promissory Note by the Registrant to Pandora Select Partners L.P. dated May 28, 2004 (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed June 4, 2004).

10.12
Registration Rights Agreement by and among the Registrant and Pandora Select Partners L.P. dated May 28, 2004 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed June 4, 2004).

10.13	Security Agreement by and between the Registrant and Pandora Select Partners L.P. dated May 28, 2004 (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed June 4, 2004).

10.14
Assignment of Option Agreement between and by the Registrant, Hawk Precious Minerals Inc. and Richard Nemis “In Trust” dated June 10, 2004 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed June 14, 2004).

10.15	Option Agreement between Hawk Precious Minerals Inc. and Richard Nemis “In Trust” dated May 12, 2004 (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed June 14, 2004).

10.16	Agreement by and among the Registrant and Argyle Securities Limited, dated July 19, 2004 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed August 4, 2004).

10.17
Shareholders Agreement by and among AfriOre International (Barbados) Limited, the Registrant, and Kwagga Gold (Barbados) Limited, dated August 27, 2004 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed September 1, 2004).

10.18
Amendment To Shareholders Agreement by and among AfriOre International (Barbados) Limited, the Registrant, and Kwagga Gold (Barbados) Limited, dated August 30, 2004 (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed September 1, 2004).

10.19
Proposal by and among the Registrant, Hunter Gold Mining Corporation, Hunter Gold Mining, Inc., and Ken Swaisland, dated September 16, 2004 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed September 16, 2004).

10.20	Form of Promissory Note by the Registrant, to Hawk Precious Minerals Inc., dated October 13, 2004 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed October 15, 2004).

10.21	Form of Subscription Agreement and Investment Representation (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed December 16, 2004).

10.22	Form of Supplement to Subscription Agreement and Investment Representation (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed December 16, 2004).

10.23
Letter Agreement dated December 2, 2003 by and between Ken Swaisland and Hunter Gold Mining Corporation regarding purchase and sale of shares of Hunter Gold Mining Corporation (incorporated by reference to Exhibit 10.24 to the Registrant’s Form SB-2 filed on February 14, 2005 (File No. 333-122338)).

10.24
Assignment of Purchase Option Agreement by and between the Registrant and Kenneth Swaisland, dated August 12, 2004 (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB for the year ended December 31, 2004 (File No. 1-12401)).

16.1	Letter from Virchow, Krause & Company, LLP dated January 3, 2005 (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed January 3, 2005).

16.2	Letter from Walter E. Brooks dated January 12, 2005 (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed January 18, 2005).

23.1**	Consent of Carver Moquist & O’Connor, LLC.

23.2**	Consent of Virchow, Krause & Company, LLP.

23.3	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1).

23.4	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.2).

23.5	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.3).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registrant’s Form S-2 filed on November 26, 2003 (File No. 333-110831)).

24.2	Power of Attorney (previously filed with Form SB-2 filed on January 27, 2005 (File No. 333-122338)).

** Filed herewith electronically

ITEM 28. UNDERTAKINGS.

(a)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on April 5, 2005.

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates indicated.

Name	Title	Date

/s/ Mark D. Dacko	Chief Executive Officer and Director (principal executive	April 5, 2005
by: Mark D. Dacko as attorney-in-fact for H. Vance White	officer)

/s/ Mark D. Dacko	Chief Financial Officer, Secretary and Director (principal	April 5, 2005
Mark D. Dacko	financial and accounting officer)

/s/ Mark D. Dacko	Director	April 5, 2005
by: Mark D. Dacko as attorney-in-fact for Norman D. Lowenthal

/s/ Mark D. Dacko	Director	April 5, 2005
by: Mark D. Dacko as attorney-in-fact for Stephen D. King

Exhibit Index

Exhibit	Description of Document

23.1	Consent of Carver Moquist & O’Connor, LLC.

23.2	Consent of Virchow, Krause & Company, LLP.